Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262043

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion

Preliminary Prospectus Supplement dated March 8, 2022

PROSPECTUS

(To prospectus dated January 26, 2022)

2,500,000 Shares

Kinetik Holdings Inc.

Class A Common Stock

Apache Midstream LLC (the “selling stockholder” or “Apache Midstream”), is offering 2,500,000 shares (2,875,000 shares, if the underwriters exercise their option to purchase additional shares in full) of our Class A common stock, par value $0.0001 per share (“Class A common stock”), of Kinetik Holdings Inc. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

Our Class A common stock is listed on the Nasdaq Global Market under the symbol “KNTK.” The last reported closing sales price of our Class A common stock on March 7, 2022 was $71.02 per share. You are urged to obtain current market quotations for our Class A common stock.

Investing in our common stock involves risks. You should consider the risks we have described in “Risk Factors ” beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$
(1)	For additional underwriting compensation information, see “Underwriting.”

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 375,000 shares of Class A common stock at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares of Class A common stock on or about             , 2022.

Active Bookrunners
BofA Securities	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is             , 2022.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by us or on behalf of us or to which we have referred you. We have not, and the selling stockholder has not, authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus supplement may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus supplement is not intended to, and does not imply, a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

INDUSTRY AND MARKET DATA

The data included in this prospectus supplement regarding the industry in which we operate, including descriptions of trends in the market and our position and the position of our competitors within our industries, has been obtained from publicly available information and publications as well as our good faith estimates.

BASIS OF PRESENTATION

Kinetik Holdings Inc. (the “Company”) is a holding company, whose only significant assets are ownership of the non-economic general partner interest and an approximate 24.5% limited partner interest in Kinetik Holdings LP (the “Partnership”). As the owner of the non-economic general partner interest in the Partnership, the Company is responsible for all operational, management and administrative decisions related to the Partnership and consolidates the results of the Partnership and its subsidiaries.

On October 21, 2021, the Company and the Partnership entered into a Contribution Agreement with New BCP Raptor Holdco, LLC (the “Contributor”) and, solely for the purposes set forth therein, BCP Raptor Holdco, LP (“BCP”). On February 22, 2022, pursuant to the Contribution Agreement, Contributor contributed all of the equity interests of BCP and BCP Raptor Holdco GP, LLC (“BCP GP”), the general partner of BCP, to the Partnership in exchange for 50,000,000 common units representing limited partner interests in the Partnership (“Common Units”) and 50,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock”), of the Company. The transactions contemplated by the Contribution Agreement are referred to herein as the “Transactions.” In connection with the consummation of the Transactions, the Company and the Partnership changed their names to Kinetik Holdings Inc. and Kinetik Holdings LP, respectively.

In accordance with accounting principles generally accepted in the United States (“GAAP”), the Company will account for the Transactions as a reverse merger using the acquisition method of accounting with BCP as the acquiring entity. As a result, unless otherwise indicated, all historical financial and operating data presented in this prospectus supplement are those of BCP on a consolidated basis. In the sections of this prospectus supplement that describe our business, unless the context otherwise indicates, references to “Kinetik,” the “Company,” “we,” “us,” “our” and like terms refer to the Company and its subsidiaries.

In addition, this prospectus supplement includes certain pro forma financial data. As used herein, except as otherwise indicated, the term “pro forma” when used with respect to any financial data, refers to the historical data of BCP as adjusted to give effect to the Transactions and subsequent redemption and direct exchange of Common Units for Class A common stock (the “Redemption and Exchange of Common Units”). The unaudited pro forma financial information and the unaudited pro forma financial statements provided within this prospectus supplement give effect to the Transactions and Redemption and Exchange of Common Units as if such transactions had occurred on January 1, 2021, in the case of statement of operations information, and December 31, 2021, in the case of balance sheet data. The pro forma financial data is presented for illustrative purposes only and should not be relied upon as an indication of the financial condition or the operating results that would have been achieved if the Transactions and Redemption and Exchange of Common Units had taken place on the specified dates. In addition, future results may vary significantly from the results reflected in such pro forma financial and operating data and should not be relied on as an indication of future results.

Further, the financial information and certain other information presented in this prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables in this prospectus supplement. In addition, certain percentages presented in this prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement and the documents incorporated by reference herein contain various statements, including those that express belief, expectation or intention, as well as those that are not statements of historic fact, that are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.

All statements other than statements of historical fact included or incorporated by reference in this prospectus supplement, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although we believe that the expectations reflected in such forward-looking statements are reasonable under the circumstances, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, assumptions about:

•	our ability to integrate operations or realize any anticipated benefits savings or growth of the Transactions;

•

the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically, the coronavirus disease 2019 (“COVID-19”) pandemic and any related variants) and the actions taken by third parties in response to such epidemics or pandemics;

•	the mandate, availability, and effectiveness of any vaccine programs or other therapeutics related to the treatment of COVID-19;

•	the market prices of oil, natural gas, natural gas liquids (“NGLs”), and other products or services;

•	pipeline and gathering system capacity and availability;

•	production rates, throughput volumes, reserve levels, and development success of dedicated oil and gas fields;

•	our future financial condition, results of operations, liquidity, and compliance with debt covenants;

•

expectations regarding future execution of our inclusion and diversity goals and sustainability and climate strategy, including, without limitation, achievement of sustainability performance targets, emissions reductions, increased inclusion of women in leadership positions and related ambitions, implementation of technology and emissions reduction projects and estimations of related costs and capital expenditures;

•	our future revenues, cash flows, and expenses;

•	our access to capital and its anticipated liquidity;

•	our future business strategy and other plans and objectives for future operations;

•	our competitive position;

•	the amount, nature, and timing of our future capital expenditures, including future development costs;

•	our ability to access the capital markets to fund capital and other expenditures;

•	our potential future asset dispositions and other transactions, the timing of closing of such transactions, and the use of proceeds, if any, from such transactions;

•	the risks associated with potential acquisitions or new joint ventures;

•	the recruitment and retention of our officers and personnel;

•	our expected levels of compensation;

•	the likelihood of success of and impact of litigation;

•	our assessment of our counterparty risk and the ability of our counterparties to perform their future obligations;

•	the impact of federal, state, and local political, regulatory, and environmental developments where we conduct our business operations;

•	general economic and political conditions, including the armed conflict in Ukraine; and

•

other factors disclosed under “Risk Factors” in this prospectus supplement and under “Risk Factors” and “Forward-Looking Statements and Risk” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

These risks and uncertainties are not exhaustive. Other sections of this prospectus supplement describe additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

v

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus supplement concerning our business and this offering. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere or incorporated by reference in this prospectus supplement. You should read this entire prospectus supplement carefully and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in the notes.

In this prospectus supplement, unless otherwise indicated or the context so requires, references to the “Company,” “we,” “our” and “us” refer to Kinetik Holdings Inc., in each case including its subsidiaries. References to the “Partnership” refer to Kinetik Holdings LP.

Our Company

We are an integrated midstream energy company in the Permian Basin providing comprehensive gathering, transportation, compression, processing, and treating services for companies that produce natural gas, NGLs, crude oil, and water. We operate approximately 2 Bcf/day of newly constructed cryogenic natural gas processing capacity strategically located near the Waha Hub in West Texas. As measured by processing capacity, we are the largest natural gas processor in the Delaware Basin and fourth largest across the entire Permian Basin. In addition, we have interests in four newly built, long-term contracted pipelines transporting natural gas, NGLs, and crude oil from the Permian Basin to the Gulf Coast. We have long-term dedications of approximately 850,000 acres for gas, crude oil, and water midstream services from 30 successful and active producers in the Delaware Basin. The map below illustrates our areas of operation:

Organizational Structure

Below is a simplified diagram of our organizational structure:

(1)

Reflects 554,983 Series A Cumulative Preferred Units (the “Preferred Units”) (including 29,983 Preferred Units issued as part of the quarterly distributions with respect to the Preferred Units (“Series A PIK Units”)) outstanding as of February 22, 2022.

We generate a balanced mix of earnings from our two businesses: (i) Midstream Logistics, which is our midstream gathering and processing and related business, and (ii) Pipeline Transportation, which is our long-haul transportation business.

Midstream Logistics

Our Midstream Logistics business includes gas gathering and compression assets located throughout the Texas Delaware Basin, with over 1,700 miles of low and high-pressure steel pipeline. Gas processing assets are centralized at five processing complexes with total cryogenic processing capacity of 1.9 Bcf/d: the Diamond complex (600 MMcf/d), the East Toyah complex (460 MMcf/d), the Pecos Bend complex (520 MMcf/d), the Pecos complex (260 MMcf/d) and the Sierra Grande complex (60 MMcf/d). Current residue gas outlets include the El Paso Natural Gas Pipeline, ET Comanche Trail Pipeline, Oneok Roadrunner Pipeline, ET Oasis Pipeline and Whitewater Agua Blanca. NGL outlets include Enterprise’s Shin Oak NGL Pipeline (as defined below) (in which we own a 33.0% equity interest), Energy Transfer’s Lone Star NGL Pipeline and Targa’s Grand Prix NGL Pipeline (in which funds affiliated with Blackstone, our largest shareholder, own a 25.0% equity interest).

Our Midstream Logistics business also includes our crude oil gathering, stabilization, and storage services throughout the Texas Delaware Basin. Crude gathering assets are centralized at the Caprock Stampede Terminal and the Pinnacle Sierra Grande Terminal. The system includes approximately 200 miles of gathering pipeline and 90,000 barrels of crude storage. The crude facilities have connections for takeaway transportation into Plains’ 285 Central Station and State Line and the Plains/Oryx Orla & Central Mentone. Other assets include two NGL, crude oil and condensate loading terminals with eight Lease Automatic Custody Transfer units in total and NGL bullet tank storage.

Finally, we have water gathering and disposal assets located in northern Reeves County, Texas. The system includes approximately 70 miles of gathering pipeline and approximately 500,000 Bbl/d of permitted disposal capacity at 16 active and permitted disposal wells.

Pipeline Transportation

Our Pipeline Transportation business consists of equity interests in (i) Permian Highway Pipeline, LLC (“PHP”), (ii) Gulf Coast Express Pipeline LLC (“GCX”), (iii) Breviloba LLC (“Breviloba”), which owns the Shin Oak NGL Pipeline (“Shin Oak NGL Pipeline”), and (iv) EPIC Crude Holdings, LP (“EPIC”), which owns the EPIC Crude Oil Pipeline (“EPIC Crude” and collectively, our “Pipeline Transportation JVs”).

Permian Highway Pipeline. Beginning at the Waha Hub in West Texas and extending to the U.S. Gulf Coast and Mexico markets, the 430-mile pipeline is designed to transport up to approximately 2.1 Bcf/d of natural gas. The approximately $2.3 billion pipeline project was placed in full commercial service on January 1, 2021. Although we own a 53.3% equity interest in the Permian Highway Pipeline, we will not be able to unilaterally control the operations of the Permian Highway Pipeline, which is operated by Kinder Morgan.

Gulf Coast Express Pipeline. GCX owns and operates the Gulf Coast Express Pipeline, a long-haul natural gas pipeline with capacity of approximately 2.0 Bcf/d and transports natural gas from the Waha area in northern Pecos County, Texas, to the Agua Dulce Hub near the Texas Gulf Coast. The Gulf Coast Express Pipeline is operated by Kinder Morgan and was placed into service in September 2019. We own a 16.0% equity interest in GCX.

Shin Oak NGL Pipeline. The Shin Oak NGL Pipeline has capacity of up to 600 MBbl/d and transports NGL production from the Orla area in northern Reeves County, Texas, through the Waha area in northern Pecos County, Texas, and the Midland Basin area in Midland and Glasscock Counties, Texas, and on to Mont Belvieu, Texas. Shin Oak is operated by Enterprise Products and was placed into service during 2019. We own a 33.0% interest in Breviloba, which owns the Shin Oak NGL Pipeline.

EPIC Crude Oil Pipeline. EPIC Crude extends from the Orla area in northern Reeves County, Texas to the Port of Corpus Christi, Texas, and has Permian Basin initial throughput capacity of approximately 600 MBbl/d. The project includes terminals in Orla, Pecos, Crane, Robstown, Hobson, and Gardendale, Texas with Port of Corpus Christi connectivity and export access. It services Delaware Basin, Midland Basin, and Eagle Ford Shale production. EPIC Crude is operated by EPIC Consolidated Operations, LLC and was placed into service in early 2020. We own a 15.0% equity interest in EPIC Crude Holdings, LP, which owns EPIC Crude. Refer to the “Business” section of this prospectus supplement for further details on our business.

Recent Developments

The Transactions

On February 22, 2022, pursuant to the Contribution Agreement, Contributor contributed all of the equity interests of BCP and BCP GP, the general partner of BCP, to the Partnership in exchange for 50,000,000 Common Units and 50,000,000 shares of Class C common stock. The transactions contemplated by the Contribution Agreement are collectively referred to herein as the “Transactions.” In connection with the Transactions, pursuant to the Waiver and Consent Agreement dated October 21, 2021 among the Partnership and the requisite holders of the Partnership’s Preferred Units, on the closing date of the Transactions, the Partnership redeemed for cash 100,000 Preferred Units (15% of the outstanding Preferred Units) (plus associated Series A PIK Units) for the redemption price (payable only on Preferred Units) calculated in accordance with the Third

Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”). In connection with the consummation of the Transactions, the Company and the Partnership changed their names to Kinetik Holdings Inc. and Kinetik Holdings LP, respectively.

Dividend and Distribution Reinvestment Agreement

In connection with the closing of the Transactions, the Company entered into a Dividend and Distribution Reinvestment Agreement (the “Reinvestment Agreement”) with the Partnership, APA Corporation, Apache Midstream, I Squared Capital, affiliates of Blackstone and certain other individuals associated with Contributor (collectively, the “Reinvestment Holders”).

The Reinvestment Agreement obligates each Reinvestment Holder to reinvest in shares of Class A common stock at least 20% of all distributions on Common Units or dividends on shares of Class A common stock held by such Reinvestment Holder immediately after the Transactions. The Reinvestment Agreement provides the audit committee of our board of directors with the authority to at any time increase the percentage of the mandatory dividend reinvestment to up to 100% of such distributions or dividends or decrease such percentage to not less than 20%. The Reinvestment Holders have agreed (and the audit committee has approved) to so reinvest 100% of their dividends or distributions received, as applicable, for 2022. Such obligation does not extend to the shares offered by Apache Midstream in this offering.

Our Competitive Strengths

We believe the following key strengths have enabled us to become a leading full-service, midstream platform in the Permian Basin:

•

Experienced management team with an extensive track record of value creation. Our management team consists of executives with successful backgrounds in the energy industry, and we believe their significant experience, successful track record of value creation and discipline in deploying capital distinguish us from our peers. This is evidenced by our historical growth in the Permian Basin, a region that we plan to continue to grow and operate in and around. In the last several years, we have secured new, long-term gas gathering and processing agreements with leading exploration and production companies in the Delaware Basin, such as ExxonMobil, EOG and ConocoPhillips. We continue to grow our business by expanding our service offerings with existing customers, made possible by our three-stream service offerings. Despite the difficult circumstances presented by a significantly oversupplied global crude oil market in 2020, natural gas gathering volumes have grown by over 10% and Adjusted EBITDA has more than doubled since the second quarter of 2020. These increases in gas gathering volumes, net income and Adjusted EBITDA highlight management’s ability to respond to adverse circumstances and the defensibility of the underlying business and its customers. For our definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA to Net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

•

Efficient and new, state-of-the-art assets. Our management team has demonstrated its expertise in asset design and operation, having safely and responsibly installed or acquired over 1,500 miles of pipelines and approximately 1.3 Bcf/d of processing capacity since 2014. The combination of newly installed steel gathering pipelines underpinned by our cryogenic processing core of GSV and RSV technology cryogenic facilities contributes towards achieving greater system efficiencies and product recoveries.

•	Assets Located in the Highly Economic Permian Basin. All of our gathering and processing assets are currently located across the Texas Delaware Basin. Since 2016, Delaware Basin crude oil and natural gas production has grown at a compound annual growth rate of 27% and 29%, respectively, and is responsible for over 70% of total U.S. crude oil production growth according to Enverus. As of February 11, 2022, there are 144 active, horizontal drilling rigs operating in the Delaware Basin, which represents 25% of total active rigs in the Lower 48. Additionally, our joint venture pipelines benefit by servicing the whole Permian Basin, not just the Delaware Basin. The Delaware and Permian Basin are expected to continue their role as the center of upstream development activity and production growth in the United States.

•

Diversified customer base. As of December 31, 2021, on a pro forma basis, we provide services to 30 customers under long-term agreements. No single customer represents more than 20% of our revenues for the year ended December 31, 2021 on a pro forma basis, with weighted average credit ratings of BBB-/Baa2, across a large geographic gathering and processing footprint spanning over 5 counties (Reeves, Ward, Culberson, Loving, and Pecos).

•

Predictable revenue. Revenues are largely comprised of fixed fee commercial arrangements on an integrated and fully interconnected asset platform, under long term contracts, having an average remaining contract term of 11 years.

•

High-margin business that generates significant, predictable free cash flow. Our revenue is generated as a result of our commercial agreements, which are fee-based and include approximately 850,000 gross acres subject to acreage dedications in the Delaware Basin. The fees are based upon the prevailing market rates at the time of execution with annual escalators and so will result in significant long-term free cash flow generation that supports a self-funding model.

Our Business Strategy

Our primary business objective is to own and operate a diversified set of midstream assets that generate stable and growing cash flows. Some key elements of our business strategy include:

•

Growing and diversifying our business by pursuing accretive acquisitions. We intend to pursue opportunities to grow and diversify our business through accretive acquisitions of additional businesses and assets. We continually monitor the marketplace to identify and pursue acquisitions from third parties. We intend to leverage the experience of our management team to identify and pursue acquisition opportunities, with a particular focus on opportunities in the midstream industry in the Permian Basin that we believe will complement our existing assets through commercial and operational synergies.

•

Pursuing economically attractive organic growth opportunities and enhancing the profitability of our existing assets. We seek attractive organic expansion and asset enhancement opportunities that leverage our existing asset footprint, strategic relationships with our customers and our management team’s expertise in constructing, developing and optimizing infrastructure assets. Our goal is to increase the profitability of our existing asset base by identifying organic development projects that are designed to extend our geographic reach, diversify our asset mix and customer base, expand our existing assets, enhance our end-market access and maximize volumes.

•

Focusing on fee-based revenue with minimal direct commodity-price exposure. As we expand and diversify our business, we intend to maintain our focus on providing services to our customers under long-term, fee-based arrangements. We believe this will enhance the stability of our cash flows during changing commodity price environments.

•

Maintaining a conservative and flexible capital structure in order to support our long-term access to capital. We intend to continue our commitment to financial discipline by maintaining a conservative capital structure and appropriate access to liquidity. We intend to fund our expansion projects and acquisitions through a prudent combination of equity and debt capital. We intend to refinance our existing debt with a combination of senior notes and/or a consolidated credit facility, however, there is no assurance as to the timing of such refinancing. We believe our conservative capital structure, when combined with our stable, fee-based cash flows, will afford us efficient access to capital markets at a competitive cost of capital to take advantage of future growth opportunities.

•

Develop industry-leading ESG practices that benefit our stakeholders and the communities in which we operate. We view exceptional performance in managing ESG considerations as an opportunity to differentiate ourselves from our peers, mitigate risks and strengthen operational performance, as well as benefit our stakeholders and the communities in which we operate. We have a robust internal structure to administer our ESG policy, including our board of directors, senior management and an ESG Working Committee. We are committed to engaging across our organization to ensure that key ESG issues are being assessed and managed appropriately. In 2022, a portion of each salaried employee’s compensation, including executive officers, is expected to be tied to the achievement of specific ESG goals. Further, in June 2021, we published our inaugural Environmental, Social and Governance Report. As of April 2021, we became one of the first major gathering and processing companies in the Permian Basin to power its operations with 100% renewable energy.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table presents summary historical and pro forma consolidated financial data of BCP, our predecessor, for the periods indicated. The summary historical consolidated financial data as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019, is derived from BCP’s audited consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement. The summary unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus supplement. The summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2021 are presented as if the Transactions had occurred on January 1, 2021. The summary unaudited pro forma condensed combined balance sheet data is presented as if the Transactions had occurred on December 31, 2021. The following summary unaudited pro forma condensed combined financial data has been prepared for illustrative purposes only, reflects transaction-related pro forma adjustments, based on available information and certain assumptions that we believe are reasonable, and is not necessarily indicative of what our financial condition or results of operations would have been had the Transactions occurred as of the dates indicated. The unaudited pro forma combined financial data does not give effect to this offering or the use of proceeds therefrom. In addition, the unaudited pro forma combined financial data does not purport to project our future financial condition or results of operations.

The summary historical consolidated financial data is only a summary and neither the historical nor pro forma financial data is necessarily indicative of our future performance. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors.” This summary should be read together with other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements of BCP and related notes thereto and “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements” and the related notes thereto included elsewhere in this prospectus supplement.

	Historical			Pro Forma
	Year Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021
	(in thousands, except per share data)			(unaudited)
Statement of Operations Data:
Operating revenues:
Service revenue	$272,677	$272,829	$233,987	$415,404
Product revenue	385,622	135,330	144,270	403,512
Other revenue	3,745	2,017	487	3,745

Total operating revenues	662,044	410,176	378,744	822,661
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	233,619	65,053	70,272	251,166
Depreciation and amortization	243,558	223,763	202,664	252,809
Operating expenses	90,894	93,704	85,537	123,642
General and administrative expenses	28,588	22,917	22,601	111,747
Ad valorem taxes	11,512	10,985	8,172	25,398
Loss on disposal of assets	382	3,454	1,573	382
Goodwill impairment	—	1,010,773	—	441

Total operating costs and expenses	608,553	1,430,649	390,819	765,585

Operating income (loss)	53,491	(1,020,473)	(12,075)	57,076

	Historical			Pro Forma
	Year Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021
	(in thousands, except per share data)			(unaudited)
Other income (expense):
Interest and other income (expense)	$4,147	$1,476	$1,736	$4,151
Interest expense	(117,365)	(135,516)	(133,535)	(117,365)
Warrants valuation adjustment	—	—	—	664
Gain on sales of interests of unconsolidated affiliate	—	—	3,362	—
Equity in earnings (losses) of unconsolidated affiliate	63,074	(308)	440	195,660

Unrealized derivative instrument gain (loss)	—	—	—	(18,928)

Other	—	—	—	12,574

Total other (expense), net	(50,144)	(134,348)	(127,997)	76,756

Financing costs, net of capitalized interest	—	—	—	9,431

Income (loss) before income taxes	3,347	(1,154,821)	(140,072)	124,401

Income tax provision	(1,865)	(968)	(4,357)	3,008

Net income (loss)	$1,482	$(1,155,789)	$(144,429)	$121,393

Selected Cash Flow Data:
Net cash provided by operating activities	$235,569	$102,096	$44,658
Net cash used in investing activities	(99,621)	(505,586)	(713,239)
Net cash provided by (used in) financing activities	(136,810)	372,774	627,566
Balance Sheet Data:
Cash	$18,729	$19,591		$29,042
Total assets	3,553,206	3,603,575		5,889,297
Long term debt, net	2,253,422	2,340,329		2,910,422
Total partners’ capital	1,006,848	1,041,665		1,176,149
Other Financial Data
Adjusted EBITDA(1)	415,713	$221,077	$202,237	$699,515

(1)	Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. See “—Non-GAAP Financial Measures ” for additional discussion.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

In addition to net loss, which is a measure presented in accordance with GAAP, management believes that Adjusted EBITDA provides relevant and useful information to management and investors to assess our performance. Adjusted EBITDA is a supplemental measure of our performance that is neither required by nor presented in accordance with GAAP. This measure is limited in its usefulness and should not be considered a substitute for GAAP metrics such as loss from operations, net loss, or any other performance measures derived in accordance with GAAP and may not be comparable to similar measures used by other companies.

Adjusted EBITDA represents net income (loss) adjusted for interest, taxes, depreciation and amortization, impairment charges, asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense, extraordinary losses and unusual or non-recurring charges and any costs or expenses incurred pursuant to any management equity plan.

We believe that Adjusted EBITDA provides a meaningful understanding of certain aspects of earnings (loss) before the impact of investing and financing charges and income taxes. Adjusted EBITDA is useful to an investor in evaluating our performance because this measure:

•	is widely used by analysts, investors and competitors to measure a company’s operating performance;

•	is a financial measurement that is used by rating agencies, lenders, and other parties to evaluate our credit worthiness; and

•	is used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net income (loss) to Adjusted EBITDA for the years ended December 31, 2021, 2020 and 2019 are as follows:

	Year Ended December 31,			Pro Forma
	2021	2020	2019	Year Ended December 31, 2021
	(in thousands)
Net income (loss)	$1,482	$(1,155,789)	$(144,429)	$121,319
Add back:
Interest expense	117,365	135,516	133,535	(126,796)
Provision for income taxes	1,865	968	4,357	3,008
Depreciation and amortization	243,558	223,763	202,664	252,809
Other impairments	—	—	—	441
Contract asset amortization	1,792	1,805	1,185	1,792
Proportionate equity method investments EBITDA	83,593	1,150	17	272,552
Stock-based compensation	—	—	3,809	49,024
Goodwill impairment	—	1,010,773	—	—
Loss on disposal of assets	382	3,454	1,573	—
Derivative loss due to Winter Storm Uri	13,456	—	—	13,456
Producer settlement	6,827	—	—	6,827
Costs of the Transactions	5,730	—	—	25,683
Other one-time costs/expenses	2,856	—	—	4,114
Losses from equity method investments	—	308	—	—
Unrealized derivative loss	—	—	—	18,928

	Year Ended December 31,			Pro Forma
	2021	2020	2019	Year Ended December 31, 2021
	(in thousands)
Deduct:
Interest income	(115)	(3)	(34)	(119)
Earnings from equity method investments	(63,074)	—	(440)	(195,660)
Gain on debt extinguishment	(4)	(868)	—	(4)
Gain on sale of assets, net	—	—	—	(861)
Warrants valuation adjustment	—	—	—	(664)

Adjusted EBITDA	$415,713	$221,077	$202,237	$699,515

THE OFFERING

Class A common stock offered by the selling stockholder	2,500,000 shares (2,875,000 shares, if the underwriters exercise their option to purchase additional shares in full).

Underwriters’ option	The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 375,000 shares of Class A common stock at the public offering price less the underwriting discount.

Common stock outstanding prior to and after this offering	18,896,460 shares of Class A common stock.

47,350,000 shares of Class C common stock.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder pursuant to this prospectus supplement.

Dividend policy	The Company paid cash dividends on its Class A common stock each quarter in 2021 at a rate of $1.50 per share and has committed to continue to pay $1.50 per share per quarter in 2022.

Trading symbol	Our Class A common stock is listed on the Nasdaq Global Market under the symbol “KNTK.”

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus supplement before deciding to invest in our common stock.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the documents incorporated by reference herein, including, but not limited to, the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” as well as our other filings with the SEC incorporated herein by reference, before deciding whether to purchase our securities. If any such risks and uncertainties actually occur, you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations and result in a loss of all or part of your investment.

Risks Related to Our Business

The Company’s operating assets are currently located exclusively in the Permian Basin in Texas, making it vulnerable to risks associated with operating in a single geographic area.

The Company’s wholly-owned midstream assets are currently located exclusively in the Delaware Basin in Texas which is part of the broader Permian Basin. As a result of this concentration, the Company will be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, obtaining rights of way, market limitations, water shortages or restrictions, drought related conditions, or other weather-related conditions or interruption of the processing or transportation of crude oil, natural gas, and water. If any of these factors were to impact the Permian Basin more than other producing regions, the Company’s business, financial condition, and results of operations could be adversely affected relative to other midstream companies that have a more geographically diversified asset portfolio.

Because of the natural decline in hydrocarbon production from existing wells, the Company’s success depends, in part, on its ability to maintain or increase hydrocarbon throughput volumes on its midstream systems, which depends on its customers’ levels of development and completion activity on its dedicated acreage.

The level of crude oil and natural gas volumes handled by the Company’s midstream systems depends on the level of production from crude oil and natural gas wells dedicated to its midstream systems, which may be less than expected and which will naturally decline over time. To maintain or increase throughput levels on its midstream systems, the Company must obtain production from wells completed by customers on acreage dedicated to its midstream systems or execute agreements with other third parties in its areas of operation.

The Company has no control over producers’ levels of development and completion activity in its areas of operation, the amount of reserves associated with wells connected to its systems, or the rate at which production from a well declines. In addition, the Company has no control over producers or their exploration and development decisions, which may be affected by, among other things:

•	the availability and cost of capital;

•	prevailing and projected crude oil, natural gas, and NGL prices;

•	demand for crude oil, natural gas, and NGLs;

•

political and economic conditions and events in foreign oil, natural gas and NGL producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia;

•	levels of reserves;

•	geologic considerations;

•

changes in the strategic importance customers assign to development in the Delaware Basin as opposed to other potential future operations they may acquire, which could adversely affect the financial and operational resources such customers are willing to devote to development of their acreage in the Permian Basin;

•	increased levels of taxation related to the exploration and production of crude oil, natural gas, and NGLs in its areas of operation;

•

environmental or other governmental regulations, including the availability of permits, the regulation of hydraulic fracturing, and a governmental determination that multiple facilities are to be treated as a single source for air permitting purposes; and

•	the costs of producing and ability to produce crude oil, natural gas, and NGLs and the availability and costs of drilling rigs and other equipment.

Due to these and other factors, even if reserves are known to exist in areas served by the Company’s midstream assets, producers may choose not to develop those reserves. If producers choose not to develop their reserves or they choose to slow their development rate in the Company’s areas of operation, utilization of its midstream systems will be below anticipated levels. Reductions in development activity, coupled with the natural decline in production from its current dedicated acreage, would result in the Company’s inability to maintain the then-current levels of utilization of its midstream assets, which could materially adversely affect its business, financial condition, results of operations, and cash flow.

Dedicated acreage may be lost as a result of title defects in the properties in which the Company’s customers invest.

It is the practice of certain of the Company’s customers in acquiring oil and natural gas leases or interests not to incur the expense of retaining lawyers to examine the title to the mineral interests. Rather, certain customers rely on the judgement of oil and gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest. The existence of a material title deficiency can render a lease worthless. If any of the Company’s customers fail to cure any title defects, such customers may be delayed or prevented from utilizing the associated mineral interest which could result in a decrease in the volumes on the Company’s systems and an associated decrease in its revenues.

We own interests in certain pipeline projects and other joint ventures, and we may in the future enter into additional joint ventures, and our control of such entities is limited by provisions of the limited partnership and limited liability company agreements of such entities and by our percentage ownership in such entities.

We have ownership interests in several joint ventures, including the PHP, GCX, Breviloba and EPIC joint ventures, and we may enter into other joint venture arrangements in the future. While we own equity interests and have certain voting rights with respect to our joint ventures, we do not act as operator of or control our joint ventures, each of which is operated by another joint venture partner. We have limited ability to influence the business decisions of these entities, and it may therefore be difficult or impossible for us to cause the joint venture to take actions that we believe would be in our or the relevant joint venture’s best interests. Moreover, joint venture arrangements involve various risks and uncertainties, such as committing us to fund operating and/or capital expenditures, the timing and amount of which we may not control, and which could adversely affect our cash flow. In addition, our joint venture partners may not satisfy their financial obligations to the joint venture, and our joint venture partners may have economic, business or legal interests or goals that are inconsistent with ours, or those of the joint venture.

We also will likely be unable to control the amount of cash we will receive from the operation of these entities, which could further adversely affect our cash flow. Joint venture arrangements may also restrict our operational and organizational flexibility and our ability to manage risk, which could have a material and adverse effect on our business, cash flow and results of operations.

If the third-party pipelines interconnected, or at some future point expected to be interconnected, to the Company’s pipelines become unavailable to transport or store crude oil, NGLs or natural gas, the Company’s revenue and available cash could be adversely affected.

The Company depends upon third-party downstream pipelines and associated operations to provide delivery options from its processing system. Because the Company does not control these pipelines and associated operations, their continuing operation is not within its control. If any pipeline were to become unavailable for current or future volumes due to repairs, damage to the facility, lack of capacity, shut in by regulators, failure to meet quality requirements or any other reason, the Company’s ability to operate efficiently and continue shipping crude oil, natural gas and refined products to major demand centers could be restricted, thereby reducing revenue. Any temporary or permanent interruption at these pipelines could have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flow.

The Company cannot predict the pace at which its customers will develop their dedicated acreage or the areas they will decide to develop.

Our acreage dedications cover midstream services in a number of areas that are in varying stages of development. The pace of customers development of these areas and the number of wells that it will ultimately develop in each area is uncertain. Certain of the Company’s customers own acreage in areas that are not dedicated to the Company. We cannot predict which of these areas these customers will determine to develop and at what time. Our customers may decide to explore and develop areas in which we have a smaller operating interest in the midstream assets that service that area, or where the acreage is not dedicated to us, rather than areas in which we have a larger operating interest in the midstream assets that service that area. These customers’ decisions to develop acreage that is not dedicated to the Company may adversely affect its business, financial condition, results of operations, and cash flow.

The Company’s customers may suspend, reduce, or terminate their obligations under the Company’s commercial agreements with them in certain circumstances, which could have a material adverse effect on the Company’s financial condition, results of operations, and cash flow.

The Company has entered into gas gathering, compression and processing agreements, crude oil gathering agreements, and produced water gathering and disposal agreements with its customers, which include provisions that permit the customer to suspend, reduce, or terminate its obligations under each agreement if certain events occur. These events include non-performance by the Company and force majeure events which are out of the Company’s control. The customers have the discretion to make such decisions notwithstanding the fact that they may significantly and adversely affect the Company. Any such reduction, suspension, or termination of these customers’ obligations under their commercial agreements would have a material adverse effect on the Company’s financial condition, results of operations and cash flow. See “Business—Customers.”

Increased competition from other companies that provide midstream services, or from alternative fuel sources, could have a negative impact on the demand for the Company’s services, which could adversely affect its financial results.

The Company’s systems will compete for third party customers primarily with other crude oil and natural gas gathering systems and produced water service providers. Some of its competitors have greater financial resources and may now, or in the future, have access to greater supplies of crude oil, natural gas and produced water than the Company does. Some of these competitors may expand or construct gathering systems that would create additional competition for the services the Company would provide to third party customers. In addition, potential third party customers may develop their own gathering systems instead of using the Company’s systems. See “Business—Our Operations.”

Further, hydrocarbon fuels compete with other forms of energy available to end-users, including renewable electricity and coal. Increased demand for such other forms of energy at the expense of hydrocarbons could lead to a reduction in demand for the Company’s services.

All of these competitive pressures could make it more difficult for the Company to attract new customers as it seeks to expand its business, which could have a material adverse effect on its business, financial condition, and results of operations. In addition, competition could intensify the negative impact of factors that decrease demand for crude oil, natural gas, and produced water services in the markets served by its systems, such as adverse economic conditions, weather, higher fuel costs, and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or reduce demand for its services.

The Company’s exposure to commodity price risk may change over time and the Company cannot guarantee the terms of any existing or future agreements for its midstream services with its customers.

The Company currently generates revenues pursuant to a variety of different contractual arrangements, including fee-based agreements based on volumetric fees, percent-of-proceeds arrangements based on a percent of the proceeds from the sale of gathering and processing outputs on behalf of a producer and percent-of-products arrangements in which the Company is assigned a portion of the natural gas it gathers and processes as partial compensation. Consequently, the Company’s existing operations and cash flow have limited direct exposure to commodity price risk. However, the Company’s customers are exposed to commodity price risk, and extended reduction in commodity prices could reduce the production volumes available for the Company’s midstream services in the future below expected levels. Although the Company intends to maintain these pricing terms on both new contracts and existing contracts for which prices have not yet been set, its efforts to negotiate such terms may not be successful, which could have a materially adverse effect on its business.

The Company’s business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could curtail its operations and have a material adverse effect on its cash flow.

The Company’s operations are subject to all of the hazards inherent in the gathering of crude oil, natural gas, and produced water, including:

•

damage to pipelines, compressor stations, centralized gathering facilities, pump stations, storage terminals, related equipment, and surrounding properties caused by design, installation, construction materials, or operational flaws, natural disasters, acts of terrorism, or acts of third parties;

•	leaks of crude oil, natural gas, or NGLs or losses of crude oil, natural gas, or NGLs as a result of the malfunction of, or other disruptions associated with, equipment, facilities or pipelines;

•	fires, ruptures, and explosions; and

•	other hazards that could also result in personal injury and loss of life, pollution, and suspension of operations.

The Company may elect not to obtain insurance for any or all of these risks if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flow.

A shortage of equipment and skilled labor could reduce equipment availability and labor productivity and increase labor and equipment costs, which could have a material adverse effect on the Company’s business and results of operations.

The Company’s gathering and other midstream services require special equipment and laborers who are skilled in multiple disciplines, such as equipment operators, mechanics, and engineers, among others. If the

Company experiences shortages of necessary equipment or skilled labor in the future, its labor and equipment costs and overall productivity could be materially and adversely affected. If the Company’s equipment or labor prices increase or if the Company experiences materially increased health and benefit costs for employees, its business and results of operations could be materially and adversely affected.

The loss of key personnel could adversely affect the Company’s ability to operate.

The Company relies heavily on its management team. The Company does not maintain, nor does it plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of any key individuals who represent the Company’s senior management or any other critical personnel could have a material adverse effect on its business, financial condition, results of operations, and cash flow.

A terrorist attack, cyber-attack, or armed conflict could harm the Company’s business.

Terrorist activities, cyber-attacks, anti-terrorist efforts, and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent the Company from meeting its financial and other obligations. For example, on February 24, 2022, Russia launched a large-scale invasion of Ukraine. As a result, the United States, the United Kingdom, the member states of the European Union and other public and private actors have levied severe sanctions on Russia. The geopolitical and macroeconomic consequences of this invasion and associated sanctions cannot be predicted, and such events, or any further hostilities in Ukraine or elsewhere, could severely impact the world economy. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for crude oil and natural gas, potentially putting downward pressure on demand for the Company’s services and causing a reduction in its revenues. Crude oil and natural gas related facilities could be direct targets of terrorist attacks, and the Company’s operations could be adversely impacted if infrastructure integral to its operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

A cyber incident could result in information theft, data corruption, operational disruption, and/or financial loss.

The oil and gas industry has become increasingly dependent on digital technologies to conduct day-to-day operations including certain midstream activities. For example, software programs are used to manage gathering and transportation systems and for compliance reporting. The use of mobile communication devices has increased rapidly. Industrial control systems such as SCADA (supervisory control and data acquisition) now control large scale processes that can include multiple sites and long distances, such as crude oil and natural gas pipelines.

The Company depends on digital technology, including information systems and related infrastructure as well as cloud applications and services, to process and record financial and operating data and to communicate with its employees and business service providers. The Company’s business service providers, including vendors and financial institutions, are also dependent on digital technology. The technologies needed to conduct midstream activities make certain information the target of theft or misappropriation.

As dependence on digital technologies has increased, cyber incidents, including deliberate attacks or unintentional events, also has increased. A cyber-attack could include gaining unauthorized access to digital systems or data for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption, or result in denial-of-service on websites. SCADA-based systems are potentially vulnerable to targeted cyber-attacks due to their critical role in operations. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malware, attempts to gain unauthorized access to data and systems, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. The risk of a cybersecurity attack may increase as a result of the increased volume of “remote” work due to the spread of COVID-19.

The Company’s technologies, systems, networks, and those of its business partners may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of proprietary and other information, or other disruption of its business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period.

A cyber incident involving the Company’s information systems and related infrastructure, or that of its business service providers, could disrupt its business plans and negatively impact its operations in the following ways, among others:

•

a cyber-attack on a vendor or other service provider could result in supply chain disruptions, which could delay or halt development of additional infrastructure, effectively delaying the start of cash flow from the project;

•	a cyber-attack on downstream pipelines could prevent the Company from delivering product at the tailgate of its facilities, resulting in a loss of revenues;

•	a cyber-attack on a communications network or power grid could cause operational disruption resulting in loss of revenues;

•	a deliberate corruption of its financial or operational data could result in events of non-compliance which could lead to regulatory fines or penalties; and

•	business interruptions could result in expensive remediation efforts, distraction of management, damage to its reputation, or a negative impact on cash flow.

The Company’s implementation of various controls and processes, including globally incorporating a risk-based cyber security framework, to monitor and mitigate security threats and to increase security for its information, facilities, and infrastructure is costly and labor intensive. Moreover, there can be no assurance that such measures will be sufficient to prevent security breaches from occurring. As cyber threats continue to evolve, the Company may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any information security vulnerabilities. Any such breakdowns or breaches, or resulting access, disclosure, or other loss of information, could significantly disrupt the Company’s business and result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and damage to its reputation, any of which could have a material adverse effect on its business, financial position, results of operations, or cash flows.

The COVID-19 pandemic has and may continue to adversely impact the Company’s business, financial condition, and results of operations, the global economy, and the demand for and prices of oil, natural gas, and NGLs. The situation makes it impossible for the Company to identify all potential risks related to the pandemic or estimate the ultimate adverse impact that the pandemic may have on its business.

The COVID-19 pandemic and the actions taken by third parties, including, but not limited to, governmental authorities, businesses, and consumers, in response to the pandemic have adversely impacted the global economy and created significant volatility in the global financial markets and the demand for and the prices of oil, natural gas and NGLs.

The Company’s operations rely on its workforce being able to access its various facilities. Additionally, the implementation of remote working procedures for a portion of the Company’s workforce for health and safety reasons and/or to comply with applicable national, state, and/or local government requirements relies on such persons having sufficient access to applicable information technology systems, including through telecommunication hardware, software, and networks. If a significant portion of its workforce cannot effectively perform their responsibilities, whether resulting from a lack of physical or virtual access, quarantines, illnesses, governmental actions or restrictions, information technology or telecommunication failures, or other restrictions or adverse impacts resulting from the pandemic, the Company’s business, financial condition, cash flows, and results of operations may be materially adversely affected.

The unprecedented nature of the current situation resulting from the COVID-19 pandemic makes it impossible for the Company to identify all potential risks related to the pandemic or estimate the ultimate adverse impact that the pandemic may have on its business, financial condition, cash flows, or results of operations. The COVID-19 pandemic and its unprecedented consequences have amplified, and may continue to amplify, the other risks identified in this prospectus supplement.

Environmental and Regulatory Risk Factors Related to the Company

The Company’s construction of new midstream assets may be subject to new or additional regulatory, environmental, political, contractual, legal, and economic risks, which could adversely affect its cash flow, results of operations, and financial condition.

The construction of additions or modifications to the Company’s existing systems and the expansion into new production areas to service its customers involve numerous regulatory, environmental, political, and legal uncertainties beyond the Company’s control and may require the expenditure of significant amounts of capital, and the Company may not be able to construct in certain locations due to setback requirements or expand certain facilities that are deemed to be part of a single source. Regulations clarifying how crude oil and natural gas production facility emissions must be aggregated under the federal Clean Air Act permitting program were finalized in June 2016. This action clarified certain permitting requirements, yet could still impact permitting and compliance costs. As the Company builds infrastructure to meet its customers’ needs, it may not be able to complete such projects on schedule, at the budgeted cost, or at all.

The Company’s revenues may not increase immediately (or at all) upon the expenditure of funds on a particular project. For instance, if the Company builds additional gathering assets, the construction may occur over an extended period of time and it may not receive any material increases in revenues until the project is completed or at all. The Company may construct facilities to capture anticipated future production growth from its customers in an area where such growth does not materialize. As a result, new midstream assets may not be able to attract enough throughput to achieve its expected investment return, which could adversely affect its business, financial condition, results of operations, and cash flow.

The construction of additions to the Company’s existing assets may require it to obtain new rights-of-way, surface use agreements, or other real estate agreements prior to constructing new pipelines or facilities. The Company may be unable to timely obtain such rights-of-way to connect new crude oil, natural gas, and water sources to its existing infrastructure or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for the Company to obtain new rights-of-way or to expand or renew existing rights-of-way, leases, or other agreements, and its fees may only be increased above the annual year-over-year increase by mutual agreement between the Company and its customers. If the cost of renewing or obtaining new agreements increases, the Company’s cash flow could be adversely affected.

The Company is subject to regulation by multiple governmental agencies, which could adversely impact its business, results of operations, and financial condition.

The Company is subject to regulation by multiple federal, state, and local governmental agencies. Proposals and proceedings that affect the midstream industry are regularly considered by Congress, as well as by state legislatures and federal and state regulatory commissions, agencies, and courts. The Company cannot predict when or whether any such proposals or proceedings may become effective or the magnitude of the impact changes in laws and regulations may have on its business. However, additions to the regulatory burden on the midstream industry can increase the Company’s cost of doing business and affect its profitability.

Rate regulation, challenges by shippers to the rates we charge on our pipelines, or changes in the jurisdictional characterization of some of the Company’s assets by federal, state, or local regulatory agencies or a change in policy by those agencies may result in increased regulation of its assets, which may cause its operating expenses to increase, limit the rates it charges for certain services and decrease the amount of cash flow.

Natural gas and crude oil gathering may receive greater regulatory scrutiny at the state level; therefore, the Company’s natural gas and crude oil gathering operations could be adversely affected should they become subject to the application of state regulation of rates and services. The Company’s gathering operations could also be subject to safety and operational regulations relating to the design, construction, testing, operation, replacement, and maintenance of gathering facilities. The Company cannot predict what effect, if any, such changes might have on its operations, but it could be required to incur additional capital expenditures and increased operating costs depending on future legislative and regulatory changes.

Federal and state legislative and regulatory initiatives relating to pipeline safety, which are often subject to change, may result in more stringent regulations or enforcement and could subject the Company to increased operational costs, increased capital costs, and potential operational delays.

Some of the Company’s pipelines are subject to regulation by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) pursuant to the Natural Gas Pipeline Safety Act of 1968 (“NGPSA”), with respect to natural gas, and the Hazardous Liquids Pipeline Safety Act of 1979 (“HLPSA”), with respect to crude oil and NGLs. Both the NGPSA and the HLPSA were amended by the Pipeline Safety Act of 1992, the Accountable Pipeline Safety and Partnership Act of 1996, the Pipeline Safety Improvement Act of 2002 (“PSIA”), as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, and the Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011. The NGPSA and HLPSA regulate safety requirements in the design, construction, operation, and maintenance of natural gas, crude oil, and NGL pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. crude oil, NGL, and natural gas transmission pipelines in high-consequence areas (“HCAs”).

PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators, including the Company, to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact an HCA;

•	improve data collection, integration, and analysis;

•	repair and remediate pipelines as necessary; and

•	implement preventive and mitigating actions.

PHMSA may revise these standards from time-to-time. For example, in October 2019, PHMSA published three final rules that create or expand reporting, inspection, maintenance, and other pipeline safety obligations. PHMSA is also working on two additional rules related to gas pipeline safety that are expected to modify pipeline repair criteria and extend regulatory safety requirements to certain gathering lines in rural areas. Additional future regulatory action expanding PHMSA’s jurisdiction and imposing stricter integrity management requirements is possible. For instance, following the passage of Protecting Our Infrastructure of Pipelines and Enhancing Safety Act of 2020, operators of jurisdictional pipelines were required to update their inspection and maintenance plans to identify procedures to prevent and mitigate both vented and fugitive pipeline methane emission by the end of 2021. Separately, the U.S. Congress reauthorized PHMSA through 2023 as part of the Consolidated Appropriations Act of 2021 and directed the agency to move forward with several regulatory actions. These include, but are not limited to, the issuance of final regulations to require operators of non-rural gas gathering lines and new and existing transmission and distribution pipeline facilities to conduct leak detection and repair programs and to require facility inspection and maintenance plans to align with those regulations. In November 2021, PHMSA released a final rule that expands the definition of regulated gathering pipelines and imposes safety measures on certain previously unrelated gathering pipelines. The final rule also imposes reporting requirements on all gathering pipelines, and specifically requires operators to report safety information to PHMSA The adoption of laws or regulations that apply more comprehensive or stringent safety standards could require the Company to install new or modified safety controls, pursue new capital projects, or conduct maintenance programs on an accelerated basis, all of which could require the Company to incur increasing operating costs that may be significant. Further, should the Company fail to comply with PHMSA or comparable state regulations, it could be subject to substantial fines and penalties.

Increased regulation of hydraulic fracturing could result in reductions or delays in crude oil and natural gas production by the Company’s customers, which could reduce the throughput on its gathering and other midstream systems, which could adversely impact its revenues.

The Company does not conduct hydraulic fracturing operations, but substantially all of the crude oil and natural gas production of its customers is developed from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing is a well stimulation process that utilizes large volumes of water and sand combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. There has been increasing public controversy regarding hydraulic fracturing with regard to the use of fracturing fluids, induced seismic activity, impacts on drinking water supplies, use of water, and the potential for impacts to surface water, groundwater, and the environment generally.

Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies. Some states and local governments, including those in which the Company operates, have adopted, and other states are considering adopting, regulations that could impose more stringent disclosure or well construction requirements on hydraulic fracturing operations. In addition, several states and local governments have banned or significantly restricted hydraulic fracturing and, over the past several years, federal agencies such as the U.S. Environmental Protection Agency (“EPA”) have sought to assert jurisdiction over the process. While the EPA has previously sought to relax environmental regulation and reduce enforcement efforts, including with respect to energy developed from unconventional sources, environmental groups and states have filed lawsuits challenging the EPA’s recent actions. The Company cannot predict the results of these or future lawsuits, or how such lawsuits will affect the regulation of hydraulic fracturing operations. Certain environmental groups have also suggested that additional laws at the federal, state, and local levels of government may be needed to more closely and uniformly regulate the hydraulic fracturing process. The Company cannot predict whether any such legislation will be enacted and if so, what its provisions would be. Additional levels of regulation and permits required through the adoption of new laws and regulations at the federal, state or local level could lead to delays, increased operating costs, and process prohibitions that could reduce the volumes of crude oil and natural gas that move through the Company’s gathering systems and decrease demand for its water services, which in turn could materially adversely impact its revenues.

The Company may incur significant liability under, or costs and expenditures to comply with, health, safety, and environmental laws and regulations, which are complex and subject to frequent change.

The Company is subject to various stringent and complex federal, state, and local laws and regulations governing health and safety aspects of its operations, the discharge of materials into the environment, and the protection of the environment and natural resources (including endangered or threatened species). These laws and regulations may impose on the Company’s operations numerous requirements, including the acquisition of permits, approvals, and certificates before conducting regulated activities; restrictions on the types, quantities, and concentration of materials that may be released into the environment; the application of specific health and safety criteria to protect the public or workers; and the responsibility for cleaning up pollution resulting from operations. Moreover, many of the permits required for the construction and operation of the Company’s assets may be subject to challenge by third parties, resulting in project delays or the imposition of stringent environmental controls as a precondition to issuing such permits. The Company may incur substantial costs in order to maintain compliance with these existing laws and regulations and the permits and other approvals thereunder. Additionally, the Company’s costs of compliance may increase or operational delays may occur if existing laws and regulations are revised or reinterpreted, or if new laws and regulations apply to its operations. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued thereunder, oftentimes requiring difficult and costly response actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, and criminal penalties; the imposition of investigatory, remedial, or corrective action obligations; the incurrence of capital expenditures, the occurrence of delays in the permitting, development, or expansion of projects, and enjoining some or all of the Company’s future operations in a particular area. Compliance with more stringent standards and other environmental regulations could prohibit the Company’s ability to obtain permits for operations or require it to install additional equipment, the costs of which could be significant.

Certain environmental laws and analogous state laws and regulations impose joint and several liability, without regard to fault or legality of conduct, for costs required to clean up and restore sites where hazardous substances or other wastes have been disposed of or otherwise released. Under such laws, the Company may be liable for the full costs of removing or remediating contamination, regardless of whether it was at fault, and even when multiple parties contributed to the release or the contaminants were released in compliance with all applicable laws then in effect. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, wastes, or other materials into the environment, or sue the Company to enforce compliance with environmental laws and regulations. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly requirements could require the Company to make significant expenditures to attain and maintain compliance or may otherwise have a material adverse effect on its operations, competitive position, or financial condition.

Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the oil and natural gas industry could continue, resulting in increased costs of doing business and, consequently, affecting profitability. Additionally, fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, and technological advances in fuel economy and energy generation devices, could all reduce demand for oil and natural gas and consequently reduce demand for the midstream services the Company provides. The impact of this changing demand may have a material and adverse effect on the Company’s business, operations, and cash flows.

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the crude oil and natural gas the Company gathers, while potential physical effects of climate change could disrupt the Company’s operations and cause it to incur significant costs in preparing for or responding to those effects.

Climate change continues to attract considerable public and scientific attention. There is a broad consensus of scientific opinion that human-caused emissions of GHGs are linked to climate change. Climate change and the costs that may be associated with its impacts and the regulation of GHGs have the potential to materially affect the Company’s business in many ways, to include negatively impacting the costs the Company incurs in providing its products and the demand for and consumption of its products.

The EPA adopted regulations requiring the reporting of GHG emissions from specific categories of higher GHG emitting sources in the United States, including certain oil and natural gas facilities, which include certain of the Company’s operations. Information in such reporting may form the basis for further GHG regulation. The

EPA has also continued with its comprehensive strategy for further reducing methane and volatile organic compound (“VOC”) emissions from oil and gas operations, with a final rule issued in May 2016 that established specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. Additionally, the regulations placed new requirements to detect and repair VOC and methane leaks at certain well sites and compressor stations. However, in September 2020, the EPA finalized a rule removing transportation and storage activities from the purview of the rules, thereby rescinding the VOC and methane emissions limits applicable to such activities. On January 20, 2021, the President signed an executive order calling for the suspension, revision, or rescission of the September 2020 rule, and the reinstatement or issuance of methane emissions standards for new, modified, and existing oil and gas facilities, including transmission and storage facilities. In April 2021, the U.S. Senate approved a resolution under the Congressional Review Act to repeal the September 2020 revisions, which was approved by the U.S. House of Representatives and signed into law by the President in June 2021. The passage of the resolution effectively vacated the September 2020 rule and reinstated the prior standards under the May 2016 rule. In November 2021, as required by the President’s executive order, the EPA proposed new regulations to establish comprehensive standards of performance and emission guidelines for methane and VOC emissions from new and existing operations in the oil and gas sector, including the exploration and production, transmission, processing, and storage segments. The EPA plans to issue a supplemental proposal enhancing the proposed rulemaking in 2022 that will contain proposed rule text, which was not included in the November 2021 proposed rule, and anticipates a final rule by the end of 2022. Compliance with these and other emissions rules could adversely affect the Company’s operations and restrict or delay its ability to obtain applicable permits, approvals, or certificates for new or modified facilities.

Climate change remains a priority for the current administration, which could lead to additional regulations or restrictions on oil and gas development. In February 2021, the administration recommitted the United States to the Paris Agreement, a framework for parties to the agreement to cooperate and report actions to reduce GHG emissions. The Paris Agreement calls for parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of GHGs. The current administration, in April 2021, announced a target for the United States to achieve a 50% – 52% reduction from 2005 levels in economy-wide net GHG pollution in 2030. This target builds upon the President’s goals to create a carbon pollution-free power sector by 2035 and a net zero emissions economy by 2050. In November 2021, the international community gathered again in Glasgow at the 26th Conference to the Parties on the UN Framework Convention on Climate Change (“COP26”), during which multiple announcements were made, including a call for parties to eliminate certain fossil fuel subsidies and pursue further action on non-carbon dioxide GHGs. Relatedly, the United States and European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. Meeting these goals may require further regulations that could adversely impact the Company’s operations and financial performance or otherwise reduce demand for the products it stores, processes, and transports.

The adoption of legislation or regulatory programs to reduce emissions of GHGs could require the Company to incur increased operating costs, such as costs to purchase and operate emissions and vapor control systems or to comply with new regulatory or reporting requirements. If the Company is unable to recover or pass through a significant level of its costs related to complying with climate change regulatory requirements imposed on it, it could have a material adverse effect on the Company’s results of operations and financial condition. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the natural gas the Company stores, processes, and transports. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on the Company’s business, financial condition, and results of operations. Moreover, incentives to conserve energy or use alternative energy sources as a means of addressing climate change could reduce demand for the Company’s products.

In addition, parties concerned about the potential effects of climate change have directed their attention at sources of funding for energy companies, which has resulted in certain financial institutions, funds, and other sources of capital restricting or eliminating their investment in oil and natural gas activities. Financial institutions may adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. For example, in late 2020, the Federal Reserve recently announced that it has joined the Network for Greening the Financial System (“NGFS”), a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Subsequently, in November 2021, the Federal Reserve issued a statement in support of the efforts of the NGFS to identify key issues and potential solutions for the climate-related challenges most relevant to central banks and supervisory authorities. While the Company cannot predict what policies may result from this, a material reduction in the capital available to the fossil fuel industry could make it more difficult to secure funding for exploration, development, production, transportation, and processing activities, which could result in decreased demand for the Company’s midstream services. Additionally, the Securities and Exchange Commission announced its intention to promulgate rules requiring climate disclosures. Although the form and substance of these requirements is not yet known, this may result in additional costs to comply with any such disclosure requirements.

Finally, it should be noted that there are increasing risks to the Company’s operations resulting from the potential physical impacts of climate change, such as drought, wildfires, damage to infrastructure and resources from flooding, storms, and other natural disasters, and other physical disruptions. One or more of these developments could have a material and adverse effect on the Company’s business, financial condition, and results of operation.

Increasing attention to ESG matters and conservation measures may adversely impact the Company’s business.

Increasing attention to climate change, societal expectations on companies to address climate change, investor and societal expectations regarding voluntary ESG disclosures, and consumer demand for alternative forms of energy, may result in increased costs, reduced demand for the Company’s products, reduced profits, increased investigations and litigation, and negative impacts on the Company’s access to capital markets. Increasing attention to climate change and environmental conservation, for example, may result in demand shifts for oil and natural gas products and additional governmental investigations, and private litigation against the Company or its customers. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to the Company’s causation of or contribution to the asserted damage, or to other mitigating factors. While we may participate in various voluntary frameworks and certification programs to improve the ESG profile of our operations and services, we cannot guarantee that such participation or certification will have the intended results on our ESG profile.

Moreover, while we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures will be based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring, and reporting on many ESG matters. Additionally, while we may also announce various voluntary ESG targets, such targets are aspirational. We may not be able to meet such targets in the manner or on such a timeline as initially contemplated. To the extent that we do meet such targets, it may be achieved through various contractual arrangements, including the purchase of various credits or offsets that may be deemed to mitigate our ESG impact instead of actual changes in our ESG performance. Also, despite these goals, we may receive pressure from investors, lenders, or other groups to adopt more aggressive climate or other ESG-related goals, but we cannot guarantee that we will be able to implement such goals because of potential costs or technical or operational obstacles.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and recent activism directed at shifting funding away from companies with energy-related assets could lead to increased negative investor sentiment toward the Company, its customers, and its industry and to the diversion of investment to other industries, which could have a negative impact on business and the Company’s access to and costs of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies or the corresponding infrastructure projects based on climate change related concerns, which could affect the Company’s access to capital for potential growth projects.

Proposed changes to U.S. federal, state, and local tax laws, if enacted, could have a material adverse effect on our business and profitability.

Currently, the Company does not believe that it will be a federal tax payer for the next 5 years. However, new or amended U.S. federal, state, or local tax laws may be enacted in the future and such laws could materially impact our current or future tax planning and effective tax rates. For example, the White House and Congress have set forth proposals that would, if enacted, make significant changes to U.S. federal income tax laws applicable to domestic corporations. Such proposals include, but are not limited to, (1) an increase in the U.S. federal income tax rate applicable to corporations and (2) a minimum book income tax applicable to certain large corporations. It is uncertain whether these proposals, or similar proposals, will be enacted into law and, if enacted into law, when such laws would take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income or other tax laws could materially and adversely affect our business, cash flows, and future profitability.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act of 2002, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of the Nasdaq Global Market. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will increase the Company’s costs and expenses. We will need to:

•	institute a more comprehensive compliance function;

•	comply with rules promulgated by the Nasdaq Global Market;

•	continue to prepare and distribute periodic public reports in compliance with its obligations under the federal securities laws;

•	establish new internal policies, such as those relating to insider trading; and

•	involve and retain to a greater degree outside counsel and accountants in the above activities.

The failure to successfully integrate the business and operations in the expected time frame may adversely affect our future results.

We believe that the Transactions will result in certain benefits, including certain cost synergies and operational efficiencies. The success of the Transactions will depend on our ability to realize these anticipated benefits from combining the businesses of the Company, BCP and BCP GP. The actual integration may result in additional and unforeseen expenses or delays. If we are not able to successfully integrate the businesses and operations of the Company, BCP and BCP GP, or if there are delays in combining the businesses, the anticipated benefits of the Transactions may not be realized fully or at all or may take longer to realize than expected.

Risks Related to Ownership of Our Common Stock

Entities controlled by Blackstone and I Squared Capital, and Apache Midstream own a majority of the Company’s outstanding voting shares and thus strongly influence all of the Company’s corporate actions.

As long as Blackstone, I Squared, Apache Midstream and their respective affiliates own or control a significant percentage of the Company’s outstanding voting power, they will have the ability to strongly influence all corporate actions, including those requiring stockholder approval, the election and removal of directors. The interests of Blackstone, I Squared Capital or Apache Midstream may not align with the interests of the Company’s other stockholders.

The Company’s ability to pay dividends depends on its ability to generate sufficient cash flow, which it may not be able to accomplish.

The Company’s ability to pay dividends principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things, income from the Pipeline Transportation JVs, the volumes of natural gas and NGLs it gathers and processes, commodity prices, and other factors impacting the Company’s financial condition, some of which are beyond its control. In addition, under Delaware law, dividends on the Company’s capital stock may only be paid from “surplus,” which is the amount by which the fair value of the Company’s total assets exceeds the sum of its total liabilities, including contingent liabilities, and the amount of its capital; if there is no surplus, cash dividends on capital stock may only be paid from the Company’s net profits for the then-current and/or the preceding fiscal year.

Holders of the Partnership’s Preferred Units have rights, preferences, and privileges that are not held by, and are preferential to the rights of, holders of Common Units, and could dilute or otherwise adversely affect the holders of Common Units.

The Partnership’s Preferred Units rank senior to the Common Units in distribution and liquidation rights, and holders of Preferred Units will be entitled to receive a liquidation preference that incorporates an agreed return on the holders’ investment.

The Company depends on the Partnership for distributions, loans, and other payments to generate the funds necessary to meet the Company’s financial obligations or to pay any dividends with respect to its Class A common stock. Obligations of the Partnership in respect of the Preferred Units may restrict, reduce, or render unavailable funds that otherwise may be available to be distributed, loaned, or paid to the Company by the Partnership or loaned to, or invested in, the Partnership by third parties.

The Company’s charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees, or agents.

The charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (Court of Chancery) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any derivative action or proceeding brought on the Company’s behalf; any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers, or other employees to it or its stockholders; any action asserting a claim against the Company or any of its directors, officers, or employees arising pursuant to any provision of the DGCL, the charter, or the Company’s bylaws; or any action asserting a claim against the Company or any of its directors, officers, or other employees that is governed by the internal affairs doctrine.

The above does not apply for such claims as to which the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, exclusive jurisdiction is vested in a court or forum other than the Court of Chancery, or the Court of Chancery does not have subject matter jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of, and consented to, the provisions of the Company’s charter described in the preceding sentence. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with the Company or its directors, officers, or other employees, which may discourage such lawsuits against the Company and such persons. Alternatively, if a court were to find these provisions of the Company’s charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition, or results of operations.

The Company’s charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, the charter provides that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction.

If the Company fails to maintain an effective system of internal controls, it may not be able to report accurately its financial results or prevent fraud. As a result, current and potential holders of the Company’s equity could lose confidence in its financial reporting, which would harm its business and cost of capital.

Effective internal controls are necessary for the Company to provide reliable financial reports, prevent fraud, and operate successfully as a public company. The Company cannot be certain that its efforts to maintain its internal controls will be successful, that it will be able to maintain adequate controls over its financial processes and reporting in the future, or that it will be able to continue to comply with its obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to maintain effective internal controls or to implement or improve the Company’s internal controls could harm its operating results or cause it to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in the Company’s reported financial information, which would likely have a negative effect on the trading price of its equity interests.

If the performance of the Company does not meet the expectations of investors, stockholders, or financial analysts, the market price of the Company’s securities may decline.

The price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control, and such fluctuations could contribute to the loss of all or part of a stockholder’s investment. Fluctuations or changes in the Company’s quarterly financial results, changes in or failure to meet market or financial analysts’ expectations about the Company, changes in laws and regulations, commencement of or involvement in litigation, changes in the Company’s capital structure, and general economic and political conditions could have a material adverse effect on a stockholder’s investment in the Company’s securities, and its securities may trade at prices significantly below the price paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of the Company’s operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of the Company’s securities may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s stock price regardless of its business, prospects, financial conditions, or results of operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder pursuant to this prospectus supplement. In addition, we have agreed to pay certain expenses of the selling stockholder in connection with the sale of Class A common stock from time to time. Please read “Selling Stockholder.”

Pursuant to the Registration Rights Agreement, the selling stockholder has agreed to use at least $100 million of the aggregate proceeds from this offering for new well drilling and completion activity at the Alpine High resource play within 24 months of the closing of this offering, subject to a dollar-for-dollar reduction of such $100 million for investment by the selling stockholder or its affiliates (other than the Company and its subsidiaries) in such activity after October 21, 2021.

DIVIDEND POLICY

The Company paid cash dividends on its Class A common stock each quarter in 2021 at a rate of $1.50 per share and has committed to continue to pay $1.50 per share per quarter in 2022. The Company has announced that it intends to recommend to our board of directors at least a 5% increase in its dividend in the beginning of 2023. When, and if, declared by our board of directors, future dividend payments will depend upon our level of earnings, financial requirements, and other relevant factors.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated combined financial statements are provided to aid you in your analysis of the financial aspects of the Transactions and the Redemption and Exchange of Common Units. The unaudited pro forma condensed consolidated combined financial statements are based on the Company historical consolidated financial statements and the BCP historical consolidated financial statements as adjusted to give effect to the Transactions and the Redemption and Exchange of Common Units. The unaudited pro forma condensed consolidated combined financial statements do not give effect to this offering. The unaudited pro forma condensed consolidated combined balance sheet gives pro forma effect to the Transactions and the Redemption and Exchange of Common Units as if they had been consummated on December 31, 2021. The unaudited pro forma condensed consolidated combined statements of operations for the year ended December 31, 2021 give effect to the Transactions and the Redemption and Exchange of Common Units as if they had occurred on January 1, 2021.

The unaudited pro forma condensed consolidated combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated combined financial statements;

•	the historical audited consolidated financial statements of BCP as of and for the year ended December 31, 2021, included elsewhere in this prospectus supplement;

•	the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2021, which are included elsewhere in this prospectus supplement; and

•	other information relating to BCP and the Company included elsewhere or incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed consolidated combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions and the Redemption and Exchange of Common Units taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2021

(in thousands)

	Historical		Transaction Accounting Adjustments		Redemption		Pro Forma Balance Sheet
	Company	BCP			and Exchange of Common Units for Class A Common Stock
ASSETS
Current assets:
Cash and cash equivalents	$131,963	$18,729	$(120,015)	5(d)	$—		$29,042
			(1,635)	5(t)
Accounts receivable	2,249	178,107	—		—		180,356
Accounts receivable from Apache Corporation	9,875	—	13,717	5(s)	—		23,592
Revenue receivables	13,717	—	(13,717)	5(s)	—		—
Inventories	2,958	—	—		—		2,958
Other current assets	5,866	20,683	—		—		26,549

Total current assets	166,628	217,519	(121,650)		—		262,497
Property, plant and equipment, net	175,476	1,839,279	343,347	5(a)	—		2,358,102
Intangible assets, net	11,511	786,049	1,689	5(n)	—		799,249
Operating lease right-of-use assets	—	61,562	693	5(r)	—		62,255
Equity method interests	1,364,826	626,477	390,174	5(b)	—		2,381,477
Deferred charges and other assets	6,229	22,320	(2,139)	5(f)	—		25,717
			(693)	5(r)

Total assets	$1,724,670	$3,553,206	$611,421		$—		$5,889,297

LIABILITIES, NONCONTROLLING INTERESTS, AND EQUITY
Current liabilities:
Accounts payable	$—	$12,220	$—		$—		$12,220
Accrued expenses	—	135,643	13,428	5(g)	—		151,124
			2,053	5(l)
Derivative liability	—	2,667	—		—		2,667
Distributions payable to Preferred Unit limited partners	11,562	—	—		—		11,562
Mandatorily redeemable preferred unit limited partners, current	—	—	116,692	5(k)	—		116,692
Other current liabilities	15,682	4,339	(557)	5(r)	—		19,464
Current portion of operating lease liabilities	—	31,776	557	5(r)	—		32,333
Current portion of long-term debt, net	—	54,280	—		—		54,280

Total current liabilities	27,244	240,925	132,173		—		400,342
Long-term debt, net	657,000	2,253,422	—	5(f)	—		2,910,422
Derivative liabilities	56,895	200	334	5(c)	—		57,429
Contingent liability	—	839	4,451	5(q)	—		5,290
Deferred revenue	—	11,674	—		—		11,674
Deferred tax liabilities	—	7,190	(2,238)	5(o)	—		4,952
Operating lease liabilities	—	29,889	136	5(r)	—		30,025
Asset retirement obligation	68,331	—	(68,331)	5(h)	—		—
Mandatorily redeemable preferred unit limited partners, noncurrent	—	—	58,346	5(k)	—		58,346
Other noncurrent liabilities	10,118	2,219	540	5(p)	—		12,741
			(136)	5(r)

Total liabilities	$819,588	$2,546,358	$125,275		$—		$3,491,221

COMMITMENTS AND CONTINGENCIES
Redeemable noncontrolling interest - Common Unit limited partners	769,855	—	1,006,843	5(m)	(769,855)	5(v)	841,615
					(165,228)	5(w)
Redeemable noncontrolling interest - Preferred Unit limited partners	712,476	—	(120,015)	5(d)	—		380,312
			(212,149)	5(e)

	Historical		Transaction Accounting Adjustments		Redemption		Pro Forma Balance Sheet
	Company	BCP			and Exchange of Common Units for Class A Common Stock
EQUITY:
Partners’ capital	—	1,006,848	(1,006,848)	5(m)	—		—
Class A common stock	1	—	—		1	5(v)	2
					—	5(w)
Class C common stock	1	—	5	5(m)	(1)	5(v)	5
					—	5(w)
Additional paid-in capital	—	—	1,013,507	5(j)	575,981	5(v)	1,178,195
			(540)	5(p)	165,228	5(w)
			(575,981)	5(u)
Accumulated deficit	(577,251)	—	(13,428)	5(g)	193,874	5(v)	(2,053)
			398,440	5(i)
			(2,053)	5(l)
			(1,635)	5(t)
Accumulated other comprehensive loss	—	—	—		—		—

Total liabilities, noncontrolling interests, partners’ capital, and equity	$1,724,670	$3,553,206	$611,421		$—		$5,889,297

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except per share amounts)

	Historical		Transaction Accounting Adjustments		Pro Forma Statement of Operations
	Company	BCP
OPERATING REVENUES:
Service revenue	$142,727	$272,677	$—		$415,404
Product revenue	8,136	385,622	—		393,758
Product revenue - affiliate	9,754	—	—		9,754
Other revenue	—	3,745	—		3,745

Total revenues	160,617	662,044	—		822,661
OPERATING EXPENSES:
Cost of sales (exclusive of depreciation and amortization shown separately below)	7,793	233,619	—		241,412
Cost of product sales - affiliate (exclusive of depreciation and amortization shown separately below)	9,754	—	—		9,754
Depreciation, amortization and accretion	16,201	243,558	(6,950)	6(a)	252,809
Operating expenses	32,748	90,894	—		123,642
General and administrative expenses	14,182	28,588	13,428	6(b)	111,747
			2,053	6(d)
			47,029	6(g)
			360	6(i)
			4,472	6(k)
			1,635	6(l)
Taxes other than income	13,886	11,512	—		25,398
Loss on disposal of assets	—	382	—		382
Impairments	441	—	—		441

Total costs and expenses	95,005	608,553	62,027		765,585

OPERATING INCOME (LOSS)	65,612	53,491	(62,027)		57,076
Interest and other income	4	4,147	—		4,151
Interest expense	—	(117,365)	—		(117,365)
Warrants valuation adjustment	664	—	—		664
Equity in earnings of unconsolidated affiliate	113,764	63,074	18,822	6(e)	195,660
Impairment on equity method interests	(160,441)	—	160,441	6(j)	—
Unrealized derivative instrument gain (loss)	82,114	—	(101,042)	6(c)	(18,928)
Transaction costs	(4,472)	—	4,472	6(k)	—
Other	12,574	—	—		12,574

Total other income (expenses), net	44,207	(50,144)	82,693		76,756
Financing costs, net of capitalized interest	10,598	—	(1,167)	6(f)	9,431

INCOME BEFORE INCOME TAXES	$99,221	$3,347	$21,833		$124,401
Deferred income tax expense	—	1,865	1,143	6(h)	3,008

NET INCOME	$99,221	$1,482	$20,690		$121,393

Less: Net income attributable to noncontrolling interest - Preferred Unit limited partners	161,906				109,174
Less: Net income (loss) attributable to noncontrolling interest - Common Unit limited partners	(48,741)				8,734

Net income (loss) attributable to Class A common stockholders (basic)	$(13,944)				$3,485

Net income (loss) attributable to Class A common stockholders (diluted)	$(62,685)				$12,219

Net loss attributable to Class B Units (basic and diluted)		$(51,700)

Net loss attributable to Class C Units (basic and diluted)		$(832)

Net income attributable to Class E Units (basic and diluted)		$54,014

Net income (loss) per share attributable to Class A common stockholders (basic)	$(3.72)				$0.18

	Historical		Transaction Accounting Adjustments	Pro Forma Statement of Operations
	Company	BCP
Net income (loss) per share attributable to Class A common stockholders (diluted)	$(3.86)			$0.18

Net loss per unit attributable to Class B limited partner unitholders (basic and diluted)		$(0.02)

Net loss per unit attributable to Class C limited partner unitholders (basic and diluted)		$(0.02)

Net income per unit attributable to Class E limited partner unitholders (basic and diluted)		$0.19

Weighted average Class A common shares (basic)	3,746			18,896	6(m)

Weighted average Class A common shares (diluted)	16,246			66,246	6(m)

Weighted average Class B limited partner units (basic and diluted)		2,732,537

Weighted average Class C limited partner units (basic and diluted)		43,786

Weighted average Class E limited partner units (basic and diluted)		279,808

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1.    Description of the Transaction and Redemption and Exchange of Common Units for Class A Common Stock

Description of the Transaction

On October 21, 2021, the Company and the Partnership entered into a contribution agreement with Contributor to purchase 100% of the equity interests in BCP and BCP GP in exchange for an aggregate of 50,000,000 shares of the Company’s Class C common stock and an aggregate of 50,000,000 common units of the Partnership. The transaction closed on February 22, 2022, at which time BCP and BCP GP became wholly owned subsidiaries of the Partnership. Immediately following the transaction, legacy shareholders of the Company held approximately 25% of the Company’s outstanding common stock (approximately 20% held by Apache Midstream) and legacy BCP and BCP GP unitholders held approximately 75% of the Company’s outstanding common stock.

Redemption and Exchange of Common Units for Class A Common Stock

In January 2022, a direct exchange by the Company and Apache Midstream was effectuated, pursuant to which the Company exchanged 12,500,000 Common Units held by Apache Midstream for 12,500,000 shares of Class A common stock, and cancelled a corresponding number of Apache Midstream’s 12,500,000 shares of Class C common stock.

Immediately following consummation of the transaction, a direct redemption occurred between the Company and certain Contributor members, pursuant to which the Company exchanged with those Contributors 2,650,000 Common Units for 2,650,000 shares of Class A common stock, and cancelled a corresponding number of the Contributors’ 2,650,000 shares of Class C common stock.

2.    Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the Redemption and Exchange of Common Units for Class A common stock and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments in the unaudited pro forma condensed consolidated combined financial information. The adjustments presented in the unaudited pro forma condensed consolidated combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company after the consummation of the transaction and the Redemption and Exchange of Common Units for Class A common stock.

The unaudited pro forma condensed consolidated combined financial statements are based on the Company historical consolidated financial statements and the BCP historical consolidated financial statements as adjusted to give effect to the transaction. The unaudited pro forma condensed consolidated combined balance sheet gives pro forma effect to the transaction and the Redemption and Exchange of Common Units for Class A common stock as if they had been consummated on December 31, 2021. The unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 2021 gives effect to the transaction and the Redemption and Exchange of Common Units for Class A common stock as if they had occurred on January 1, 2021.

The unaudited pro forma condensed consolidated combined financial statements were prepared using the acquisition method of accounting with BCP considered the accounting acquirer of the Company. Under the acquisition method of accounting, the purchase price is allocated to the underlying the Company assets acquired and liabilities assumed based on their respective fair market values. Any excess of purchase price over the fair value of the net assets acquired will be recorded as goodwill. Based on the preliminary estimated fair values of the assets acquired and liabilities assumed, no goodwill was recognized in this transaction. Refer below to Note 3, “Accounting Treatment for the Transaction.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the transaction are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the transaction based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated combined financial statements.

The unaudited pro forma condensed consolidated combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the transaction. The Company and BCP have not had any historical relationship prior to the transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

3.    Accounting Treatment for the Transaction

The Company will be the legal acquiror of BCP. However, for accounting purposes, the transaction will be treated as a reverse merger and accounted for using the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations. As such, the Company will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the transaction, BCP unitholders will have a majority of the voting power of the combined company, BCP will control a majority of the governing body of the combined company, and BCP’s senior management will comprise the majority of the senior management of the combined company upon consummation of the transaction.

Accordingly, for financial reporting purposes, the net assets of BCP will be stated at historical carrying values and its consolidated financial statements will be presented as the predecessor to the combined company in the historical financial statements following the consummation of the transaction. Furthermore, for accounting purposes, the assets and liabilities of the Company will be recorded at their fair values measured as of the acquisition date, with any excess purchase price over the fair value of the net assets acquired, if any, to be recorded as goodwill. Based on the preliminary estimated fair values of the assets acquired and liabilities assumed, no goodwill was recognized in the transaction. The results of the Company will be presented within the consolidated results of BCP from the date of acquisition going forward.

4.    Preliminary Estimated Purchase Price and Purchase Price Allocation

Management performed a preliminary estimation of fair values of the Company assets and liabilities as of December 31, 2021. As of the date of this prospectus supplement, BCP has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Company assets to be acquired and the liabilities to be assumed and the related purchase price allocation. The preliminary fair value estimates are subject to change based on the final valuations. BCP estimated the preliminary fair value of the Company assets and liabilities based on discussions with the Company’s management, preliminary valuation studies, due diligence, and information presented in the Company’s public filings. The final purchase price and purchase price allocation may be different than what is presented herein, and such differences could be material.

Preliminary Estimated Purchase Price

The following table summarizes the preliminary estimate of the purchase price (in thousands, except shares and per share price):

Class A common stock shares outstanding	16,246,460
Class A common stock share price (1)	$62.35

Equity portion of consideration effectively transferred	$1,012,967
Liability incurred for replacement share based awards	$540

Total estimated consideration effectively transferred	$1,013,507

The final purchase price will be based on the fair value of the issued and outstanding shares of Class A common stock as of the closing date. For purposes of preparing these unaudited pro forma condensed consolidated combined financial statements, the estimated fair value is based on the closing stock price of the Class A common stock on the transaction closing date of February 22, 2022.

Preliminary Estimated Purchase Price Allocation

The following table summarizes allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed (in thousands):

Current assets	$44,978
Property, plant and equipment, net	518,821
Intangible assets, net	13,200
Equity method interests	1,755,000
Other non—current assets	6,328

Total assets acquired	2,338,327
Current liabilities assumed	(157,364)
Long-term debt assumed	(657,000)
Derivative liabilities	(57,229)
Mandatorily redeemable preferred unit limited partners	(58,346)
Other non-current liabilities assumed	(14,569

Total liabilities assumed	(944,508)
Redeemable noncontrolling interest - Preferred Unit limited partners	(380,312)

Total consideration effectively transferred	$1,013,507

5.    Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments

(a)

Reflects the pro forma adjustments to historical amounts to record the estimated fair value of property, plant and equipment that includes gathering, transmission and processing facilities, other fixed assets and elimination of the asset retirement obligation asset (see Note 6(a) below).

(b)	Reflects the pro forma adjustments to historical amounts to record the estimated fair value of equity method investments (see Note 6(e) below).

	Ownership	Fair Value as of December 31, 2021
Gulf Coast Express Pipeline, LLC	16.0%	$470,000
EPIC Crude Oil Pipeline, LP	15.0%	—
Permian Highway Pipeline, LLC	26.7%	815,000
Breviloba, LLC	33.0%	470,000

		$1,755,000

(c)	Reflects a pro forma adjustment to historical amounts to record the estimated fair value of the derivative liability (see Note 6(c) below).

(d)

Reflects the Preferred Units mandatory redemption in the amount of $120.0 million. The redemption has been recorded as a reduction to Redeemable noncontrolling interest—Preferred Unit limited partners and reduction to Cash and cash equivalents of $120.0 million.

(e)	Reflects a pro forma adjustment to record Redeemable noncontrolling interest—Preferred Unit limited partners at fair value of $380.3 million.

(f)

Reflects a pro forma adjustment to record the long-term debt at fair value. The historical amount of the revolving credit facility of $657.0 million approximates the fair value since the revolving credit facility has a floating interest rate. The interest rate per annum for borrowings under this facility is either a base rate plus a margin, or the London Interbank Offered Rate (LIBOR), plus a margin. The historical deferred debt issuance costs balance of $2.1 million was eliminated (see Note 6(f) below).

(g)

Reflects a pro forma adjustment for $13.4 million of the Company estimated transaction costs to be incurred consisting of advisory, legal, accounting and auditing fees and other professional fees. The adjustment has been recorded as an increase to Accrued expenses and increase to Accumulated deficit of $13.4 million (see Note 6(b) below).

(h)

Reflects a pro forma adjustment to eliminate the asset retirement obligation balance of $68.3 million since the ultimate dismantlement and removal dates of the Company pipelines and infrastructure are not determinable based on the future operating plans of the combined business, such that the fair value of the liability is not currently estimable (see Note 6(a) below).

(i)	Reflects a pro forma adjustment to eliminate the Company historical Accumulated deficit.

(j)	Reflects a pro forma adjustment to record consideration effectively transferred in amount of $1,013.5 million to the Company APIC.

(k)	Reflects a pro forma adjustment to record mandatorily redeemable preferred unit limited partners at fair value of $175.0 million of which $116.7 million is current.

(l)

Reflects a pro forma adjustment for $2.1 million of BCP estimated transaction costs to be incurred consisting of advisory, legal, accounting and auditing fees and other professional fees. The adjustment has been recorded as an increase to Accrued expenses and increase to Accumulated deficit of $2.1 million (see Note 6(d) below).

(m)	Reflects a pro forma adjustment to record 50,000,000 shares of Class C common stock issued and reclass of BCP’s partners’ capital to Redeemable noncontrolling interest—Common Unit limited partners.

(n)

Reflects a pro forma adjustment to historical amounts to record the estimated fair value of rights of way (see Note 6(a) below). The Company rights of way were reclassified from Property, plant and equipment, net to Intangible assets, net.

(o)	Reflects a pro forma adjustment to record a reduction to deferred tax liability of $2.2 million related to the fair value adjustments to the Company’s assets (see Note 6(h) below).

(p)	Reflects a pro forma adjustment to record BCP liability of $0.5 million incurred for replacement share—based awards of the Company which is part of the consideration effectively transferred.

(q)

Reflects a pro forma adjustment to record an assumed liability of $4.5 million related to the fair value of earnout consideration for the Company’s prior acquisition. On November 9, 2018, the Company (formerly known as Kayne Anderson Acquisition Corp.) consummated an acquisition of certain entities previously owned by Apache Corporation. In connection with this acquisition, Apache Corporation has the right to receive earnout consideration of up to 1,250,000 shares of Class A common stock.

(r)	Reflects a pro forma adjustment to reclassify the Company’s existing lease agreements under ASC 842 to conform to BCP’s accounting practices.

(s)	Reflects a pro forma adjustment to reclassify revenues earned by the Company that have not yet been invoiced to Apache Corporation to conform to BCP’s accounting practices.

(t)	Reflects a pro forma adjustment to record the Company’s payment required to terminate unvested restricted stock units (see Note 6(l) below).

(u)	Reflects a pro forma adjustment to eliminate the Company’s Additional paid-in capital arising from the exchange of Common Units for Class A common stock (see Note 5(v) below).

Pro forma Adjustments for Redemption and Exchange of Common Units for Class A Common Stock

(v)

Reflects a pro forma adjustment to record a direct exchange by the Company and Apache Midstream, pursuant to which the Company exchanged 12,500,000 Common Units held by Apache Midstream for 12,500,000 shares of Class A common stock, and cancelled a corresponding number of Apache Midstream’s 12,500,000 shares of Class C common stock.

(w)

Reflects a pro forma adjustment to record a direct redemption between the Company and certain Contributor members, pursuant to which the Company exchanged with those Contributors 2,650,000 Common Units for 2,650,000 shares of Class A common stock, and cancelled a corresponding number of the Contributors’ 2,650,000 shares of Class C common stock.

6.    Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments

(a)

Reflects the pro forma adjustments to eliminate historical depreciation and accretion expenses and record depreciation and amortization expense based on the fair value of the property plant and equipment and rights of way and the estimated remaining useful lives (see Notes 5(a), 5(h) and 5(n) above).

(b)	Reflects a pro forma adjustment to record the Company’s estimated transaction costs to be incurred of $13.4 million (see Note 5(g) above).

(c)

Reflects the pro forma adjustments to eliminate historical unrealized derivative instrument gain and record unrealized derivative instrument loss based on the fair value of the derivative liability (see Note 5(c) above).

(d)	Reflects a pro forma adjustment to record BCP’s estimated transaction costs to be incurred of $2.1 million (see Note 5(l) above).

(e)

Reflects a pro forma adjustment to eliminate equity in losses of EPIC Crude Oil Pipeline, LP unconsolidated affiliate, as no value was allocated in the transaction to EPIC Crude Oil Pipeline, LP (see Note 5(b) above).

(f)	Reflects a pro forma adjustment to eliminate the historical deferred debt issuance costs amortization (see Note 5(f) above).

(g)

BCP’s stock compensation expense was calculated using an assumed grant date fair value of the Company Class A common stock of $62.35 per share based on the closing price as of February 22, 2022 and three- or four-year cliff vesting terms of assumed Restricted Share awards.

(h)	Reflects a pro forma adjustment to record deferred income tax expense related to the fair value adjustments to the Company’s assets (see Note 5(o) above).

(i)	Reflects a pro forma adjustment to record the Company’s stock compensation expense.

(j)

Reflects a pro forma adjustment to eliminate the historical impairment of EPIC Crude Oil Pipeline, LP equity method interest, as no value was allocated in the transaction to EPIC Crude Oil Pipeline, LP (see Note 5(b) above).

(k)	Reflects a pro forma adjustment to reclassify transaction costs incurred by the Company to general and administrative expenses to conform to BCP’s accounting practices.

(l)	Reflects a pro forma adjustment to record expense for the Company’s payment required to terminate unvested restricted stock units (see Note 5(t) above).

(m)

The pro forma basic and diluted number of shares presented in the unaudited pro forma condensed consolidated combined statement of operations are based upon the number of BCP’s shares outstanding as if the transaction occurred on January 1, 2021. The calculation of weighted average shares outstanding for pro forma basic and diluted net income per share assumes that the shares issuable in connection with the transaction and the Redemption and Exchange of Common Units for Class A common stock have been outstanding for the entirety of the period presented.

Pro forma weighted average common shares outstanding presented in the unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 2021 - basic and diluted are calculated as follows:

	Basic number of shares	Diluted number of shares
December 31, 2021
Class A common stockholders	18,896,460	18,896,460
Redeemable noncontrolling interest - Common Unit limited partners	—	47,350,000

	18,896,460	66,246,460

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all historical operational and financial information presented in this section is that of BCP and its subsidiaries on a consolidated basis prior, and without giving effect, to the Transactions. Unless the context otherwise requires, all references in this section to “BCP,” “EagleClaw Midstream,” “ECM,” “the Partnership,” “we,” “us,” and “our” refer to BCP Raptor Holdco, LP and its subsidiaries prior to the consummation of the Transactions.

You should read the following discussion and analysis of our financial condition and results of operations together with the audited consolidated financial statements and related notes and the unaudited condensed consolidated financial statements and related notes that are included elsewhere in this prospectus supplement. The discussion and analysis should also be read together with the unaudited pro forma condensed consolidated combined financial information included elsewhere in this prospectus supplement. See the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.” This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this prospectus supplement, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

BCP is the parent of ECM, which is an integrated midstream energy company in the Permian Basin providing comprehensive gathering, transportation, compression, processing, and treating services for companies that produce natural gas, natural gas liquids (“NGLs”), crude oil, and water. BCP is headquartered in Midland, Texas and has a significant presence in Houston, Texas. As of December 31, 2021, ECM operated in the Southern Delaware Basin, specifically in Culberson, Loving, Pecos, Reeves, and Ward Counties, Texas. As of December 31, 2021 ECM was one of the largest gas processors in the Delaware Basin, with 1,320 million cubic feet per day (“MMcf/d”) of capacity and more than 1,400 miles of operated pipelines. ECM has long-term dedications of approximately 750,000 acres for gas, crude, and water midstream services from nearly 30 successful and active producers in the Delaware Basin as of December 31, 2021.

Our Operations

BCP determined it has two operating segments, which represent its reportable segments: the Gathering and Processing segment and the Transmission segment. The Gathering and Processing segment represents the consolidated operations of BCP. The Transmission segment is solely comprised of BCP’s investment in unconsolidated affiliate, PHP.

Gathering and Processing

The Gathering and Processing segment operated under three entities: EagleClaw Midstream Ventures, LLC, Pinnacle Midstream, LLC and CR Permian Holdings, LLC. That segment includes the results of ECM’s (i) gas gathering and compression assets located throughout the Southern Delaware Basin, including four processing complexes, (ii) crude oil gathering, stabilization, and storage services throughout the Texas Delaware Basin, which were centralized at the Caprock Stampede Terminal and the Pinnacle Sierra Grande Terminal, and (iii) water gathering and disposal assets located in northern Reeves County, Texas.

Transmission

The Transmission segment consisted of a 26.67% equity interest in PHP as of December 31, 2021, which was formed to develop, construct, own, operate and maintain the PHP Pipeline. The pipeline was placed in full commercial service on January 1, 2021.

Factors Affecting Our Business

The Significance of Crude Oil and Producer Volumes on Our Revenues, Cost of Sales and Gross Margin

As of December 31, 2021, BCP’s assets included more than 1,400 miles of natural gas, NGLs, condensate, and crude oil pipelines as well as 1,320 MMcf/d of natural gas processing capacity which serviced 750,000 dedicated acres across nearly 30 customers under long-term contracts.

All of the gas gathered and processed by BCP was associated gas included in the oil stream, making producers’ oil break-even prices the primary driver of activity, not natural gas prices. The average price of West Texas Intermediate (“WTI”) crude oil was $77.11/Bbl during the fourth quarter of 2021. If crude prices were to fall below producers’ break-even prices for a prolonged period of time, drilling activity and volumes might decline as BCP experienced during the second quarter of 2020 as a result of the COVID-19 pandemic.

Recent Developments

The Transactions

On October 21, 2021, the Company and the Partnership entered into a Contribution Agreement with the Contributor and, solely for the purposes set forth therein, BCP. On February 22, 2022, pursuant to the Contribution Agreement Contributor contributed all of the equity interests of BCP and BCP GP, the general partner of BCP, to the Partnership in exchange for 50,000,000 Common Units and 50,000,000 shares of Class C common stock. Upon the completion of the Transactions, shareholders of the Contributor own approximately 75% of the new combined entity and Company stockholders own approximately 25%.

Key Performance Metrics

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) adjusted for interest, taxes, depreciation and amortization, impairment charges, asset write-offs, the proportionate EBITDA from our equity method investments in our Pipeline Transportation JVs, equity in earnings (losses) from investments recorded using the equity method, stock-based compensation expense, unrealized gains or losses on derivative instruments, extraordinary losses and unusual or non-recurring charges. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA is $415.7 million, $221.1 million and $202.2 million for the years ended December 31, 2021, 2020 and 2019, respectively. Adjusted EBITDA is a non-GAAP measure. Refer to the “Non-GAAP Measures” section below for further discussion.

Segment Adjusted EBITDA

Segment Adjusted EBITDA is defined as segment net earnings or loss adjusted to exclude interest expense, income tax expense, depreciation and amortization, the proportionate effect of these same items for our equity method investments and other non-recurring items. Segment Adjusted EBITDA for the years ended December 31, 2021, 2020 and 2019 is as follows:

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Gathering and Processing	$343,645	$231,015	$207,888
Transmission	82,025	(321)	2,635
Other	(9,957)	(9,617)	(8,286)

Total Segment Adjusted EBITDA	415,713	221,077	202,237

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

The following table is a reference for the discussion that follows:

	Years Ended December 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Operating revenues:
Service revenue	$272,677	$272,829	$(152)	(0.1)%
Product revenue	385,622	135,330	250,292	184.9%
Other revenue	3,745	2,017	1,728	85.7%

Total operating revenues	662,044	410,176	251,868	61.4%
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization)	233,619	65,053	168,566	259.1%
Depreciation and amortization	243,558	223,763	19,795	8.8%
Operating expenses	90,894	93,704	(2,810)	(3.0)%
General and administrative expenses	28,588	22,917	5,671	24.7%
Ad valorem taxes	11,512	10,985	527	4.8%
Loss on disposal of assets	382	3,454	(3,072)	(88.9)%
Goodwill impairment	—	1,010,773	(1,010,773)	(100.0)%

Total operating costs and expenses	608,553	1,430,649	(822,096)	(57.5)%

Operating income (loss)	53,491	(1,020,473)	1,073,964	(105.2)%

Other income (expense):
Interest and other income	4,147	1,476	2,671	181.0%
Interest expense	(117,365)	(135,516)	18,151	(13.4)%
Equity in earnings (losses) of unconsolidated affiliate	63,074	(308)	63,382	N/M

Total other expense, net	(50,144)	(134,348)	84,204	(62.7)%

Income (loss) before income taxes	3,347	(1,154,821)	1,158,168	(100.3)%

Income tax provision	(1,865)	(968)	(897)	92.7%

Net income (loss)	$1,482	$(1,155,789)	$1,157,271	(100.1)%

N/M—Not meaningful

Service revenue

Service revenue consists of service fees paid to us by our customers for providing comprehensive gathering, processing, treating and water disposal services necessary to bring natural gas, NGLs and crude oil to market. Service revenue was flat year over year. Service revenues are included entirely in the Gathering and Processing segment.

Product revenue

Product revenue consists of commodity sales (including condensate, natural gas, and NGLs). Product revenue for the year ended December 31, 2021, increased by $250.3 million, or 184.9%, to $385.6 million, compared to $135.3 million for the year ended December 31, 2020, primarily due to period over period increases in commodity prices. For the year ended December 31, 2021 versus the same period in 2020, natural gas residue prices increased $3.06 per MMBtu or over 290%, NGL prices increased $23.87 per barrel or over 190% and condensate prices increased $15.07 per barrel or over 45%. Similarly over the same period, natural gas residue volumes increased 11.8 million MMBtu or 9%, NGL volumes decreased 4.7 million barrels or 18% and condensate volumes increased 1.7 thousand barrels or 64%. Product revenues are included entirely in the Gathering and Processing segment.

Other revenue

Other revenue consists of the amortization of contract liabilities related to capital reimbursements received from our customers. Other revenue for the year ended December 31, 2021, increased by $1.7 million, or 85.7%, to $3.7 million, compared to $2.0 million for the year ended December 31, 2020, primarily due to new capital reimbursements received resulting in increased amortization. Other revenues are included entirely in the Gathering and Processing segment.

Cost of sales (exclusive of depreciation and amortization)

Cost of sales (exclusive of depreciation and amortization) primarily consists of purchases of NGLs and natural gas from our producers at contracted market prices to support product sales to other third parties. Cost of sales for the year ended December 31, 2021, increased $168.5 million or 259.1%, to $233.6 million, compared to $65.1 million for the year ended December 31, 2020, primarily due to the period over period increase in commodity prices. Cost of sales (exclusive of depreciation and amortization) are included entirely in the Gathering and Processing segment.

Depreciation and amortization

Depreciation and amortization consists of depreciation expense on property, plant and equipment and amortization expense for intangible assets. Depreciation and amortization for the year ended December 31, 2021, increased $19.8 million, or 8.8%, to $243.6 million, compared to $223.8 million for the year ended December 31, 2020, primarily due to an increase in our depreciable asset base from projects placed into service over the past year.

Operating expenses

Operating expenses consist of equipment rental fees, labor, outside services, and lubricants and chemicals all incurred in the operation of our assets. Operating expenses for the year ended December 31, 2021, decreased $2.8 million, or 3.0%, to $90.9 million, compared to $93.7 million for the year ended December 31, 2020, primarily due to decreased electricity costs associated with electricity credits received from one of our primary electricity providers during the month of February.

General and administrative expenses

General and administrative expenses consist of day-to-day costs we incur to administer our business including administrative labor, insurance costs and legal fees. General and administrative expenses for the year ended December 31, 2021, increased $5.7 million, or 24.7%, to $28.6 million, compared to $22.9 million for the year ended December 31, 2020, primarily due to $5.7 million of transactions costs incurred for the Transactions during the current year.

Ad valorem taxes

Ad valorem taxes for the year ended December 31, 2021, increased $0.5 million, or 4.8%, to $11.5 million, compared to $11.0 million for the year ended December 31, 2020, primarily due to the aforementioned increase to our fixed asset base and its increased utilization.

Loss on disposal of assets

Loss on disposal of assets consists of the losses associated with the dispositions of fixed assets. Loss on disposal of assets for the year ended December 31, 2021, decreased $3.1 million, or 88.9%, to $0.4 million, compared to $3.5 million for the year ended December 31, 2020, primarily due to the write-off of a compressor during the year ended December 31, 2020.

Goodwill impairment

Goodwill impairment represents the charge to earnings and is calculated as the amount by which a reporting unit’s carrying value exceeds its fair value, determined during a goodwill impairment test. Goodwill impairment decreased $1.0 billion due to the goodwill impairment for the year ended December 31, 2020 and no impairment taken during the year ended December 31, 2021.

Interest and other income

Interest and other income consists of miscellaneous, non-operational interest and income or expense activities. Interest and other income for the year ended December 31, 2021, increased $2.6 million, to income of $4.1 million, compared to income of $1.5 million during the year ended December 31, 2020, primarily due to a $2.5 million settlement from the former owners of one of our subsidiaries, CR Permian Holdings, LLC, that was acquired in November of 2018.

Interest expense

Interest expense includes mainly the interest incurred on our outstanding indebtedness and associated interest rate swaps, as well as amortization of deferred financing costs, mainly debt origination and commitment fees. Interest expense for the year ended December 31, 2021, decreased $18.1 million, or 13.4%, to $117.4 million, compared to $135.5 million for the year ended December 31, 2020, primarily due to lower settlements and fair value marks on our interest rate swaps totaling $23.4 million. Also, interest expense on our outstanding term loans decreased $10.9 million due to a period over period decrease in the floating rates of the associated debt. Partially offsetting these decreases was a decrease in capitalized interest of $15.3 million, primarily associated with ceasing interest capitalization on our equity investment in PHP after the associated pipeline went into service in January of 2021.

Equity in earnings (losses) of unconsolidated affiliate

Equity in earnings (losses) of unconsolidated affiliate consists of the earnings associated with the investment in PHP. Equity in earnings of unconsolidated affiliate for the year ended December 31, 2021, increased $63.4 million, to $63.1 million, as compared to $0.3 million equity in losses for the year ended December 31, 2020, primarily due to the PHP pipeline going into service during January of 2021.

Income tax provision

Our provision for income taxes is solely attributable to Texas state margin tax and the associated deferred income taxes which result from differences between the carrying amount and tax bases related to property, plant and equipment and intangible assets. Income tax provision for the year ended December 31, 2021, increased $0.9 million, to $1.9 million, compared to $1.0 million for the year ended December 31, 2020. Income tax provision as a percentage of revenue was 0.3% during the year ended December 31, 2021 and 0.2% during the year ended December 31, 2020.

Comparison of the Years Ended December 31, 2020 and 2019

The following table is a reference for the discussion that follows:

	Years Ended December 31,		Change
	2020	2019	$	%
	(dollars in thousands)
Operating revenues:
Service revenue	$272,829	$233,987	$38,842	16.6%
Product revenue	135,330	144,270	(8,940)	(6.2)%
Other revenue	2,017	487	1,530	N/M

Total operating revenues	410,176	378,744	31,432	8.3%
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization)	65,053	70,272	(5,219)	(7.4)%
Depreciation and amortization	223,763	202,664	21,099	10.4%
Operating expenses	93,704	85,537	8,167	9.5%
General and administrative expenses	22,917	22,601	316	1.4%
Ad valorem taxes	10,985	8,172	2,813	34.4%
Loss on disposal of assets	3,454	1,573	1,881	119.6%
Goodwill impairment	1,010,773	—	1,010,773	100.0%

Total operating costs and expenses	1,430,649	390,819	1,039,830	266.1%

Operating loss	(1,020,473)	(12,075)	(1,008,398)	N/M

Other income (expense):
Interest and other income	1,476	1,736	(260)	N/M
Interest expense	(135,516)	(133,535)	(1,981)	1.5%
Gain on sales of interests of unconsolidated affiliate	—	3,362	(3,362)	(100.0)%
Equity in earnings (losses) of unconsolidated affiliate	(308)	440	(748)	(170.0)%

Total other expense, net	(134,348)	(127,997)	(6,351)	5.0%

Loss before income taxes	(1,154,821)	(140,072)	(1,014,749)	N/M

Income tax provision	(968)	(4,357)	3,389	(77.8)%

Net loss	$(1,155,789)	$(144,429)	$(1,011,360)	N/M

N/M —Not meaningful

Service revenue

Service revenue consists of service fees paid to us by our customers for providing comprehensive gathering, treating, processing and water disposal services necessary to bring natural gas, NGLs and crude oil to market. Service revenue for the year ended December 31, 2020, increased by $38.8 million, or 16.6%, to $272.8 million, compared to $234.0 million for the year ended December 31, 2019, primarily due to a period over period increase in gathered gas volumes of 179.2 Mcf per day and processed gas volumes of 140.2 Mcf per day. Service revenues are included entirely in the Gathering and Processing segment.

Product revenue

Product revenue consists of commodity sales (including condensate, natural gas, and NGLs). Product revenue for the year ended December 31, 2020, decreased by $9.0 million, or 6.2%, to $135.3 million, compared to $144.3 million for the year ended December 31, 2019, primarily due to period over period decreases in NGL prices of $2.52 per barrel or 17% and condensate prices of $11.54 per barrel or 25%. Partially offsetting these increases was a period over period increase in natural gas prices of $0.21 per MMBtu or 28% and an increase in overall product volumes sold related to the portion of the aforementioned increase of our processed gas volumes where we act as the principal on the sale at the plant tailgate. During the year ended December 31, 2020, natural gas residue volumes increased 31.6 million MMBtu or 33%, NGL volumes increased 210.7 thousand barrels or 1% and condensate volumes increased 387.5 thousand barrels or 21%. Product revenues are included entirely in the Gathering and Processing segment.

Other revenue

Other revenue consists of the amortization of contract liabilities related to capital reimbursements received from our customers. Other revenue for the year ended December 31, 2020, increased by $1.5 million to $2.0 million, compared to $0.5 million for the year ended December 31, 2019, primarily due to new contract liabilities and their associated amortization. Other revenues are included entirely in the Gathering and Processing segment.

Cost of sales (exclusive of depreciation and amortization)

Cost of sales (exclusive of depreciation and amortization) primarily consists of purchases of NGLs from our producers at contracted market prices to support product sales to other third parties. Cost of sales (exclusive of depreciation and amortization) for the year ended December 31, 2020, decreased $5.2 million or 7.4%, to $65.1 million, compared to $70.3 million for the year ended December 31, 2019, primarily due to the period over period decrease in NGL prices. Cost of sales (exclusive of depreciation and amortization) are included entirely in the Gathering and Processing segment.

Depreciation and amortization

Depreciation and amortization consists of depreciation expense on property, plant and equipment and amortization expense for intangible assets. Depreciation and amortization for the year ended December 31, 2020, decreased $21.1 million, or 10.4%, to $223.8 million, compared to $202.7 million for the year ended December 31, 2019, primarily due to the acquisition of the Permian Gas assets in June of 2019 and the overall increase in our depreciable asset base due to projects placed into service over the past year.

Operating expenses

Operating expenses consist of equipment rental fees, labor, outside services, and lubricants and chemicals all incurred in the operation of our assets. Operating expenses for the year ended December 31, 2020, increased $8.2 million, or 9.6%, to $93.7 million, compared to $85.5 million for the year ended December 31, 2019, primarily due to increased equipment rental fees associated with increased compression needs related to the increase in volumes on our gathering systems.

Ad valorem taxes

Ad valorem taxes for the year ended December 31, 2020, increased $2.8 million, or 34.4%, to $11.0 million, compared to $8.2 million for the year ended December 31, 2019, primarily due to the aforementioned increase to our fixed asset base and its increased utilization, including the Permian Gas acquisition.

Loss on disposal of assets

Loss on disposal of assets consists of the loss associated with the disposition of a fixed asset. Loss on disposal of assets for the year ended December 31, 2020, increased $1.9 million, or 119.6%, to $3.5 million, compared to $1.6 million for the year ended December 31, 2019, primarily due to the write-off of a compressor during the year ended December 31, 2020.

Goodwill impairment

Goodwill impairment represents the charge to earnings and is calculated as the amount by which a reporting unit’s carrying value exceeds its fair value, determined during a goodwill impairment test. Goodwill impairment increased $1.0 billion due to the goodwill impairment for the year ended December 31, 2020 and no impairment taken during the year ended December 31, 2019. During the first four months of 2020, current and forward commodity prices significantly declined from their levels at December 31, 2019 due primarily to the decreases in energy demand as a result of the outbreak of the COVID-19 pandemic and actions taken by OPEC+ relating to the oversupply of oil. Based on our quantitative assessments, we determined that all goodwill at all reporting units should be fully impaired, and accordingly recorded a $1.0 billion impairment for the year ended December 31, 2020.

Gain on sales of interest in unconsolidated affiliate

Gain on sale of interest in unconsolidated affiliate for the year ended December 31, 2020, decreased $3.4 million to $0 due to no gain being recognized during the year ended December 31, 2020. The gain of $3.4 million recorded during the year ended December 31, 2019 related to the sale of 23.3% of our interests held in PHP to two different third parties that exercised purchase options that were provided through PHP’s LLC agreement.

Income tax provision

Our provision for income taxes consists primarily of the Texas state margin tax and the associated deferred income taxes which result from differences between the carrying amount and tax bases related to property, plant and equipment and intangible assets. Income tax provision for the year ended December 31, 2020, decreased $3.4 million, to $1.0 million, compared to $4.4 million for the year ended December 31, 2019. Income tax provision as a percentage of revenue was 0.2% during the year ended December 31, 2020 and 1.2% during the year ended December 31, 2019.

Non-GAAP Measures

In addition to net income (loss), which is a measure presented in accordance with U.S. GAAP, management believes that Adjusted EBITDA provides relevant and useful information to management and investors to assess our performance. Adjusted EBITDA is a supplemental measure of BCP’s performance that is neither required by nor presented in accordance with U.S. GAAP. This measure is limited in its usefulness and should not be considered a substitute for U.S. GAAP metrics such as income (loss) from operations, net income (loss), or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies.

Adjusted EBITDA represents net income (loss) adjusted for interest, taxes, depreciation and amortization, impairment charges, asset write-offs, the proportionate EBITDA from our equity method investment, equity in earnings (losses) from investments recorded using the equity method, stock-based compensation expense, extraordinary losses and unusual or non-recurring charges.

We believe that Adjusted EBITDA provides a meaningful understanding of certain aspects of earnings (loss) before the impact of investing and financing charges and income taxes. Adjusted EBITDA is useful to an investor in evaluating our performance because this measure is:

•	widely used by analysts, investors and competitors to measure a company’s operating performance;

•	a financial measurement that is used by rating agencies, lenders, and other parties to evaluate our credit worthiness; and

•	used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net income (loss) to Adjusted EBITDA for the years ended December 31, 2021, 2020 and 2019 are as follows:

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Net Income (loss)	$1,482	$(1,155,789)	$(144,429)
Add back:
Interest expense	117,365	135,516	133,535
Provision for income taxes	1,865	968	4,357
Depreciation and amortization	243,558	223,763	202,664
Contract asset amortization	1,792	1,805	1,185
Proportionate equity method investments EBITDA	83,593	1,150	17
Stock-based compensation	—	—	3,809
Goodwill impairment	—	1,010,773	—
Fixed asset write-off	382	3,454	1,573
Derivative loss due to Winter Storm Uri	13,456	—	—
Producer settlement	6,827	—	—
Costs of the Transactions	5,730	—	—
Other one-time costs/expenses	2,856	—	—
Losses from equity method investments	—	308	—
Deduct:
Interest income	(115)	(3)	(34)
Earnings from equity method investments	(63,074)	—	(440)
Gain on debt extinguishment	(4)	(868)	—

Adjusted EBITDA	$415,713	$221,077	$202,237

Liquidity and Capital Resources

Our primary use of capital since inception has been for the initial construction of gathering and processing assets. For 2021, our primary capital spending requirements are related to expanding our gathering system to service new wells as they come on-line and for facility improvements.

We believe that cash on hand, cash flow from operations and borrowings under our credit facilities will be sufficient to fund our planned capital expenditures and operating expenses over the next twelve months. To date, the funds received from previous partners’ capital contributions, as well as BCP’s ability to obtain lending commitments, have provided the liquidity necessary for it to fund its operations. If we are unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations.

Given the crude oil price collapse on lower demand and economic activity resulting from the COVID-19 pandemic and related governmental actions during 2020, we continue to monitor expected natural gas throughput volumes. Throughout the year ended December 31, 2021, BCP realized increases in throughput volumes and increases in commodity values as a result of higher demand and improving economic conditions. We expect this trend to continue throughout 2022. BCP’s results, including projections related to capital resources and liquidity, could be materially affected by the continuing COVID-19 pandemic.

Capital Requirements

During the years ended December 31, 2021, 2020 and 2019, capital spending for midstream infrastructure assets totaled $82.7 million, $199.1 million and $457.0 million, respectively. Management believes its existing gathering, processing, and transmission infrastructure capacity is capable of fulfilling its midstream contracts to service all of our third-party customers.

Additionally, during the years ended December 31, 2021, 2020 and 2019, we made cash contributions totaling $20.5 million, $306.5 million and $348.9 million, respectively, for the 26.67% interest ownership in PHP. Contributions for the year ended December 31, 2019 were partially offset by proceeds of $92.7 million associated with the sale of 23.3% of our interests in PHP to two third parties.

For further information on the PHP equity method investment, refer to Note 7, Investment in Unconsolidated Affiliate, to our consolidated financial statements appearing elsewhere in this prospectus supplement.

Distributions

During March 2021, BCP borrowed the additional $30.2 million available under our 2019 Credit Facility upon final completion of the PHP pipeline project, bringing outstanding loans under that facility to an aggregate $513 million. BCP subsequently distributed the full borrowing to our equity sponsors. During November 2021, an additional $21.0 million was distributed to equity sponsors utilizing cash on hand.

Cash Flows

The following tables present cash flows from operating, investing, and financing activities during the periods presented:

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Net cash flows from operating activities	$235,569	$102,096	$44,658
Net cash flows from investing activities	(99,621)	(505,586)	(713,239)
Net cash flows from financing activities	(136,810)	372,774	627,566

Net change in cash Operating Activities	$(862)	$(30,716)	$(41,015)

Operating Activities

Changes in cash flows from operating activities between periods primarily result from changes in earnings (as discussed in “Results of Operations” above), excluding the impacts of non-cash items and changes in operating assets and liabilities. Non-cash items include recurring non-cash expenses, such as depreciation and amortization expense and equity in earnings (losses) from unconsolidated affiliate. Cash flows from operating activities also differ from earnings as a result of non-cash charges that may not be recurring such as impairment charges. Changes in operating assets and liabilities between periods result from factors such as the changes in the value of derivative assets and liabilities, timing of accounts receivable collection, payments on accounts payable, the timing of purchases and sales of products, and the timing of advances and deposits received from customers.

Following is a summary of operating activities by period:

Year Ended December 31, 2021

Operating activities provided $235.6 million of cash, resulting from our net income of $1.5 million, distributions from our unconsolidated affiliate of $68.3 million, non-cash charges of $209.7 million offset by $19.4 million in derivative settlements and net cash used in changes in our operating assets and liabilities of $24.5 million. Non-cash charges of $209.7 million consist primarily of depreciation and amortization of $243.6 million, $12.5 million derivative fair value adjustments, $13.4 million amortization of deferred financing costs, $1.8 million amortization of contract costs and $1.9 million in deferred income taxes partially offset by $63.1 million in equity in earnings of unconsolidated affiliate. Net cash used in changes in our operating assets and liabilities consisted primarily of a $88.5 million increase in accounts receivable, a $11.5 million increase in other assets, a $2.7 million decrease in accounts payable, offset by an increase in accrued liabilities of $77.4 million and a decrease of $0.8 million in net operating lease activity.

Year Ended December 31, 2020

Operating activities provided $102.1 million of cash, resulting from our net loss of $1.2 billion, $7.8 million of derivative settlements, net cash used in changes in our operating assets and liabilities of $1.1 million, offset by non-cash charges of $1.3 billion. Non-cash charges of $1.3 billion consist primarily of a $1.0 billion goodwill impairment, depreciation and amortization of $223.8 million, $17.3 million derivative fair value adjustments and $11.9 million amortization of deferred financing costs. Net cash used in changes in our operating assets and liabilities consisted primarily of a $7.3 million increase in accounts receivable, a $6.6 million increase in other assets and an increase of $0.7 million in net operating lease activity offset by an increase in accounts payable of $4.2 million, and increase in accrued liabilities of $9.2 million.

Year Ended December 31, 2019

Operating activities provided $44.7 million of cash, resulting from our net loss of $144.4 million, net cash used in changes in our operating assets and liabilities of $23.9 million, offset by $1.5 million of derivative settlements and net non-cash charges of $211.5 million. Non-cash charges of $211.5 million consist primarily of depreciation and amortization of $202.7 million, amortization of deferred financing costs of $9.7 million, stock-based compensation of $3.8 million and deferred taxes of $4.4 million, partially offset by a contingent liability remeasurement of $8.1 million. Net cash used in changes in our operating assets and liabilities consisted primarily of a $27.3 million increase in accounts receivable and an increase in other assets of $14.3 million, partially offset by a $17.8 million increase in accrued liabilities.

Investing Activities

Cash flows from investing activities primarily consist of cash amounts paid for acquisitions, capital expenditures, and cash distributions from and investments in our unconsolidated affiliate. Changes in capital expenditures between periods primarily result from increases or decreases in our growth capital expenditures to fund our construction and expansion projects.

Following is a summary of investing activities by period:

Year Ended December 31, 2021

Investing activities used $99.6 million of cash, resulting from purchases of property and equipment of $78.0 million, intangible asset expenditures of $4.7 million and investments in our unconsolidated affiliate of $20.5 million partially offset by proceeds from disposal of assets of $3.6 million.

Year Ended December 31, 2020

Investing activities used $505.6 million of cash, resulting from purchases of property and equipment of $181.4 million, intangible asset expenditures of $17.6 million and investments in unconsolidated affiliate of $306.5 million.

Year Ended December 31, 2019

Investing activities used $713.2 million of cash, resulting from purchases of property and equipment of $329.3 million, intangible asset expenditures of $27.7 million, investments in our unconsolidated affiliate of $348.9 million and acquisition from third parties, net of cash received of $100.0 million partially offset by proceeds from sales of interests in unconsolidated affiliate of $92.7 million.

Financing Activities

Changes in cash flows from financing activities between periods primarily result from changes in the levels of borrowings, which are primarily used to fund our acquisitions and growth capital expenditures and equity contributions from or distributions to our partners.

Following is a summary of financing activities by period:

Year Ended December 31, 2021

Financing activities used $136.8 million of cash, resulting from principal payments on debt of $166.0 million and partner distributions of $51.2 million, partially offset by proceeds from issuance of debt obligations, net of issuance costs of $65.5 million and partner contributions of $14.9 million.

Year Ended December 31, 2020

Financing activities provided $372.8 million of cash, resulting from proceeds from issuance of debt obligations, net of issuance costs of $375.0 million, and equity contributions of $280.9 million, net of repayments of debt of $203.9 million and consideration payable from acquisition of $79.3 million.

Year Ended December 31, 2019

Financing activities provided $627.6 million of cash, resulting from proceeds from issuance of debt obligations, net of issuance costs of $519.8 million, equity contributions of $586.8 million, net of repayments of debt of $180.7 million, payments of contingent liability of $9.1 million and equity distributions of $289.3 million.

Financing Arrangements

See Note 10, Long Term Debt, and Note 11, Equity, respectively, to our consolidated financial statements appearing elsewhere in this prospectus supplement for a discussion of debt and equity financing arrangements for the Partnership.

Contractual Obligations

Long term debt obligation and related interest payments – We have contractual obligations for principal and interest payments on our senior notes. See Note 10, Long Term Debt, to our consolidated financial statements appearing elsewhere in this prospectus supplement for additional information.

Operating lease commitments – We have contractual obligations for operating leases on certain real estate and equipment. See Note 9, Leases, to our consolidated financial statements appearing elsewhere in this prospectus supplement for additional information.

Under certain of our transportation services agreements with third party pipelines to transport natural gas and NGLs with current contract terms from 2021-2031, if we fail to ship a minimum throughput volume during any year, then we will pay a deficiency payment for transportation based on the volume shortfall up to the MVC amount. BCP made no historical shortfall payments through December 31, 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable rules and regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate our significant estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

We believe that the accounting policies described below involve a significant degree of judgment and complexity and have the greatest potential effect on our consolidated financial statements. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements included elsewhere in this prospectus supplement.

Revenue Recognition

We provide gathering, processing, and disposal services and we sell commodities (including condensate, NGLs and natural gas) under various contracts.

We recognize revenues for services and products under revenue contracts as our obligations to perform services or deliver/sell products under the contracts are satisfied. A contract’s transaction price is allocated to each performance obligation in the contract and recognized as revenue when, or as, the performance obligation is satisfied. These contracts include:

Fee-based arrangements—Under fee-based contract arrangements, BCP provides gathering, processing and disposal services to producers and earns a net margin based on volumes. While transactions vary in form, the essential element of each transaction is the use of BCP’s assets to transport a product or provide a processed product to an end-user at the tailgate of the plant or pipeline. This revenue stream is generally directly related to the volume of water, natural gas, crude oil, NGLs, and condensate that flows through BCP’s systems and facilities and is not normally dependent on commodity prices. BCP primarily acts as an agent under these contracts selling the underlying commodities on behalf of the producer and remitting back to the producer the net proceeds. These such sales and remitted proceeds are presented net within revenue. However, in certain instances BCP acts as the principal for processed NGLs by purchasing them from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

Percent-of-proceeds arrangements—Under percentage-of-proceeds based contract arrangements, BCP will gather and process natural gas on behalf of producers and sell the outputs, including residue gas, NGLs and condensate at market prices. BCP remits an agreed-upon percentage of proceeds to the producer based on the market price received from 3rd parties or the index price defined in the contract. Under these arrangements, revenue is recognized net of the agreed-upon proceeds remitted to producers when BCP acts as an agent of the producer for the associated 3rd party sale. However, in certain instances BCP acts as the principal for processed residue and NGLs by purchasing these volumes from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

Percent-of-products arrangements—Under percent-of-products based contract arrangements, BCP will gather and process natural gas on behalf of producers. As partial compensation for services, the producer assigns to BCP, for no additional consideration, all right, title and interest to a set percentage, as defined in the contract, of the processed residue volumes. BCP recognizes the fair value of these products as revenue when the associated performance obligation has been met.

Product sales contracts—Under these contracts, we sell natural gas, NGLs or condensate to third parties. These sales are presented gross within revenues and cost of sales or net within revenues depending on whether BCP acts as the agent or the principal in the sale transaction as discussed above.

Our fee-based service contracts primarily have a single performance obligation to deliver a series of distinct goods or services that are substantially the same and have the same pattern of transfer to our producers. For performance obligations associated with these contracts, we recognize revenues over time utilizing the output method based on the actual volumes of products delivered/sold or services performed, because the single performance obligation is satisfied over time using the same performance measure of progress toward satisfaction of the performance obligation. The transaction price under our fee-based service contracts includes variable consideration that varies primarily based on actual volumes that are delivered under the contracts. Because the variable consideration specifically relates to our efforts to transfer the services and/or products under the contracts, we allocate the variable consideration entirely to the distinct service utilizing the allocation exception guidance under Topic 606, and accordingly recognize the variable consideration as revenues at the time the good or service is transferred to the producer.

We recognize revenues at a point in time for performance obligations associated with percent-of-proceeds contract elements, percent-of-products contract elements and product sale contracts, and these revenues are recognized because control of the underlying product is transferred to the customer or producer when the distinct good is provided to the customer or producer.

The evaluation of when performance obligations have been satisfied and the transaction price that is allocated to our performance obligations requires significant judgments and assumptions, including our evaluation of the timing of when control of the underlying good or service has transferred to our producers or customers. Actual results can vary from those judgments and assumptions.

Minimum Volume Commitments—BCP has certain agreements that provide for quarterly or annual minimum volume commitments (“MVCs”). Under these MVCs, our producers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A producer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its contractual MVC for that period. None of BCP’s MVC provisions allow for producers to make up past deficient volumes in a future period. However, certain MVC provisions allow producers to carryforward volumes delivered in excess of a current period MVC to future periods. BCP recognizes revenue associated with MVCs when a counterparty has not met the contractual MVC at the completion of the contracted measurement period or we determine that the counterparty cannot meet the contractual MVC by the end of the contracted measurement period. For the years ended December 31, 2021, 2020 and 2019, BCP recognized revenues from minimum MVCs of $2.5 million, $0.1 million and $1.8 million, respectively.

Fair Value Measurements

Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. BCP follows the established framework for measuring fair value and expands disclosures about fair value measurements.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements)

and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that BCP has the ability to access at the measurement date.

•

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

•	Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to level 3 inputs.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

BCP’s consolidated financial instruments consist of accounts receivable, accounts payable and accrued expenses and are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The consolidated financial statements also include fair value level 2 measurements of commodity swaps and interest rate derivatives.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets, excluding goodwill, to be held and used by BCP are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, BCP bases their evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present.

In performing this review, an undiscounted cash flow test is performed at the lowest level for which identifiable cash flows are independent of cash flows from other assets. If the sum of the undiscounted future net cash flows is less than the net book value of the property, an impairment loss is recognized for the excess, if any, of the property’s net book value over its estimated fair value.

Recently Issued and Adopted Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements appearing elsewhere in this prospectus supplement for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2021, we have interest bearing debt with a principal amount of $2.3 billion, respectively.

Our 2017 Term Loan as of December 31, 2021 is a variable rate loan that accrues interest periodically at a rate equal to 4.25% plus LIBOR subject to a floor of 1%. Average 1 month USD LIBOR subject to the 1% floor was 1.000%, 1.171% and 2.321% for the years ended December 31, 2021, 2020 and 2019, respectively.

Our 2017 Credit Facility as of December 31, 2021 is a variable rate loan that accrues interest periodically at a rate equal to LIBOR plus the applicable margin based on our consolidated total leverage ratio, which is between 3.75% and 4.00%.

Our 2018 Term Loan as of December 31, 2021 is a variable rate loan that accrues interest periodically rate equal to 4.75% plus LIBOR. Average 1 month USD LIBOR was 0.103%, 0.629% and 2.299% for the years ended December 31, 2021, 2020 and 2019, respectively.

Our 2018 Credit Facility as of December 31, 2021 is a variable rate loan that accrues interest periodically a rate equal to LIBOR plus the applicable margin based on our consolidated total leverage ratio, which is between 4.25% and 4.75%.

Our 2019 Term Loan as of December 31, 2021 is a variable rate loan that accrues interest periodically rate equal to 1.625% plus adjusted LIBOR (subject to a 1% floor) for four years after the closing date and at a rate equal to 1.875% plus adjusted LIBOR (subject to a 1% floor) thereafter.

Based upon our interest rates as of December 31, 2021, a one percent (1%) increase subject to the floor in interest rates in our variable rate indebtedness would result in approximately $1.4 million in additional annual interest expense for the year ended December 31, 2021.

BUSINESS

Overview

We are an integrated midstream energy company in the Permian Basin providing comprehensive gathering, transportation, compression, processing, and treating services for companies that produce natural gas, NGLs, crude oil, and water. We operate approximately 2 Bcf/day of newly constructed cryogenic natural gas processing capacity strategically located near the Waha Hub in West Texas. As measured by processing capacity, we are the largest natural gas processor in the Delaware Basin and fourth largest across the entire Permian Basin. In addition, we have interests in four newly built, long-term contracted pipelines transporting natural gas, NGLs, and crude oil from the Permian Basin to the Gulf Coast. We have long-term dedications of approximately 850,000 acres for gas, crude oil, and water midstream services from 30 successful and active producers in the Delaware Basin.

Our Operations

The map below illustrates our areas of operation:

We generate a balanced mix of earnings from our two businesses: (i) Midstream Logistics, which is our midstream gathering and processing and related business, and (ii) Pipeline Transportation, which is our long-haul transportation business.

Midstream Logistics

Our Midstream Logistics business includes gas gathering and compression assets located throughout the Texas Delaware Basin, with over 1,700 miles of low and high-pressure steel pipeline. Gas processing assets are centralized at five processing complexes with total cryogenic processing capacity of 1.9 Bcf/d: the Diamond complex (600 MMcf/d), the East Toyah complex (460 MMcf/d), the Pecos Bend complex (520 MMcf/d), the Pecos complex (260 MMcf/d) and the Sierra Grande complex (60 MMcf/d). Current residue gas outlets include the El Paso Natural Gas Pipeline, ET Comanche Trail Pipeline, Oneok Roadrunner Pipeline, ET Oasis Pipeline and Whitewater Agua Blanca. NGL outlets include Enterprise’s Shin Oak NGL Pipeline (in which we own a 33.0% equity interest), Energy Transfer’s Lone Star NGL Pipeline and Targa’s Grand Prix NGL Pipeline (in which funds affiliated with Blackstone, our largest shareholder, own a 25.0% equity interest).

Our Midstream Logistics business also includes our crude oil gathering, stabilization, and storage services throughout the Texas Delaware Basin. Crude gathering assets are centralized at the Caprock Stampede Terminal and the Pinnacle Sierra Grande Terminal. The system includes approximately 200 miles of gathering pipeline and 90,000 barrels of crude storage. The crude facilities have connections for takeaway transportation into Plains’ 285 Central Station and State Line and Plains/Oryx Orla & Central Mentone. Other assets include two NGL, crude oil and condensate loading terminals with eight Lease Automatic Custody Transfer units in total and NGL bullet tank storage.

Finally, we have water gathering and disposal assets located in northern Reeves County, Texas. The system includes approximately 70 miles of gathering pipeline and approximately 500,000 Bbl/d of permitted disposal capacity at 16 active and permitted disposal wells.

Pipeline Transportation

Our Pipeline Transportation business consists of equity interests in PHP, Breviloba, GCX and EPIC.

Permian Highway Pipeline. Beginning at the Waha Hub in West Texas and extending to the U.S. Gulf Coast and Mexico markets, the 430-mile pipeline is designed to transport up to approximately 2.1 Bcf/d of natural gas. The approximately $2.3 billion pipeline project was placed in full commercial service on January 1, 2021. Although we own a 53.3% equity interest in the Permian Highway Pipeline, we will not be able to unilaterally control the operations of the Permian Highway Pipeline, which is operated by Kinder Morgan.

Gulf Coast Express Pipeline. GCX owns and operates the Gulf Coast Express Pipeline, a long-haul natural gas pipeline with capacity of approximately 2.0 Bcf/d and transports natural gas from the Waha area in northern Pecos County, Texas, to the Agua Dulce Hub near the Texas Gulf Coast. The Gulf Coast Express Pipeline is operated by Kinder Morgan and was placed into service in September 2019. We own a 16.0% equity interest in GCX.

Shin Oak NGL Pipeline. The Shin Oak NGL Pipeline has capacity of up to 600 MBbl/d and transports NGL production from the Orla area in northern Reeves County, Texas, through the Waha area in northern Pecos County, Texas, and the Midland Basin area in Midland and Glasscock Counties, Texas, and on to Mont Belvieu, Texas. Shin Oak is operated by Enterprise Products and was placed into service during 2019. We own a 33.0% interest in Breviloba, which owns the Shin Oak NGL Pipeline.

EPIC Crude Oil Pipeline. EPIC Crude extends from the Orla area in northern Reeves County, Texas to the Port of Corpus Christi, Texas, and has Permian Basin initial throughput capacity of approximately 600 MBbl/d. The project includes terminals in Orla, Pecos, Crane, Robstown, Hobson, and Gardendale, Texas with Port of Corpus Christi connectivity and export access. It services Delaware Basin, Midland Basin, and Eagle Ford Shale production. EPIC Crude is operated by EPIC Consolidated Operations, LLC and was placed into service in early 2020. We own a 15.0% equity interest in EPIC Crude Holdings, LP, which owns EPIC Crude.

Our Competitive Strengths

We believe the following key strengths have enabled us to become a leading full-service, midstream platform in the Permian Basin:

•	Experienced management team with an extensive track record of value creation. Our management team consists of executives with successful backgrounds in the energy industry, and we believe their significant experience, successful track record of value creation and discipline in deploying capital distinguish us from our peers. This is evidenced by our historical growth in the Permian Basin, a region that we plan to continue to grow and operate in and around. In the last several years, we have secured new, long-term gas gathering and processing agreements with leading exploration and production companies in the Delaware Basin, such as ExxonMobil, EOG and ConocoPhillips. We continue to grow our business by expanding our service offerings with existing customers, made possible by our three-stream service offerings. Despite the difficult circumstances presented by a significantly oversupplied global crude oil market in 2020, natural gas gathering volumes have grown by over 10% and Adjusted EBITDA has more than doubled since the second quarter of 2020. These increases in gas gathering volumes, net income and Adjusted EBITDA highlight management’s ability to respond to adverse circumstances and the defensibility of the underlying business and its customers. For our definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA to Net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

•

Efficient and new, state-of-the-art assets. Our management team has demonstrated its expertise in asset design and operation, having safely and responsibly installed or acquired over 1,500 miles of pipelines and approximately 1.3 Bcf/d of processing capacity since 2014. The combination of newly installed steel gathering pipelines underpinned by our cryogenic processing core of GSV and RSV technology cryogenic facilities contributes towards achieving greater system efficiencies and product recoveries.

•

Assets Located in the Highly Economic Permian Basin. All of our gathering and processing assets are currently located across the Texas Delaware Basin. Since 2016, Delaware Basin crude oil and natural gas production has grown at a compound annual growth rate of 27% and 29%, respectively, and is responsible for over 70% of total U.S. crude oil production growth according to Enverus. As of February 11, 2022, there are 144 active, horizontal drilling rigs operating in the Delaware Basin, which represents 25% of total active rigs in the Lower 48. Additionally, our joint venture pipelines benefit by servicing the whole Permian Basin, not just the Delaware Basin. The Delaware and Permian Basin are expected to continue their role as the center of upstream development activity and production growth in the United States.

•

Diversified customer base. As of December 31, 2021, on a pro forma basis, we provide services to 30 customers under long-term agreements. No single customer represents more than 20% of our revenues for the year ended December 31, 2021 on a pro forma basis, with weighted average credit ratings of BBB-/Baa2, across a large geographic gathering and processing footprint spanning over 5 counties (Reeves, Ward, Culberson, Loving, and Pecos).

•

Predictable revenue. Revenues are largely comprised of fixed fee commercial arrangements on an integrated and fully interconnected asset platform, under long term contracts, having an average remaining contract term of 11 years.

•

High-margin business that generates significant, predictable free cash flow. Our revenue is generated as a result of our commercial agreements, which are fee-based and include approximately 850,000 gross acres subject to acreage dedications in the Delaware Basin. The fees are based upon the prevailing market rates at the time of execution with annual escalators and so will result in significant long- term free cash flow generation that supports a self-funding model.

Our Business Strategy

Our primary business objective is to own and operate a diversified set of midstream assets that generate stable and growing cash flows. Some key elements of our business strategy include:

•	Growing and diversifying our business by pursuing accretive acquisitions. We intend to pursue opportunities to grow and diversify our business through accretive acquisitions of additional businesses and assets. We continually monitor the marketplace to identify and pursue acquisitions from third parties. We intend to leverage the experience of our management team to identify and pursue acquisition opportunities, with a particular focus on opportunities in the midstream industry in the Permian Basin that we believe will complement our existing assets through commercial and operational synergies.

•

Pursuing economically attractive organic growth opportunities and enhancing the profitability of our existing assets. We seek attractive organic expansion and asset enhancement opportunities that leverage our existing asset footprint, strategic relationships with our customers and our management team’s expertise in constructing, developing and optimizing infrastructure assets. Our goal is to increase the profitability of our existing asset base by identifying organic development projects that are designed to extend our geographic reach, diversify our asset mix and customer base, expand our existing assets, enhance our end-market access and maximize volumes.

•

Focusing on fee-based revenue with minimal direct commodity-price exposure. As we expand and diversify our business, we intend to maintain our focus on providing services to our customers under long-term, fee-based arrangements. We believe this will enhance the stability of our cash flows during changing commodity price environments.

•

Maintaining a conservative and flexible capital structure in order to support our long-term access to capital. We intend to continue our commitment to financial discipline by maintaining a conservative capital structure and appropriate access to liquidity. We intend to fund our expansion projects and acquisitions through a prudent combination of equity and debt capital. We intend to refinance our existing debt with a combination of senior notes and/or a consolidated credit facility, however, there is no assurance as to the timing for such refinancing. We believe our conservative capital structure, when combined with our stable, fee-based cash flows, will afford us efficient access to capital markets at a competitive cost of capital to take advantage of future growth opportunities.

•

Develop industry-leading ESG practices that benefit our stakeholders and the communities in which we operate. We view exceptional performance in managing ESG considerations as an opportunity to differentiate ourselves from our peers, mitigate risks and strengthen operational performance, as well as benefit our stakeholders and the communities in which we operate. We have a robust internal structure to administer our ESG policy, including our board of directors, senior management and an ESG Working Committee. We are committed to engaging across our organization to ensure that key ESG issues are being assessed and managed appropriately. In 2022, a portion of each salaried employee’s compensation, including executive officers, is expected to be tied to the achievement of specific ESG goals. Further, in June 2021, we published our inaugural Environmental, Social and Governance Report. As of April 2021, we became one of the first major gathering and processing companies in the Permian Basin to power its operations with 100% renewable energy.

Customers

Our relationships with our customers involve long-term acreage dedications or quarterly or annual MVCs. Acreage dedications are commitments from upstream operators or exploration and production companies in which all production from a given area is exclusively committed to a midstream company for the provision of midstream services or the midstream company’s purchase of such production. We currently have approximately 850,000 acres pursuant to acreage dedications with customers. Under our MVCs agreements, our producers agree to deliver a minimum volume of production on our gathering and/or processing systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A producer must make a shortfall payment to us at the end of the contractual measurement period if its actual throughput volumes are less than its contractual MVC for that period.

The contracts related to these customer commitments contain various fee structures and include distinctly one, or a combination, of the following types of fee arrangements:

•

Fee-based arrangements—Under fee-based contract arrangements, we provide gathering, processing, storage and disposal services to producers and earn a net margin based on volumes. While transactions vary in form, the essential element of each contract is the use of our assets to transport a product or provide a processed product to an end-user at the tailgate of the plant or pipeline. This revenue stream is generally directly related to the volume of water, natural gas, crude oil, NGLs, and condensate that flows through our systems and facilities and is not normally dependent on commodity prices. We primarily act as an agent under these contracts selling the underlying commodities on behalf of the producer and remitting back to the producer the net proceeds after fees are allocated to us for our services. These sales and remitted proceeds are presented net within revenue. However, in certain instances we act as the principal for processed residue gas and NGLs by purchasing them from the associated producer at the tailgate of the plant at index prices. This purchase and the associated third-party sale are presented gross within revenues and cost of sales.

•

Percent-of-proceeds arrangements—Under percent-of-proceeds based contract arrangements, we will gather and process natural gas on behalf of producers and sell the outputs, including residue gas, NGLs and condensate at market prices. We remit an agreed-upon percentage of proceeds to the producer based on the market price received from third-parties or the index price defined in the contract. Under these arrangements, revenue is recognized net of the agreed-upon proceeds remitted to producers when we act as an agent of the producer for the associated third-party sale. However, in certain instances we act as the principal for processed residue and NGLs by purchasing these volumes from the associated producer at the tailgate of the plant at index prices. This purchase and the associated third-party sale are presented gross within revenues and cost of sales.

•

Percent-of-products arrangements—Under percent-of-products based contract arrangements, we will gather and process natural gas on behalf of producers. As partial compensation for services, the producer assigns us, for no additional consideration, all right, title and interest to a set percentage, as defined in the contract, of the processed outputs including residue gas, NGLs and condensate. We recognize the fair value of these products as revenue when the associated performance obligation has been met.

•

Product sales contracts—Under these contracts, we sell natural gas, NGLs or condensate to third parties. These sales are presented gross within revenues and cost of sales or net within revenues depending on whether we act as the agent or the principal in the sale transaction as discussed above.

Customer Agreements with Apache Corporation

Apache Corporation, of which Apache Midstream is a wholly owned subsidiary, is an independent energy company that explores for, develops, and produces natural gas, crude oil, and NGLs. Apache Corporation has been one of the Company’s most significant customers since it commenced operations. The Company provides gas gathering, compression, processing, transmission, and NGL transmission services pursuant to acreage dedications provided by Apache Corporation, comprising the entire Alpine High resource play and surrounding areas. Revenues under these contracts primarily are fee-based, resulting in no expected material direct commodity price exposure attributable to the contracts.

In addition, Apache Corporation agreed that any gas produced from Apache Corporation-operated wells located within the dedication area that is owned by other working interest owners and royalty owners is dedicated to the Company, so long as Apache Corporation has the right to market such gas. The agreements are effective for primary terms ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache Corporation provides at least nine months’ prior written notice of its election not to extend the primary term. The covenants under the agreements are intended to run with the land and will be binding on any transferee of the interests within the dedicated area.

During 2020, the Company entered into separate agreements to provide compressor maintenance, operations and related services to Apache Corporation for a fixed monthly fee per compressor services. In February 2022, the Company entered into a long-term agreement to provide high-pressure gas gathering and processing services for Apache Corporation’s acreage in Dixieland, Texas (“DXL”). The DXL development represents approximately 4,500 acres in Central Reeves County, adjacent to the legacy BCP system, with a significant PDP volume base. Connection to the DXL acreage is expected to be made in the fourth quarter of 2022, when its existing processing dedication expires. The Company understands that Apache Corporation expects to return a rig to this acreage in the second quarter of 2022, with the first new volumes beginning concurrently with connection to the Kinetik system.

Environmental, Social and Governance Considerations

Overview

We strongly value ethics, responsibility and integrity. Our environmental policies are designed to ensure that our employees, officers and directors conduct business with the highest standards of integrity and in compliance with all applicable laws and regulations. In June of 2021, we published our inaugural Environmental, Social and Governance Report (the “Report”). The Report focused on four key areas: Governance, Environmental, Health and Safety, and Community Engagement.

Governance

We utilize a robust internal structure to implement ESG policy, including (i) our board of directors for governance and oversight; (ii) the president and CEO to monitor implementation; (iii) an Executive Steering Committee for strategic development; and (iv) an ESG Working Committee to handle implementation and coordinate all ESG initiatives with the Company.

We see ESG as a critical component of how the Company and in 2021, we started tying bonuses to ESG goals. In 2022, we will be tying 20% of all salaried employees’ (including executives) at-risk pay to the achievement of specific ESG goals.

We restructured our Environmental, Health, and Safety function to reflect our 2020 focus of building a robust health and safety program. Reporting directly to the Chief Operating Officer, the newly created Vice President of Environmental, Health and Safety expanded his team to increase expertise and compliance with regulatory obligations. The team now includes a Director of Health and Safety, a Director of Environmental compliance and a Director of Pipeline Integrity Management.

We have developed an enterprise risk management program across all functional areas to identify mechanisms for prioritization and mitigation. The program features areas including emergency events, risks associated with climate change, human capital, company reputation, information technology and cybersecurity. We have defined tools, teams and processes to mitigate and manage these topics, implementing a robust, plan-based business strategy that aims to identify, assess, and prepare for any dangers, hazards, and other potentials for disaster—both physical and figurative—that may interfere with the organization’s operations and objectives.

As an organization with significant infrastructure, cybersecurity is of great importance. The Company adheres to external cybersecurity standards such as the National Institute of Standards and Technology and ISO frameworks along with Sarbanes-Oxley controls in our accounting system. We have multi-factor authentication for all users, a 180-day password change policy, separation of duties in accounting systems, controlled access to network drives based on department groups, endpoint protection, mobile device management, and device encryption.

We also recognize the importance of receiving, retaining, and addressing concerns from our directors, officers, employees and other stakeholders of the Company seriously and expeditiously. We have a

Whistleblower Policy that outlines how the Company addresses potential non-compliance with prevailing accounting and auditing standards, Code of Conduct and other policies. We use a third-party Ethics and Compliance Hotline and a web-based message interface to enable anyone to report concerns. All Company contractors are required to sign off on the Company Code of Business Conduct and Ethics. In 2020, we did not have any fines or lawsuits related to ethics or compliance.

Environmental

The Company is committed to being a good steward of the environment. Our primary focus is on air quality, emissions and land use/disturbance(s) in and around our pipelines and processing facilities, both during construction and operation. Our approach to environmental sustainability is codified in the corporate Environmental Health and Safety (“EHS”) management system. In 2020, we updated and implemented changes to this system to articulate commitments more clearly, and to demonstrate closer alignment with API RP 1173-Pipeline Safety Management Systems and ISO 14001:2015-Environmental Management Systems. The Company conducts end-to-end environmental impact assessments (“EIAs”), paying particular attention to sensitive habitats, conservation areas for threatened and endangered species, and areas with high biodiversity value. We also develop restoration and reclamation plans and strategies and maintains project-specific spill prevention and response procedures.

In 2020, we joined The Environmental Partnership, a group of companies in the U.S. oil and natural gas industry committed to continuously improving the industry’s environmental performance and representing 70 percent of total onshore U.S. oil and natural gas production. At the end of 2020, the Company was included as a part of the organization’s new Flare Management Program to share information on best practices to reduce flare volumes, advance new and proven technologies, improve flare reliability and efficiency when flaring occurs, and foster collaboration to reduce emissions and collect data to inform efforts to minimize flaring. Flaring is typically used when there is a lack of gas gathering lines or processing capacity, during facility or gathering maintenance, or during unplanned events for safety measures to alleviate pressure. Flaring burns the gas, which releases fewer greenhouse gases than venting. Participants of the Flare Management Program have committed to report data to calculate flare intensity, a measurement of flare volumes relative to production. The Flare Management Program will then analyze and aggregate the data for its annual report and utilize the insights from the participants’ combined actions and reporting to better understand and identify additional opportunities for the industry to further reduce flaring.

Also in 2020, the Company joined Our Nation’s Energy Future (“ONE Future”), a growing coalition of 50 companies committed to voluntarily reducing methane emissions across the natural gas value chain to 1% or less by 2025. By joining, the Company has committed to meeting the lowest methane intensity targets set by ONE Future for the natural gas gathering and processing segments. In November 2020, ONE Future reported its 24-member companies in 2019 achieved a methane intensity number of 0.334%, beating its 1% target by a 67 percent margin. Members agree to measure company emissions and track progress over time in accordance with EPA-approved reporting protocols to achieve quantified results. As we communicated in our 2020 ESG report, our overall methane intensity is at 0.057%, which is below ONE Future’s 2025 target for the sectors we operate in. ONE Future’s methane emission intensity goals for the Gathering & Boosting and Processing sectors are 0.08% and 0.11%, respectively. In 2020, we reported our performance was below both those targets (0.04% for Gathering & Boosting and 0.018% for Processing).

As of April 2021, we became one of the first major gathering and processing companies in the Permian Basin to power its operations completely on renewable energy. The Company sources all electric power for operations entirely from renewable resources. This assures that we have a reliable, secure, and cost-effective source of clean, renewable solar and wind energy for the foreseeable future. For customers, it offers adjunct advantages in materially reducing overall indirect “Scope 2” emissions in their production operations.

The Company has deployed numerous tools to track, report, and reduce its operational emissions. This includes (i) Leak Detection and Repair (“LDAR”) to proactively identify and rectify any potential methane and

VOC emissions from our operations; (ii) Optical Gas Imaging (“OGI”), which uses pictures from infrared energy to detect leaks, with the purchase of an OGI camera and the retention of a thermographer; (iii) the use of pressurized tanker trucks to haul approximately 3,000 barrels per day of plant condensate, which prevents the potential loss of vapors during transit, to reduce overall GHG emissions; (iv) energy efficient equipment, including electric pumps and electric drive gas and refrigeration compressors; (v) oil and gas storage tank vapor control systems to prevent fugitive or unplanned emissions, the Company has 17 devices deployed to its compressor stations to control emissions on storage tanks; and (vi) extensive training and a prohibition against routine flaring in the Company’s operations.

Our pipelines and processing facilities are included in an Asset Integrity Management Program, ensuring we construct, operate, and maintain safe and reliable equipment throughout the operational lifecycle. Our pipelines are regularly patrolled by operations personnel on the ground and periodically reviewed by air by a third party, as well as monitored through Gas Control data monitoring systems. The Company tracks and reports on the percentage of operated pipeline assets that are inspected annually. We also coordinate with Texas811, a non-profit one-call contact notification center, whose members are made up of companies and municipalities, and uses the non-profit to centralize notifications of planned excavations near underground lines. The Company inspects, tests, and monitors Company gas processing facilities regularly, ensuring all equipment is operated and maintained in accordance with the original design. This includes staffing gas processing facilities 24/7 and utilizing a Computerized Maintenance Management System (“CMMS”) to schedule and document planned inspections, repairs, or other preventive maintenance activity. When conducting inspections, the Company adheres to Original Equipment Manufacturer (OEM) recommendations, Recognized and Generally Accepted Good Engineering Practices (RAGAGEP), or other applicable standard industry procedures.

The Company engages in produced water management. Our upstream energy customers generate wastewater as a byproduct of oil and gas production. Known as “produced water,” it contains increased levels of salt, organic compounds and trace hydrocarbons. This saltwater is considered a waste product and is reinjected underground into saltwater disposal wells, commonly known as “SWDs.” On average, every barrel of oil produced in the Permian Basin results in approximately four barrels of produced water; in the Delaware Basin of the Permian, the water-to-oil ratios are significantly higher, reaching up to 10 barrels of produced water for every one barrel of oil.

The Company owns and operates the Mustang and Appaloosa Produced Water Gathering and Disposal systems in Reeves County, Texas. Customers deliver produced water at various receipt points along the pipeline gathering systems. The produced water is transported to the SWD facilities via buried pipelines. At the SWD facilities, solids and hydrocarbons are separated and the filtered water is injected downhole into non-productive formations.

In 2020, we permitted three new saltwater disposal wells and brought one new saltwater disposal well online, bringing our total operational SWD count to 12, with an additional four approved permits. In 2021, no new SWD wells were brought online and the total number of operational SWD wells remained at 12 wells. Our interconnected produced water gathering and disposal systems consists of approximately 70 miles of produced water gathering lines. Together, these assets enabled the Company to transport and responsibly dispose of over 55 million barrels of produced water in 2021, saving more than 425,000 truck trips and preventing the potential for spills and leaks that could negatively impact adjacent lands and waters.

During the disposal well planning process, the Company follows a rigorous screening process for planning future disposal wells to ensure that areas of subsurface concern and seismic risk are avoided. The Company incorporates TexNet seismic activity data into disposal well evaluations and stays apprised to the research from the Center for Integrated Seismicity Research (CISR) at The University of Texas. Recent seismic events have occurred in areas of west of our operations, and we received notice from the Texas Railroad Commission in October 2021 regarding two of our SWDs located within the Northern Culberson-Reeves Seismic Response Area near Pecos, Texas. We worked with the industry and the Texas Railroad Commission to develop the Northern

Culberson- Reeves Operator-Led Response Plan to mitigate future seismic activity. The plan went into effect March 1, 2022 and progress will be monitored quarterly. Under the Operator-Led Response Plan, we will limit injection to 20,000 barrels of water per day per well in our two shallow SWDs before September 1, 2022. If a meaningful reduction in high-magnitude seismic events is achieved by December 2023, the plan will be further revised. Based on current data, our shallow SWDs are not believed to be the underlying cause of the seismic activity in the area.

Health and Safety

The Company has focused on building a robust health and safety program within the organization to establish a culture of safety and deliver on our goals as a responsible operator. Conforming to our EHS management system requirements helps us consistently achieve results on a sustainable basis. For 2022, the Company has set annual safety goals, including a Total Recordable Incident Rate (TRIR) of 1.0 and Motor Vehicle Incident Rate (MVIR) of 1.25, to align with our GPA Midstream peers.

In 2020, we implemented new computer-based management systems to better track compliance, performance and training. We use a CMMS to track compliance-related tasks for pipelines, gas processing facilities, compressor stations and crude terminals. Additionally, we utilize health and safety software to deliver computer-based health and safety training, management of change process and reporting tools. All field personnel must complete at least 15 hours of mandatory computer-based safety training on topics including driver safety and OSHA Ten.

Within the processing facilities, control rooms are staffed 24/7, and on regulated pipelines, there is a remote operating center to monitor and minimize potential leaks. The Company also has engineering controls and emergency actions specific to each plant, such as automatic shutdowns with the detection of high- or low-pressure incidents in the system. In addition, the Company has administrative controls that include frequent walk-throughs and maintenance to determine that processes are followed. All controls are supplemented by rigorous record keeping and employee training internally, and by coordinating with the public through awareness programs and with Reeves County Emergency Management.

The Company operates a fleet of approximately 200 vehicles. The Company has codified recommended practices in the Safe Driving Policy, which seeks to ensure the safety of employees who drive company vehicles or personal vehicles on company business. The policy also provides basic requirements and guidance for general vehicle safety, safety equipment and employee responsibilities. In addition, in 2019, we installed GPS data recorders in each vehicle in the fleet. These data recorders track speeding and hard braking, among other risk factors, 24/7 while the vehicle is in motion. The data is then aggregated into a scorecard that is used to assess driver safety performance.

COVID-19 added greater complexity to our safety protocols in 2020 and 2021. At the onset of the pandemic, a team was put together to identify areas requiring action in the workplaces. To protect employees, contractors and visitors to our facilities and operations during the pandemic, we issued the Working Safely Policy. The Working Safely Policy outlined new procedures, protocols and policies to minimize the risk of contracting COVID-19, giving clear guidance on hygiene and cleaning, temperature scans, wearing face masks, social distancing and travel restrictions. The Company conducts contact tracing and testing, provide free on-site antibody testing and on-site flu shots, and in 2021, issued a mandatory daily screening questionnaire for identified employees that work in office locations or in close proximity to our control rooms.

Regulation of Our Operations

Our operations are regulated at the federal, state and local levels and include regulatory oversight by several agencies including, but not limited to, the EPA, the Department of Transportation (“DOT”), and the Texas

Railroad Commission. The DOT, through PHMSA, is the primary regulator of the operation of oil and natural gas pipelines pursuant to the Hazardous Liquid Pipeline Safety Act of 1979 and the NGPSA. PHMSA is responsible for establishing and enforcing the proper design, construction, operation, maintenance, testing, and inspection standards for oil and natural gas pipelines. We are also subject to governmental safety regulations in the jurisdictions in which we operate.

Our business has operating risks normally associated with the gathering, stabilization, transportation and storage of crude oil and gathering, compression, dehydration, treatment, processing and transportation of natural gas, which could cause damage to life or property. In accordance with industry practice, we maintain insurance against some, but not all, potential operating losses. For some operating risks, we may not obtain insurance if the cost of available insurance is excessive relative to the risks presented; in such a case, if a significant operating accident or other event occurs which is not fully covered by the insurance the Company has, this could adversely affect our operations and business.

Our business operations are also subject to numerous environmental and occupational health and safety laws and regulations imposed at the federal, regional, state and local levels. The activities the Company conducts in connection with the gathering, compression, dehydration, treatment, processing and transportation of natural gas and gathering, stabilization, transportation and storage of crude oil are subject to, or may become subject to, stringent environmental regulation. We have implemented a number of programs and policies designed to monitor and pursue continued operation of our activities in a manner consistent with environmental and occupational health and safety laws and regulations. To that end, the Company has incurred and will continue to incur operating and capital expenditures to comply with these laws and regulations. Some of these environmental compliance costs may be material and have an adverse effect on our business, financial condition, and results of operations.

Certain existing environmental and occupational health and safety laws and regulations include the following U.S. legal standards, which may be amended from time to time:

•

the Clean Air Act (CAA), which restricts the emission of air pollutants from many sources and imposes various pre-construction, operational, monitoring and reporting requirements, and which the EPA has relied upon as authority for adopting climate change regulatory initiatives relating to GHG emissions;

•

the Clean Water Act, which regulates discharges of pollutants to state and federal waters as well as establishing the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States;

•

the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), which imposes liability on generators, transporters, and arrangers of hazardous substances at sites where releases, or threatened releases, of such hazardous substances has occurred;

•	the Resource Conservation and Recovery Act (RCRA), which governs the generation, treatment, storage, transport, and disposal of solid wastes, including hazardous wastes;

•

the Oil Pollution Act, which imposes liability for removal costs and damages arising from an oil spill in waters of the United States on owners and operators of onshore facilities, pipelines and other facilities;

•

the National Environmental Policy Act, which requires federal agencies to evaluate major agency actions that have the potential to significantly impact the environment, to include the preparation of an Environmental Assessment to assess potential direct, indirect, and cumulative impacts of the proposed project, and, if necessary, prepare a more detailed Environmental Impact Statement that may be made available to the public for comment;

•

the Safe Drinking Water Act, which ensures the quality of the nation’s public drinking through adoption of drinking water standards and controlling the injection of waste fluids into below-ground formations that may adversely affect drinking water sources;

•

the Endangered Species Act, which imposes restrictions on activities that may adversely affect federally identified endangered and threatened species or their habitats, to include the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas;

•

the Emergency Planning and Community Right-to-Know Act, which requires the implementation of a safety hazard communication program and the dissemination of information to employees, local emergency planning committees, and response departments on toxic chemicals use and inventories;

•

the Occupational Safety and Health Act, which establishes workplace standards for the protection of both the health and safety of employees, to include the implementation of hazard communications programs to inform employees about hazardous substances in the workplace, the potential harmful effects of those substances, and appropriate control measures; and

•	the DOT regulations relating to the advancement of safe transportation of energy and hazardous materials and emergency response preparedness.

These environmental and occupational health and safety laws and regulations generally restrict the level of substances generated as a result of our operations that may be emitted to the ambient air, discharged to surface water, and disposed or released to surface and below-ground soils and groundwater. There are also state and local jurisdictions where we operate in the United States that have, are developing, or are considering developing, similar environmental and occupational health and safety laws. Any failure by the Company to comply with these laws and regulations could result in adverse effects upon our business to include the (i) assessment of sanctions, including administrative, civil, and criminal penalties; (ii) imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; (iii) occurrence of delays or cancellations in the permitting, development or expansion of projects; and (iv) issuance of injunctions restricting or prohibiting some or all of our activities in a particular area. Some environmental laws provide for citizen suits which allow for environmental organizations to act in place of the government and sue operators for alleged violations of environmental law. The ultimate financial impact arising from environmental laws and regulations is not clearly known nor determinable as existing standards are subject to change and new standards continue to evolve.

Environmental laws and regulations are frequently subject to change. More stringent environmental laws that apply to our operations and the operations of our customers may result in increased and material operating costs and capital expenditures for compliance, including, but not limited to, those related to the emission of GHGs and climate change. For example, in November 2021, the EPA proposed new rules under the CAA that would establish comprehensive standards of performance and emission guidelines for methane and VOC emissions from existing operations in the oil and gas sector, including the exploration and production, transmission, processing, and storage segments. The proposal also would impose revised and expand existing new source performance standards for methane and VOC emissions from the same source categories. The EPA is currently seeking public comments on its proposal, which the EPA hopes to finalize by the end of 2022. Once finalized, the regulations are likely to be subject to legal challenge and, with respect to the requirements for existing sources, will also need to be incorporated into the states’ implementation plans, which will need to be approved by the EPA in individual rulemakings that could also be subject to legal challenge. As a result, we cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. However, given the long-term trend toward increasing regulation, future federal GHG regulations of the oil and gas industry remain a significant possibility. In the future, we could be required to replace existing equipment with low- or no-emitting alternatives, perform more frequent leak detection and repair surveys, or incur other costs to comply with federal or state regulations related to the emission of methane and VOCs from our operations.

We own and operate several assets that have been used for crude oil and natural gas midstream services. Under environmental laws such as CERCLA and RCRA, we could incur strict, joint and several liability for remediating hydrocarbons, hazardous substances or wastes or other emerging contaminants, such as per- and poly-fluoroalkyl (PFAS), that may become subject to regulation. We could also incur costs related to the cleanup of third-party sites to which we sent regulated substances for disposal or to which we sent equipment for cleaning, and for damages to natural resources or other claims relating to releases of regulated substances at or from such third-party sites.

Trends in environmental and worker health and safety regulation over time has been to typically place increasing restrictions and limitations on activities that could result in adverse effects to the environment or expose workers to injury. These changes in environmental and worker safety laws and regulations, or reinterpretations or enforcement policies that may arise in the future and result in increasingly stringent or costly waste management or disposal, pollution control, remediation or worker health and safety-related requirements, may have a material adverse effect on our business, operations, and financial condition. We may not have insurance or be fully covered by insurance against all risks relating to environmental or occupational health and safety, and we may be unable to pass on the increased cost of compliance arising from such risks to our customers. We regularly review regulatory and environmental issues as they pertain to the Company and we consider these as part of our general risk management approach. For more information, please see “Risk Factors—Risks Related to Our Business.”

Regulation Affecting Sales and Transportation of Commodities

The price and terms and conditions of service of transportation of natural gas, crude oil and NGLs, including access to pipeline transportation capacity, are subject to extensive federal and state regulation. Gathering systems may be subject to state ratable take and common purchaser statutes. Ratable take statutes generally require gatherers to take, without undue discrimination, production of natural gas, crude oil and NGLs that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase, or accept for gathering, without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. Other federal and state laws and regulations govern the rates and terms and conditions of access to interstate and intrastate pipeline systems, respectively.

Regulation of the Transportation and Sale of Natural Gas

The Federal Energy Regulatory Commission (“FERC”) regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 (“NGA”) and the Natural Gas Policy Act of 1978 and regulations issued under those acts. Under FERC’s current regulatory regime, transmission services must be provided on an open-access, non-discriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive. Under the Energy Policy Act of 2005, FERC has substantial enforcement authority to prohibit the manipulation of natural gas markets and enforce its rules and orders, including the ability to assess substantial civil penalties. The gathering of natural gas is exempt from FERC regulation under the NGA (referred to as “non-jurisdictional” gatherer and gathering lines/systems). However, there is no bright-line test for determining jurisdictional status. Our gas gathering systems are not currently subject to state public utility regulations. Intrastate movements of natural gas are subject to regulation by state commissions.

Title to Properties and Permits

Certain of the pipelines connecting our facilities are constructed on rights-of-way granted by the apparent record owners of the property and in some instances these rights-of-way are revocable at the election of the grantor. In several instances, lands over which rights-of-way have been obtained could be subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay pipelines in or along, watercourses, county roads, municipal streets and state highways and, in some instances, these permits are revocable at the election of the grantor. These permits may also be subject to renewal from time to time and we will generally seek renewal or arrange alternative means of transport through additional investment or commercial agreements. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor’s election.

We believe we have satisfactory permits and/or title to all our material rights-of-way. We also believe that we have satisfactory title to all of our material assets.

Seasonality of Business

The crude oil, natural gas and NGLs that we handle, process and store are directly affected by the level of supply and demand for crude oil, natural gas and NGLs in the markets served directly or indirectly by our assets. However, we believe that many effects of seasonality on our revenues are substantially mitigated through the use of our fee-based commercial agreements.

Employees

Following the closing of the Transactions, the Company employed a workforce of 266 employees.

Legal Proceedings

The Company is party to lawsuits arising in the ordinary course of its business. We cannot predict the outcome of any such lawsuits with certainty, but its management does not expect the outcome of pending or threatened legal matters to have a material adverse impact on its financial condition.

MANAGEMENT

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus supplement.

Name	Age	Position
Jamie Welch	55	Chief Executive Officer, President, Chief Financial Officer and Director
Matthew Wall	38	EVP, Chief Operating Officer
Steven Stellato	47	EVP, Chief Accounting and Administrative Operating Officer
Todd Carpenter	61	General Counsel, Secretary and Chief Compliance Officer
Anne Psencik	59	Chief Strategy Officer
Elizabeth P. Cordia	29	Director
David I. Foley	54	Director
Thomas Lefebvre	45	Director
D. Mark Leland	60	Director
Kevin S. McCarthy	62	Director
John-Paul (JP) Munfa	40	Director
Joe Payne	41	Director
Ben C. Rodgers	42	Director
Laura A. Sugg	60	Director

Jamie Welch. Mr. Welch has served as our Chief Executive Officer, President and Chief Financial Officer and as a member of our board of directors since the closing of the Transactions. Prior to the Transactions, he served as President, Chief Executive Officer and Chief Financial Officer of BCP GP, a position he held since May 2021. From April 2019, he has been President and CEO and before then was President and CFO. He has also served as director of BCP GP since June 2017. Prior to joining BCP GP, he was the Group Chief Financial Officer and Head of Business Development for the Energy Transfer Equity, L.P. (“ETE”) family from June 2013 to February 2016. Mr. Welch also served on the board of directors of ETE, Energy Transfer Partners and Sunoco Logistics. Mr. Welch joined Blackstone Energy Partners as a Senior Advisor in July 2016. Before joining ETE, Mr. Welch was Head of the EMEA Investment Banking Department and Head of the Global Energy Group at Credit Suisse. He was also a member of the Investment Banking Division Global Management Committee and the EMEA Operating Committee. Mr. Welch joined Credit Suisse First Boston in 1997 from Lehman Brothers Inc. in New York, where he was a Senior Vice President in the global utilities and project finance group. Prior to that he was an attorney in New York with Milbank, Tweed, Hadley & McCloy and a barrister and solicitor with Minter Ellison in Melbourne, Australia. Mr. Welch received a Bachelors of Law and a Diploma of Legal Practice from Queensland University of Technology.

Matthew Wall. Mr. Wall has served as our Chief Operating Officer since the closing of the Transactions. He joined BCP GP in July 2017 as Vice President, Operations and was appointed Chief Operating Officer in May 2019. His industry experience has focused on midstream gas gathering/processing design and commissioning, as well as on operational support engineering. He is responsible for the safe, reliable and efficient operation of BCP GP’s measurement, gathering and processing facilities. Prior to joining BCP GP, Mr. Wall served as Manager of Engineering at Aka Energy Group LLC from April 2014 to June 2017. Prior to Aka Energy, Mr. Wall was a Sr. Process Engineer at BCCK Engineering, responsible for process design and commissioning for company’s EPC projects. His career in midstream began as a Project Engineer at Southern Union Gas Services, where he performed design engineering and project management for expansion and operational projects. He also worked closely with commercial gas supply to provide various engineering evaluations for system expansions. Mr. Wall received a B.S. in Chemical Engineering from Texas Tech University.

Steven Stellato. Mr. Stellato has served as our Executive Vice President, Chief Administrative Officer and Chief Accounting Officer since the closing of the Transactions. Prior to the Transactions, Mr. Stellato served as Executive Vice President, Chief Administrative Officer and Chief Accounting Officer of BCP GP. In this capacity, he oversees numerous functions including our Accounting, Tax and Insurance/Risk Management functions. He has significant experience leading teams in accounting, finance, treasury, tax and mergers and acquisitions. Prior to joining BCP GP in July 2017, Mr. Stellato served as Vice President and Chief Accounting Officer of CST Brands and CrossAmerica Partners from June 2015 to June 2017. He also served as Vice President and Controller of Energy Transfer Partners, LP for six years. Prior to joining Energy Transfer, he was a Senior Manager with the public accounting firm KPMG LLP, where he focused on clients in the energy industry. Mr. Stellato is a Certified Public Accountant and holds the CGMA designation, as well as a B.B.A. in Accounting from the University of Texas at San Antonio.

Todd Carpenter. Mr. Carpenter has served as our General Counsel since the closing of the Transactions. Prior to the Transactions, he served as General Counsel of BCP GP, a position he has held since November 2017. He has more than 25 years’ experience in all phases of commercial and international law, with representation in the energy, manufacturing and real estate industries. Prior to joining BCP GP, Mr. Carpenter held several roles for the Energy Transfer group from April 2008 to November 2017, including Associate General Counsel for Energy Transfer Partners, General Counsel for Regency Energy Partners and PennTex Midstream, and Manager of Energy Transfer Partners’ liquefied natural gas business. He also previously served as Associate General Counsel for Southern Union Company, Senior Counsel for Cooper Industries, and General Counsel for a private real estate and finance company in Tokyo. Mr. Carpenter holds a B.B.A. in Finance and a J.D., both from the University of Texas at Austin.

Anne Psencik. Ms. Psencik has served as our Chief Strategy Officer since the closing of the Transactions. Prior to the Transactions, she served as the Chief Strategy Officer of BCP GP, a position she has held since July 2019. With over 30 years of experience in the oil and gas industry, Ms. Psencik has a proven track record of management and leadership in midstream business development, trading, and engineering and construction. Prior to joining BCP GP, Ms. Psencik ran her own consulting business from May 2016 to July 2019 providing strategic development on midstream projects for Crestwood Equity Partners, Momentum Midstream and BCP GP with primary focus in the Permian Basin. Prior to her role as owner in Psencik Consulting, she started the Marketing and Midstream business at AEP-LP in Oklahoma City, where she negotiated over $3 billion in non-operated equity interest in midstream assets for AEP-LP. These midstream assets are currently known as Traverse Midstream. She also was a part of the executive team at TEJAS NGL, LLC, which negotiated the original conveyance of Shell midstream assets to Enterprise Products, LP. She has held positions as SVP Midstream Business Development for Continuum Energy, LLC, Director of Midstream and Marketing for AEP-LP, Manager of Business Development for Harvest Pipeline, VP Commercial Development for Buckeye Pipeline Partners, VP of Gulf Coast Trading for Aquila, VP of Risk Management Natural Gas for Enterprise Products, LP, and VP of Marketing and Trading for TEJAS NGL, LLC. Early in her career, Ms. Psencik served as a Field Supervisor for Schlumberger in well logging, cementing and stimulation work, as well as designing and constructing pipelines at ConocoPhillips. Ms. Psencik graduated from The University of Texas at Austin (1986) with a B.S. in Petroleum Engineering.

David I. Foley. Mr. Foley was appointed to our board of directors and elected Chairman of the Board in connection with the closing of the Transactions and has served as a director of BCP GP since June 2017. Mr. Foley is a Senior Managing Director in the Private Equity group and Global Head of Blackstone Energy Partners. Mr. Foley is based in New York and is responsible for overseeing Blackstone Energy Partners’ private equity investment activities in the energy sector on a global basis. Since joining Blackstone Energy Partners in 1995, Mr. Foley has been responsible for building the Blackstone Energy Partners energy practice and has played an integral role in every energy-sector private equity deal that the firm has made. Mr. Foley actively leads BCP GP’s investment activities and provides guidance and support to the other senior investment professionals, who each have primary responsibility for specific sub-sectors. Before joining Blackstone Energy Partners, Mr. Foley worked with AEA Investors, and prior to that he worked as a management consultant for Monitor Company.

Mr. Foley serves as a director of several energy companies and joint ventures, including: Beacon Offshore Energy, Grand Prix, Permian Highway Pipeline, Rover, Siccar Point Energy and Transmission Developers, Inc. He also serves as the Chairman of the Columbia University Medical Center Ophthalmology Board of Advisors. Mr. Foley received a B.A. and M.A. in Economics, with honors, Phi Beta Kappa, from Northwestern University and received an M.B.A. with distinction from Harvard Business School.

John-Paul (JP) Munfa. Mr. Munfa was appointed to our board of directors in connection with the closing of the Transactions and has served as a director of BCP GP since June 2017. Mr. Munfa is a Senior Managing Director in the Private Equity group at Blackstone. Since re-joining Blackstone in 2011, Mr. Munfa has focused on investments in the midstream and transmission sectors. Mr. Munfa has played an integral role in the execution of Blackstone’s investments in Cheniere, Cliff Swallow, Custom Truck One Source, EagleClaw Midstream, Grand Prix, Global Offshore Wind, GridLiance, Permian Highway Pipeline, Rover and Sabre. Mr. Munfa serves as a Director of Sabre and Custom Truck One Source. From 2006 to 2009, Mr. Munfa was an Analyst with Blackstone’s Private Equity group, where he was involved in the analysis and execution of private equity investments in energy and other industries. He began his career in 2004 as an Analyst in Blackstone’s Restructuring & Reorganization group. Mr. Munfa received an A.B. in Economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business, where he graduated as an Arjay Miller Scholar.

Elizabeth P. Cordia. Ms. Cordia was appointed to our board of directors in connection with the closing of the Transactions and has served as a director of BCP GP since March 2020. Ms. Cordia is a Principal in the Private Equity group at Blackstone. Since joining Blackstone in 2016, Ms. Cordia has been involved in Blackstone’s investments in Custom Truck One Source, EagleClaw Midstream, Falcon Minerals, Grand Prix and Permian Highway Pipeline. Before joining Blackstone, Ms. Cordia worked as an Investment Banking Analyst at Barclays in the Global Natural Resources group. Ms. Cordia received an A.B. in Economics from Princeton University, where she graduated summa cum laude and Phi Beta Kappa.

Thomas Lefebvre. Mr. Lefebvre was appointed to our board of directors in connection with the closing of the Transactions and has served as a director of BCP GP since November 2018. Based in Miami, Mr. Lefebvre is a Partner of I Squared Capital, responsible for the firm’s infrastructure strategy in North America. Since joining I Squared Capital as a founding member in 2012, Mr. Lefebvre has overseen the acquisition, development and transformational strategies of eleven platforms and companies spanning the power and utilities, oil and gas, transportation and logistics, and telecommunications sectors across the Americas. Mr. Lefebvre currently serves as a director of Atlantic Power & Utilities, Inkia Energy, Whiptail Midstream, FlexiVan, Star Leasing, Ezee Fiber and HTEC. He has also led the firm’s investment in Venture Global, and the successful divestments of various assets, notably Lincoln Clean Energy, Cube Hydro, Cube District Energy, and Curtis Palmer. Formerly, Mr. Lefebvre was a portfolio manager for the Americas at Morgan Stanley Infrastructure, where he led the group’s investment activities in the power, utilities, and oil and gas sectors across the Americas. He began his investment career at Morgan Stanley Principal Investments, the bank’s proprietary tactical operations fund, where he focused on investing and asset management activities in the power, utilities and commodities sectors in the Americas. Earlier in his career, Mr. Lefebvre worked out of London and Paris at Morgan Stanley’s Investment Banking Division covering industrials, digital infrastructure, and aerospace and defense. Prior to starting his financial career, Mr. Lefebvre was the CEO and cofounder of Natika, a Paris-based software engineering company, and also served as a sub-lieutenant in the French Navy Commandos, based in Toulon, France. Mr. Lefebvre holds an M.B.A. from Harvard Business School, an M.Sc. in Engineering from École Nationale Supérieure des Télécommunications in Paris, and an M.Sc. in Engineering from École Polytechnique in Paris.

Joseph Payne. Mr. Payne was appointed to our board of directors in connection with the closing of the Transactions and has served as a director of BCP GP since November 2018. Mr. Payne is a Managing Director and the Chief Operating Officer of the Americas Portfolio at I Squared Capital. Mr. Payne brings more than 17 years of investing and advisory experience across the midstream, power, transportation and utilities sectors. Since joining I Squared Capital in 2014, Mr. Payne has held investing and operating roles in the firm’s

New York, Houston and Miami offices. In his current role, Mr. Payne is principally responsible for operating strategy and asset management for the firm’s portfolio companies in North America. Prior to assuming the COO role, Mr. Payne focused on I Squared Capital’s midstream and transportation investment strategies. From 2004 to 2014, Mr. Payne was with KPMG LLP, one of the Big Four accounting firms. As a Managing Director in KPMG’s Deal Advisory Practice, Mr. Payne originated and executed financial advisory engagements for infrastructure-focused private equity clients. Mr. Payne holds an M.B.A. from Columbia Business School at Columbia University (high distinction), an M.S. in Accounting from the University of Notre Dame (summa cum laude) and a B.S. in Business Administration from the University of Colorado at Boulder (high distinction).

Laura A. Sugg. Ms. Sugg was appointed to our board of directors in connection with the closing of the Transactions and has served as a director of BCP GP since December 2020. Ms. Sugg is a retired executive of ConocoPhillips, a Fortune 100 company. Prior to her retirement in 2010, she held diverse global and domestic roles leading multiple divisions including the Australasia, Midstream, and Global Gas Divisions, as well as serving as the VP Human Resources Upstream. Additionally, she has had management positions across the company in Engineering and Operations, Corporate and Strategic Planning, Mergers and Acquisitions, Treasury, and Marketing. Ms. Sugg currently serves on two public company boards, Public Service Enterprise Group since 2019, and Murphy Oil since 2015. She previously served as an independent director for The Williams Companies, Denbury Resources, and Mariner Energy. Her board committee leadership has included serving as the Chair of the Strategic Transaction Committee for the Williams/Energy Transfer merger, Chair of the Operations and Cyber Security Committee and Chair of the Compensation Committee. Additionally, she has been a committee member of the Governance, Audit, Finance, and EHS Committees for the various Boards. Ms. Sugg has a B.S. in Chemical Engineering from Oklahoma State University and has completed numerous advanced management and board of director education programs. She is a member of G100 Board Excellence, National Association of Corporate Directors, Tapestry Cyber Risk Director Network, and Women’s Corporate Directors.

Kevin S. McCarthy. Mr. McCarthy has served as a director since June 2017. He previously served as the Company’s Chairman from March 2017 until November 2018 and as its Chief Executive Officer from December 2016 (inception) until February 2017. Mr. McCarthy is vice chair and a managing partner at Kayne Anderson Capital Advisors, L.P. where he co-founded and oversees the firm’s energy infrastructure activities. Prior to joining Kayne Anderson in 2004, Mr. McCarthy was global head of energy at UBS Securities LLC. In this role, he had senior responsibility for all of UBS’ energy investment banking activities, including direct responsibilities for securities underwriting and mergers and acquisitions in the MLP industry. From 1995 to 2000, Mr. McCarthy led the energy investment banking activities of Dean Witter Reynolds and then PaineWebber Incorporated. He began his investment banking career in 1984. In addition to his directorships at Kayne’s closed-end funds, he previously served on the board of directors of several publicly traded energy companies, including Range Resources Corporation, ONEOK, Inc., Emerge Energy Services LP and K-Sea Transportation Partners L.P. Mr. McCarthy earned a B.A. in Economics and Geology from Amherst College in 1981 and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania in 1984.

Ben C. Rodgers. Mr. Rodgers was appointed to our board of directors in connection with the closing of the Transactions. Prior to that, he served as our Chief Financial Officer and Treasurer and a member of our board of directors since November 9, 2018, immediately following consummation of our initial business combination. Mr. Rodgers also has served as Senior Vice President and Treasurer of APA Corporation since January 2020, overseeing treasury, midstream and marketing, and market strategies, having previously served as Vice President and Treasurer since May 2018. Prior to joining APA Corporation, Mr. Rodgers served as Senior Vice President of EIG Global Energy Partners and led an investment team focusing on originating and managing oil and gas debt and equity investments in North America from 2016 until 2018. Before that, he was with Concho Resources serving in a variety of leadership roles including Vice President of Commodities and Midstream and Vice President and Treasurer from 2012 until 2016. From 2008 until 2012, he also held the role of Vice President, Syndicated and Leveraged Finance, in the Investment Banking Division of J.P. Morgan Securities. Before that, he was senior consultant in the Advisory Services group at Ernst & Young from 2002 until 2007. Mr. Rodgers holds a Master of Business Administration in finance from the University of Texas at Austin and a bachelor’s degree in finance from Texas A&M University.

D. Mark Leland. Mr. Leland has served as a director since March 2017. He has served on the board of directors of PotlatchDeltic Corporation since 2016 and served as Deltic Timber Corporation’s interim President and CEO from October 2016 to March 2017. Mr. Leland has served on the board of directors of Equitrans Midstream Corporation (NYSE: ETRN), a publicly-traded natural gas gathering, transmission, and storage company, since January 2020. He served on the board of directors for the general partner of Rice Midstream Partners LP from 2014 until its merger with EQM Midstream Partners, LP in July 2018, including serving as Chairman of the audit committee and a member of the conflicts committee. Previously, Mr. Leland served as Executive Vice President and CFO of El Paso Corporation, a natural gas-focused pipeline and production company, from 2005 to 2009 and President of El Paso’s midstream business unit from 2009 to 2012, and as director of El Paso Pipeline Partners, L.P. from its formation in 2007 to 2012. He served as Senior Vice President and CFO of El Paso Exploration & Production Company from 2004 to 2005. Mr. Leland served as Vice President and COO of the general partner of GulfTerra Energy Partners, L.P. in 2003, and as Vice President and Controller from 1997 to 2003. Mr. Leland served on the board of directors of the general partner of Oiltanking Partners, L.P., a crude oil and petroleum products storage provider, from 2012 until 2015 and on the board of directors of KiOR, Inc., a renewable fuels company, from 2013 until 2015. Mr. Leland holds a Bachelor of Business Administration in finance and economics from the University of Puget Sound.

SELLING STOCKHOLDER

The following table sets forth (i) the name of the selling stockholder, (ii) the number of shares of Class A common stock beneficially owned by the selling stockholder, (iii) the number of shares to be offered by the selling stockholder pursuant to this prospectus supplement (assuming the underwriters’ option to purchase additional shares is exercised in full) and (iv) the number of shares beneficially owned by the selling stockholder assuming all of the shares offered by the selling stockholder are sold in this offering.

We have prepared the table and the related notes based on information supplied to us by the selling stockholder on or prior to March 4, 2022. We have not sought to verify such information.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of Class A common stock subject to currently exercisable and convertible securities currently convertible, or exercisable or convertible within 60 days after the date of this prospectus supplement, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

	Shares Beneficially Owned Prior to this Offering	Number of Shares Offered Hereby	Shares Beneficially Owned After this Offering (1)	Percentage of Class Beneficially Owned(2)
Selling stockholder				Before Offering	After Offering(1)
Apache Midstream LLC	13,024,758	2,500,000	10,524,758	68.4%	55.2%

(1)

Represents the number of shares of Class A common stock that will be beneficially owned by the selling stockholder after completion of this offering based on the assumptions that: (a) all shares offered by the selling stockholder are sold in this offering; and (b) no other shares of our common stock will be acquired prior to completion of this offering by the selling stockholder. The selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus supplement and may sell other shares of our common stock that it may own pursuant to another registration statement under the Securities Act or sell some or all of its shares pursuant to an exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated thereunder or any successor rule. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholder after completion of this offering or otherwise.

(2)

Based on 18,896,460 shares of Class A common stock outstanding and 159,107 shares of Class A common stock issuable upon exercise of the Resale Warrants (as defined in the accompanying prospectus) held by the selling stockholder as of March 4, 2022.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our securities does not purport to be complete. You should refer to our third amended and restated certificate of incorporation, as amended, and our bylaws, which are included as exhibits to our Current Report on Form 8-K filed with the SEC on February 28, 2022 and incorporated herein by reference. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Pursuant to our third amended and restated certificate of incorporation, our authorized capital stock consists of 1,500,000,000 shares of Class A common stock, $0.0001 par value per share, 1,500,000,000 shares of Class C common stock, $0.0001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

As of March 4, 2022, 66,246,460 shares of our common stock were issued and outstanding, consisting of:

•	18,896,460 shares of our Class A common stock; and

•	47,350,000 shares of our Class C common stock.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and Class C common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our third amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution, or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

A holder of Class C common stock may transfer shares of Class C common stock to any transferee (other than us) only if, and only to the extent permitted by the Partnership Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Partnership Agreement. In addition, the holders of Class C common stock, voting as a separate class, will be entitled to approve any amendment, alteration, or repeal of any provision of our third amended and restated certificate of incorporation that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C common stock. Holders of Class C common stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

For a complete description of our Class A common stock, please see our registration statement on Form 8-A (File No. 001-38048) filed on March 29, 2017 (together with any amendments thereto and the other documents incorporated by reference therein), which is incorporated by reference herein.

Preferred Stock

Our third amended and restated certificate of incorporation provides that up to 50,000,000 shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

Subject to the rights of the holders of any outstanding series of preferred stock, holders of Class A common stock are entitled to receive ratable dividends when, as, and if declared by our board of directors out of funds legally available therefor. Holders of Class C common stock are not entitled to any dividends from the Company.

Our Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company. We have agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Third Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our third amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meetings of stockholders

Our third amended and restated certificate of incorporation provides that at any time when any stockholder beneficially owns, in the aggregate, at least 10% in voting power of our common stock entitled to vote generally in the election of directors, special meetings of the stockholders for any purpose or purposes shall also be called by or at the direction of our board of directors or the Chairman of the Board at the request of such stockholder.

Advance notice requirements for stockholder proposals and director nominations

Our third amended and restated certificate of incorporation and bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Unless otherwise provided in the third amended and restated certificate of incorporation and subject to the terms of any preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to us in accordance with the DGCL.

Board of Directors

Our third amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, with or without cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Listing of Securities

Our shares of Class A common stock are listed on the Nasdaq Global Market under the symbol “KNTK.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(1)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

Distributions of cash or other property on our Class A common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale or Other Taxable Disposition of Class A Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any distributions paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the

non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

UNDERWRITING

BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives (in such capacity, the “Representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among the representatives, the selling stockholder and the Company, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Total	2,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The Representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $             and are payable by us and the selling stockholder. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $40,000.

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 375,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling stockholder, our other significant stockholders, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file or make a confidential submission of a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Nasdaq Global Market Listing

Our Class A common stock is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “KNTK.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NASDAQ, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates or the selling stockholder or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of certain of the underwriters act as lenders, agents, and/or managers in connection with our revolving credit facility and the debt facilities of affiliates of the selling stockholder.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no Shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Issuer or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of our common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Singapore’s Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of our common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of shares of our Class A common stock offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the offering of our Class A common stock made by this prospectus supplement will be passed upon for the selling stockholder by Bracewell LLP, Houston, Texas. The validity of shares of our Class A common stock offered in this prospectus supplement will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of BCP Raptor Holdco, LP, as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Altus Midstream Company as of December 31, 2021 and 2020 and for the three years in the period ended December 31, 2021 appearing in Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference which, as to the years 2021, 2020 and 2019, are based in part on the reports of BDO USA, LLP and KPMG LLP, independent registered public accounting firms. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given on the authority of such firms as experts in accounting and auditing.

The financial statements of Breviloba, LLC as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020 and for the period July 31, 2019 through December 31, 2019, appearing in Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

The financial statements of Gulf Coast Express Pipeline LLC as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of EPIC Crude Holdings, LP as of December 31, 2020, and for the year then ended, appearing in Altus Midstream Company’s Annual Report on Form 10-K, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Permian Highway Pipeline LLC as of and for the years ended December 31, 2021 and 2020 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of each offering under this prospectus supplement (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2021;

•	our Current Report on Form 8-K filed with the SEC on February 28, 2022; and

•

the description of our Class  A common stock as set forth in our Registration Statement on Form 8-A, filed with the SEC on March 29, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.kinetik.com. Information on our website is not incorporated by reference in this prospectus supplement. You may request a copy of any document incorporated by reference in this prospectus supplement, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Kinetik Holdings Inc.

2700 Post Oak Blvd., Suite 300

Houston, TX 77056

Phone: 713-621-7330

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the shares of Class A common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the shares of Class A common stock offered by this prospectus supplement, we refer you to the omitted information.

The SEC maintains a website at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus supplement constitutes a part, can be downloaded from the SEC’s website. Our website is located at https://www.kinetik.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement and the accompanying prospectus.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this prospectus supplement and certain terms which are commonly used in the exploration, production, and midstream sectors of the oil and natural gas industry:

•	Bbl. One stock tank barrel of 42 United States (U.S.) gallons liquid volume used herein in reference to crude oil, condensate or NGLs.

•	Bbl/d. One Bbl per day.

•	Bcf. One billion cubic feet of natural gas.

•	Bcf/d. One Bcf per day.

•	Btu. One British thermal unit, which is the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

•	MBbl. One thousand barrels of crude oil, condensate or NGLs.

•	MBbl/d. One MBbl per day.

•	Mcf. One thousand cubic feet of natural gas.

•	Mcf/d. One Mcf per day.

•	MMBbl. One million barrels of crude oil, condensate or NGLs.

•	MMBtu. One million British thermal units.

•	MMcf. One million cubic feet of natural gas.

•	MMcf/d. One MMcf per day.

•	NGLs. Natural gas liquids. Hydrocarbons found in natural gas, which may be extracted as liquefied petroleum gas and natural gasoline.

•	NYMEX. The New York Mercantile Exchange, a commodity futures exchange owned and operated by CME Group of Chicago.

Independent Auditors’ Report

The Board of Managers

BCP Raptor Holdco, LP:

Opinion

We have audited the consolidated financial statements of BCP Raptor Holdco, LP and its subsidiaries (the Partnership), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021 in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Partnership and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Houston, Texas

February 23, 2022

BCP Raptor Holdco, LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash	$18,729	$19,591
Accounts receivable, net of credit losses of $1,000 in 2021 and 2020	178,107	89,620
Derivative asset	—	702
Other current assets	20,683	8,510

Total current assets	217,519	118,423
Property, plant and equipment, net	1,839,279	1,866,994
Intangible assets, net	786,049	921,773
Operating lease right-of-use assets	61,562	61,569
Investment in unconsolidated affiliate	626,477	611,216
Other assets	22,320	23,600

Total assets	$3,553,206	$3,603,575

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$12,220	$13,377
Accrued expenses	135,643	64,890
Derivative liability	2,667	3,297
Other current liabilities	4,339	2,325
Current portion of long-term debt, net	54,280	53,310
Current portion of operating lease liabilities	31,776	29,800

Total current liabilities	240,925	166,999
Long-term debt, net	2,253,422	2,340,329
Derivative liability	200	7,142
Contingent liabilities	839	1,500
Operating lease liabilities	29,889	31,086
Deferred revenue	11,674	9,529
Deferred tax liabilities	7,190	5,325
Other liabilities	2,219	—

Total liabilities	2,546,358	2,561,910
Commitments and contingencies (Note 17)
Partners’ capital (Class B, C, E and F Common Units authorized for issuance as of December 31, 2021 and 2020. 2,732,536,599 Class B Units and 43,785,915 Class C Units outstanding as of December 31, 2021 and 2020, respectively. 254,412,601 and 290,711,677 Class E Units outstanding as of December 31, 2021 and 2020, respectively. No Class F Units outstanding as of December 31, 2021 and 2020)	1,006,848	1,041,665

Total liabilities and partners’ capital	$3,553,206	$3,603,575

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except unit and per unit amounts)

	Years Ended December 31,
	2021	2020	2019
Operating revenues:
Service revenue	$272,677	$272,829	$233,987
Product revenue	385,622	135,330	144,270
Other revenue	3,745	2,017	487

Total operating revenues	662,044	410,176	378,744
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	233,619	65,053	70,272
Depreciation and amortization	243,558	223,763	202,664
Operating expenses	90,894	93,704	85,537
General and administrative expenses	28,588	22,917	22,601
Ad valorem taxes	11,512	10,985	8,172
Loss on disposal of assets	382	3,454	1,573
Goodwill impairment	—	1,010,773	—

Total operating costs and expenses	608,553	1,430,649	390,819

Operating income (loss)	53,491	(1,020,473)	(12,075)

Other income (expense):
Interest and other income	4,147	1,476	1,736
Interest expense	(117,365)	(135,516)	(133,535)
Gain on sales of interests of unconsolidated affiliate	—	—	3,362
Equity in earnings (losses) of unconsolidated affiliate	63,074	(308)	440

Total other expense, net	(50,144)	(134,348)	(127,997)

Income (Loss) before income taxes	3,347	(1,154,821)	(140,072)
Income tax provision	(1,865)	(968)	(4,357)

Net income (loss)	$1,482	$(1,155,789)	$(144,429)

Other comprehensive loss:
Change in hedge fair value	—	—	(588)
Reclassification to interest expense	—	—	(3,777)

Comprehensive income (loss)	$1,482	$(1,155,789)	$(148,794)

Net loss per Class B limited parter unit — basic and diluted	$(0.02)	$(0.41)	$(0.06)

Weighted-average Class B limited partner units outstanding	2,732,536,599	2,700,468,293	2,402,525,366

Net loss per Class C limited parter unit — basic and diluted	$(0.02)	$(0.40)	$(0.03)

Weighted-average Class C limited partner units outstanding	43,785,915	43,785,915	42,216,736

Net income (loss) per Class E limited parter unit — basic and diluted	$0.19	$(0.10)	$0.01

Weighted-average Class E limited partner units outstanding	279,808,349	173,259,733	235,571,753

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(In thousands)

	Partner’s Capital						Accumulated Other Comprehensive Loss	Total
	Class B Unit	Amount	Class C Unit	Amount	Class E Unit	Amount
Balances at January 1, 2019	2,279,037	$1,671,005	41,636	$30,526	167,733	$58,002	$4,365	$1,763,898
Cumulative effect of accounting change	—	62	—	1		—	—	63
Contributions	356,500	356,500	2,000	2,000	228,341	228,341	—	586,841
Distributions	—	—	—	—	(289,278)	(289,278)	—	(289,278)
Stock Compensation	—	3,659	150	150	—	—	—	3,809
Net (loss) income	—	(146,100)	—	(1,360)	—	3,031	—	(144,429)
Accumulated other comprehensive loss	—	—	—	—	—	—	(4,365)	(4,365)

Balances at December 31, 2019	2,635,537	1,885,126	43,786	31,317	106,796	96	—	1,916,539
Contributions	97,000	97,000	—	—	183,915	183,915	—	280,915
Net loss	—	(1,120,630)	—	(17,514)	—	(17,645)	—	(1,155,789)

Balances at December 31, 2020	2,732,537	861,496	43,786	13,803	290,711	166,366	—	1,041,665
Contributions	—	—	—	—	14,890	14,890	—	14,890
Distributions	—	—	—	—	(51,189)	(51,189)	—	(51,189)
Net (loss) income	—	(51,700)	—	(832)	—	54,014	—	1,482

Balances at December 31, 2021	2,732,537	$809,796	43,786	$12,971	254,412	$184,081	$—	$1,006,848

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net income (loss)	$1,482	$(1,155,789)	$(144,429)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	243,558	223,763	202,664
Amortization of deferred financing costs	13,369	11,917	9,710
Amortization of contract costs	1,792	1,805	1,185
Distributions from unconsolidated affiliate	68,335	—	—
Contingent liabilities remeasurement	(661)	(2,668)	(8,078)
Derivative settlement	(19,422)	(7,810)	1,471
Derivative fair value adjustments	12,482	17,311	65
Stock compensation	—	—	3,809
Good will impairment	—	1,010,773	—
Loss on disposal of assets	382	3,454	1,573
Equity in (earnings) losses from unconsolidated affiliate	(63,074)	308	(440)
Gain on sales of interests of unconsolidated affiliate	—	—	(3,362)
Gain on debt extinguishment	(4)	(868)	—
Deferred income taxes	1,865	968	4,357
Change in operating assets and liabilities:
Accounts receivable	(88,487)	(7,293)	(27,333)
Other current assets	(11,476)	(6,561)	(14,314)
Accounts payable	(2,721)	4,228	(54)
Accrued expenses	77,363	9,241	17,834
Operating leases	786	(683)	—

Net cash flows from operating activities	235,569	102,096	44,658

Cash flows from investing activities
Purchase of property, plant and equipment	(78,030)	(181,423)	(329,274)
Acquisition of intangible assets	(4,682)	(17,631)	(27,689)
Investments in unconsolidated affiliate	(20,522)	(306,532)	(348,939)
Proceeds from disposals of assets	3,613	—	—
Proceeds from sales of interests of unconsolidated affiliate	—	—	92,663
Acquisitions, net of cash received	—	—	(100,000)

Net cash flows from investing activities	(99,621)	(505,586)	(713,239)

Cash flows from financing activities
Proceeds from issuance of long-term debt	30,189	134,351	348,680
Repayments of long-term debt	(96,548)	(25,862)	(15,950)
Proceeds from revolver	38,500	241,250	184,500
Repayment of revolver	(69,500)	(178,000)	(164,750)
Payments of deferred financing costs	(3,152)	(576)	(13,407)
Payments of contingent liabilities	—	—	(9,070)
Consideration payable from acquisition	—	(79,304)	—
Partner contributions	14,890	280,915	586,841
Partner distributions	(51,189)	—	(289,278)

Net cash flows from financing activities	(136,810)	372,774	627,566

The accompanying notes are an integral part of these consolidated financial statements.

	Years Ended December 31,
	2021	2020	2019
Net change in cash	(862)	(30,716)	(41,015)
Cash, beginning balance	19,591	50,307	91,322

Cash, ending balance	$18,729	$19,591	$50,307

Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$108,392	$104,678	$133,011

Non-cash investing and financing activities:
Purchase of property and equipment and intantible assets, net included in trade accounts payable and accrued expenses	$8,527	$7,125	$30,967

Lease assets obtained in exchange for lease liabilities	$43,580	$16,991	$46,693

Fair value of assets acquired	$—	$—	$183,204
Contingent consideration	—	—	(3,900)
Consideration payable from acquisition	—	—	(79,304)

Consideration paid/liabilities assumed	$—	$—	$100,000

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Basis of Presentation

BCP Raptor Holdco, LP (“Holdco” or the “Partnership”) was formed on April 25, 2017 as a Delaware limited Partnership to acquire and develop midstream oil and gas assets. The Partnership is governed by BCP Raptor Holdco GP, LLC’s (“General Partner”) board of managers, which consists of two representatives of management, four representatives of The Blackstone Group L.P. (“Blackstone”), and three representatives of I Squared Capital (“ISQ”), with one independent manager. The Partnership through its subsidiaries provides comprehensive gathering, water disposal, transportation, compression, processing and treating services necessary to bring natural gas, natural gas liquids, and crude oil to market.

Holdco’s primary operating subsidiaries are EagleClaw Midstream Ventures, LLC (“EagleClaw”) and CR Permian Holdings, LLC (“CR Permian”). Both EagleClaw and CR Permian are Delaware limited liability companies formed to design, engineer, install, own and operate facilities and provide services for water gathering and disposal assets, natural gas gathering, compression, processing, treating and dehydration, and condensate separation, stabilization, and storage, in accordance with the formation agreements.

Holdco holds an equity method investment in Permian Highway Pipeline, LLC (“PHP”) associated with its 26.67% interest. PHP was formed to develop, construct, own, operate and maintain the PHP pipeline. Beginning in the Waha, Texas area and extending to the U.S. Gulf Coast and Mexico markets, the 430-mile pipeline is designed to transport up to approximately 2.1 Bcf per day of natural gas. The approximately $2.3 billion pipeline project was placed in full commercial service on January 1, 2021.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Partnership and its subsidiaries. All intercompany transactions have been eliminated upon consolidation.

Comprehensive income (loss) is composed of two components: net income (loss) and other comprehensive loss. Other comprehensive loss refers to expenses and losses that under U.S. GAAP are recorded as an element of partners’ capital but are excluded from the Partnership’s net income (loss).

The Partnership has reclassified certain amounts relating to its prior period results to conform to its current period presentation. These reclassifications have not changed the results of operations of prior periods.

COVID-19

The COVID-19 pandemic-related reduction in energy demand and the dramatic decline in commodity prices that began to impact the Partnership in the second quarter of 2020 has continued to cause disruptions and volatility. Sharp declines in crude oil and natural gas production along with reduced demand for refined products due to the economic shutdown in the wake of the pandemic affected the Partnership’s operations and continues to do so. While we have seen meaningful recovery during the second half of the year in demand for the products that we move through our gathering systems and processing plants, significant uncertainty remains regarding the duration and extent of the impact of the pandemic on the energy industry, including demand and prices for the products handled by our pipelines and other facilities.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Partnership’s consolidated financial statements in conformity with U.S. GAAP requires the Partnership’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control. As a result, actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, the valuation of derivatives, the valuation of tangible and intangible assets, the valuation of share-based compensation and the valuation of contingent liabilities.

Segment Information

The Partnership applies FASB Accounting Standards Codification (“ASC”) 280, Segment Reporting, in determining reportable segments for its financial statement disclosure. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Partnership’s chief operating decision maker is the Chief Executive Officer. The Partnership has determined it has two operating segments, which represent its reportable segments: (1) Gathering and Processing and (2) Transmission.

Revenue Recognition

We provide gathering, processing, and disposal services and we sell commodities (including condensate, natural gas, and natural gas liquids (“NGLs”)) under various contracts.

The Partnership recognizes revenue in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). We recognize revenues for services and products under revenue contracts as our obligations to perform services or deliver/sell products under the contracts are satisfied. A contract’s transaction price is allocated to each performance obligation in the contract and recognized as revenue when, or as, the performance obligation is satisfied. These contracts include:

•

Fee-based arrangements — Under fee-based contract arrangements, the Partnership provides gathering, processing and disposal services to producers and earns a net margin based on volumes. While transactions vary in form, the essential element of each transaction is the use of the Partnership’s assets to transport a product or provide a processed product to an end-user at the tailgate of the plant or pipeline. This revenue stream is generally directly related to the volume of water, natural gas, crude oil, NGLs, and condensate that flows through the Partnership’s systems and facilities and is not normally dependent on commodity prices. The Partnership primarily acts as an agent under these contracts selling the underlying commodities on behalf of the producer and remitting back to the producer the net proceeds. These such sales and remitted proceeds are presented net within revenue. However, in certain instances, the Partnership acts as the principal for processed residue gas and NGLs by purchasing them from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

•

Percent-of-proceeds arrangements — Under percentage-of-proceeds based contract arrangements, the Partnership will gather and process natural gas on behalf of producers and sell the outputs, including residue gas, NGLs and condensate at market prices. The Partnership remits an agreed-upon percentage of proceeds to the producer based on the market price received from 3rd parties or the index price defined in the contract. Under these arrangements, revenue is recognized net of the agreed-upon proceeds remitted to producers when the Partnership acts as an agent of the producer for the associated 3rd party sale. However, in certain instances the Partnership acts as the principal for processed residue gas and NGLs by purchasing these volumes from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

•

Percent-of-products arrangements — Under percent-of-products based contract arrangements, the Partnership will gather and process natural gas on behalf of producers. As partial compensation for services, the producer assigns to the Partnership, for no additional consideration, all right, title and interest to a set percentage, as defined in the contract, of the processed residue volumes. The Partnership recognizes the fair value of these products as revenue when the associated performance obligation has been met.

•

Product sales contracts — Under these contracts, we sell natural gas, NGLs or condensate to third parties. These sales are presented gross within revenues and cost of sales or net within revenues depending on whether the Partnership acts as the agent or the principal in the sale transaction as discussed above.

Our fee-based service contracts primarily have a single performance obligation to deliver a series of distinct goods or services that are substantially the same and have the same pattern of transfer to our producers. For performance obligations associated with these contracts, we recognize revenues over time utilizing the output method based on the actual volumes of products delivered/sold or services performed, because the single performance obligation is satisfied over time using the same performance measure of progress toward satisfaction of the performance obligation. The transaction price under our fee-based service contracts includes variable consideration that varies primarily based on actual volumes that are delivered under the contracts. Because the variable consideration specifically relates to our efforts to transfer the services and/or products under the contracts, we allocate the variable consideration entirely to the distinct service utilizing the allocation exception guidance under Topic 606, and accordingly recognize the variable consideration as revenues at the time the good or service is transferred to the producer.

We recognize revenues at a point in time for performance obligations associated with percent-of-proceeds contract elements, percent-of-products contract elements and product sale contracts, and these revenues are recognized because control of the underlying product is transferred to the customer or producer when the distinct good is provided to the customer or producer.

The evaluation of when performance obligations have been satisfied and the transaction price that is allocated to our performance obligations requires judgments and assumptions, including our evaluation of the timing of when control of the underlying good or service has transferred to our producers or customers. Actual results can vary from those judgments and assumptions.

Minimum Volume Commitments

The Partnership has certain agreements that provide for quarterly or annual minimum volume commitments (“MVCs”). Under these MVCs, our producers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A producer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its contractual MVC for that period. None of the Partnership’s MVC provisions allow for producers to make up past deficient volumes in a future period. However, certain MVC provisions allow producers to carryforward volumes delivered in excess of a current period MVC to future periods. The Partnership recognizes revenue associated with MVCs when a counterparty has not met the contractual MVC at the completion of the contracted measurement period or we determine that the counterparty cannot meet the contractual MVC by the end of the contracted measurement period.

Disaggregation of Revenue

The Partnership disaggregates revenue into categories that depict the nature, amount, and timing of revenue and cash flows based on differing economic risk profiles for each category. In concluding such disaggregation, the Partnership evaluated the nature of the products and services, consumer markets, sales terms, and sales channels which have similar characteristics such that the level of disaggregation provides an understanding of the Partnership’s business activities and historical performance. The level of disaggregation is evaluated annually and as appropriate for changes to the Partnership or its business, either from internal growth, acquisitions, divestitures, or otherwise. See Note 3 for further details.

Concentration Risk

All operations and efforts of the Partnership are focused in the oil and gas industry and are subject to the related risks of the industry. The Partnership’s assets are located in West Texas. Demand for the Partnership’s products and services may be influenced by various regional and global factors and may impact the value of the projects the Partnership is developing.

The Partnership’s concentration of customers may impact its overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in the economy or other conditions. The Partnership’s operations involve a variety of counterparties, both investment grade and not investment grade. The Partnership analyzes the counterparties’ financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis within approved tolerances, with the primary focus on published credit ratings when available and inherent liquidity metrics to mitigate credit risk. Typically, through our customer contracts, the Partnership takes title to the rich gas and associated plant products (NGLs and residue gas). As such, the inherent risk with these types of contracts is mitigated as the Partnership receives funds for the disposition and sale of such products from downstream counterparties that are large investment grade entities and is able to deduct all fees owed to it by its customers and associated costs before remitting the balance of any funds back to the relevant customer. For those few counterparties’ that retain ownership of their plant products, the Partnership attempts to minimize credit risk exposure through its credit policies and monitoring procedures as well as through customer deposits, and letters of credit. The Partnership manages trade credit risk to mitigate credit losses and exposure to uncollectible trade receivables and generally receivables are collected within 30 days. The detailed disclosure of our major customers, or customers comprising 10% of more of the Partnership’s annual revenues, is included in Note 19.

Major Producers are defined as our producers who we gather natural gas, crude and/or produced water and process gas and dispose of produced water from and account for 10% or more of our cost of sales as presented in the consolidated financial statements. For the year ended December 31, 2021, approximately 92% of the Partnership’s cost of sales were derived from five producers. For the year ended December 31, 2020, approximately 76% of the Partnership’s cost of sales were derived from three producers. For the year ended December 31, 2019, approximately 86% of the Partnership’s cost of sales were derived from three producers. This concentration of producers may impact the Partnership’s overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in the economy or other conditions.

The Partnership regularly maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Partnership has not experienced any losses with respect to the related risks to cash and does not believe its exposure to such risk is more than nominal.

Derivative Instruments and Hedging Activities

ASC Topic 815, Derivatives and Hedging (“Topic 815”), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Partnership’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by Topic 815, the Partnership records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Partnership has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

For all hedging relationships for which hedge accounting is applied, the Partnership formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Partnership also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

When the Partnership does not elect to apply hedge accounting, the instruments are marked-to-market each period end and changes in fair value, realized or unrealized, are recognized in earnings.

Accounts Receivable and Current Expected Credit Losses

Accounts receivable include amounts due from customers for gas, NGLs and condensate sales, pipeline transportation, and gathering, processing and disposal fees, under normal trade terms, generally requiring payment within 30 days.

The Partnership’s current expected credit losses are determined based upon reviews of individual accounts, existing economics, and other pertinent factors. The Partnership had an allowance for credit losses of $1.0 million as of December 31, 2021 and 2020.

Gas Imbalance

Quantities of natural gas over-delivered or under-delivered related to imbalance agreements are recorded monthly as receivables or payables using weighted-average prices at the time of the imbalance. These imbalances are typically settled with deliveries of natural gas. We had imbalance receivables of $1.5 million and $1.1 million at December 31, 2021 and 2020, respectively, which are carried at the lower of cost or market value. We had imbalance payables of $0.3 million and $2.2 million at December 31, 2021 and 2020, respectively, which approximate the fair value of these imbalances. Imbalance receivables and imbalance payables are included in accounts receivable and accounts payable, respectively, on the consolidated balance sheets.

Inventory

Other current assets include inventory that consists of condensate, and NGLs that are valued at the lower of cost or market. At the end of each reporting period, the Partnership assesses the carrying value of inventory and makes any adjustments necessary to reduce the carrying value to the applicable net realizable value. Inventory was valued at $2.1 million and $0.9 million as of December 31, 2021 and 2020, respectively.

Property, Plant and Equipment

Property, plant and equipment are carried at cost or fair market value at the date of acquisition less accumulated depreciation. The cost basis of constructed assets includes materials, labor, and other direct costs. Major improvements or betterments are capitalized, while repairs that do not improve the life of the respective assets are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Buildings	30 years
Gathering and processing systems and facilities	20 years
Furniture and fixtures	7 years
Vehicles	5 years
Computer hardware and software	3 years

Leases

Effective January 1, 2019 the Company adopted FASB ASU 2016-02, Leases (“Topic 842” or “ASU 2016-02”), as subsequently amended. This is a comprehensive new standard that amends various aspects of existing accounting guidance for leases, including the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.

The Company’s lease portfolio includes certain real estate and equipment. The determination of whether an arrangement is, or contains, a lease is performed at the inception of the arrangement. Operating leases are recorded on the balance sheet with operating lease assets representing the right to use the underlying asset for the lease term and lease liabilities representing the obligation to make lease payments arising from the lease. The Company has elected to account for the lease and non-lease components together as a single component for all classes of underlying assets. The Company excludes variable lease payments in measuring ROU assets and lease liabilities, other than those that depend on an index, a rate or are in-substance fixed payments.

ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date are reduced by lease incentives. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of one year or less are excluded from ROU assets and liabilities.

Capitalized Interest

The Partnership’s policy is to capitalize interest cost incurred on debt during the construction of major projects.

Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related debt using the effective interest rate method. Deferred financing costs associated with the Partnership’s term loans are presented with the related debt on the consolidated balance sheet, as a reduction to the carrying amounts. Deferred financing costs associated with the Partnership’s revolving credit facilities are presented within other current assets and other assets on the consolidated balance sheet.

Asset Retirement Obligation

The Partnership follows the provisions of FASB ASC Topic 410, Asset Retirement and Environmental Obligations, which require the fair value of a liability related to the retirement of long-lived assets to be recorded at the time a legal obligation is incurred if the liability can be reasonably estimated. The liability is based on future retirement cost estimates and incorporates many assumptions, such as time to permanent removal, future inflation rates and the credit-adjusted risk-free rate of interest. The retirement obligation is recorded at its estimated present value with an offsetting increase to the related asset on the balance sheet. Over time, the liability is accreted to its future value, with the accretion recorded to expense.

The Partnership’s assets generally consist of gas processing plants, crude storage terminals, saltwater disposal wells, and underground gathering pipelines installed along rights-of-way acquired from landowners and related above-ground facilities. The majority of the rights-of-way agreements do not require the dismantling and removal of the pipelines and reclamation of the rights-of-way upon permanent removal of the pipelines from service. Further, we have in place a rigorous repair and maintenance program that keeps our gathering and processing systems in good working order. As a result, the ultimate dismantlement and removal dates of the Partnership’s assets are not determinable. As such, the fair value of the liability is not estimable and, therefore, no asset retirement obligation has been recognized in the consolidated financial statements as of December 31, 2021 and 2020.

Environmental Costs

The Partnership is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites, if applicable.

Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation. Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are probable or can reasonably be estimated. No environmental liabilities were recorded as of December 31, 2021 and 2020.

Intangible Assets

Intangible assets consist of easements, rights of way agreements and customer contracts. Intangible assets are amortized on a straight-line basis over their estimated economic life or remaining term of the contract and are assessed for impairment with the associated long-lived asset group whenever impairment indicators are present.

Goodwill

Goodwill represents the excess of cost over the fair value of assets of businesses acquired. Goodwill is not amortized, but instead is tested for impairment in accordance with ASC 350, Intangibles — Goodwill and Other (“ASC 350”) at the reporting unit level at least annually. The Partnership’s reporting units are subject to impairment testing annually, on November 30, or more frequently if events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

ASC 350 provides the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Partnership has the unconditional option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing a quantitative goodwill impairment test. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative goodwill impairment test is not necessary. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Partnership will perform a quantitative goodwill impairment test. The quantitative impairment test for goodwill consists of a comparison of the fair value of a reporting unit with its carrying value, including the goodwill allocated to that reporting unit. If the carrying value of a reporting unit exceeds its fair value, the Partnership will recognize an impairment loss equal to the amount of the excess, limited to the amount of goodwill allocated to that reporting unit. Application of the impairment test requires judgement, including the identification of reporting units, assignment of assets and liabilities to reporting units and the determination of fair value of each reporting unit.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets, excluding goodwill, to be held and used by the Partnership are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Partnership bases their evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present.

In performing this review, an undiscounted cash flow test is performed at the lowest level for which identifiable cash flows are independent of cash flows from other assets. If the sum of the undiscounted future net cash flows is less than the net book value of the property, an impairment loss is recognized for the excess, if any, of the property’s net book value over its estimated fair value.

During April 2020, the Partnership observed a triggering event associated with the negative pricing environment and its related effects, which were caused by the culmination of the COVID-19 pandemic and the OPEC+ price war. As a result of the undiscounted cash flow test that was performed, no impairment was observed, nor recognized during 2020. Further, the Partnership recognized zero impairment losses of long-lived assets during the years ended December 31, 2021 and 2019 as there were no triggering events observed during these years.

Investment in Unconsolidated Affiliate

The Partnership owns a 26.67% interest in PHP that is accounted for by the equity method. In general, we use the equity method of accounting for an investment for which we are not the primary beneficiary and do not control, but over which we have significant influence as to the investee’s operating and financial policies. An impairment of an investment in an unconsolidated affiliate is recognized when circumstances indicate that a decline in the investment value is other than temporary. No impairments were recognized during the years ended December 31, 2021, 2020 and 2019.

Variable Interest Entities

The Partnership uses a qualitative approach in assessing the consolidation requirement for variable interest entities. The approach focuses on identifying which enterprise has the power to direct the activities that most significantly impact the variable interest entity’s economic performance and which enterprise has the obligation to absorb losses or the right to receive benefits from the variable interest entity. In the event that the Partnership is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity would be consolidated in our financial statements. PHP was initially determined to be a variable interest entity as it lacked sufficient equity to finance the construction of the PHP pipeline without requiring significant additional capital contributions from its members. Subsequent to the completion of the PHP pipeline and the receipt of the final contributions from its members during January of 2021, PHP now has sufficient equity to fund any required future contributions under the PHP LLC Agreement and PHP is no longer considered to be a variable interest entity.

Other Assets

The Partnership’s accounting policy is to classify its line fill as an other long-term asset to be consistent with industry practices and given line fill is required on the 3rd party pipeline to properly flow the Partnership’s product. Additionally, this line fill is contractually required to be maintained through the life of the contract with our counterparty and therefore will not be settled within an operating period. Accordingly, the Partnership has NGL line fill of $4.1 million and $3.9 million within other assets as of December 31, 2021 and 2020, respectively.

Income Taxes

The Partnership is organized as a Delaware limited partnership and is treated as a flow-through entity for income tax purposes. As a result, the net taxable income of the Partnership and any related tax credits, for federal income tax purposes, are deemed to pass to the partners of the Partnership even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision, excluding for Texas as described below, has been made in the consolidated financial statements of the Partnership since the income tax is an obligation of the partners.

The Partnership is subject to state margin tax in Texas. The Partnership accounts for state income taxes in accordance with the asset and liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences, at enacted statutory rates, between the consolidated financial statement carrying amounts and the tax bases of existing assets and liabilities. Income tax or benefit represents the current tax payable or refundable for the period, plus or minus the tax effect of the net change in the deferred tax assets and liabilities.

The Partnership is subject to certain provisions related to uncertain tax positions. The Partnership has reviewed its pass-through status and determined no uncertain tax positions exist.

Net Income (Loss) per Unit

Net income (loss) per limited partner unit is computed using the two-class method required for multiple classes of common stock based upon their respective rights to receive dividends as if all income (loss) for the period has been distributed. The rights, including the voting and dividend rights, of the Class B, Class C and Class E limited partner units are identical, other than liquidation rights. Basic net income (loss) per limited partner unit is computed by dividing net income (loss) by the weighted-average number of limited partner units of Class B, Class C, and Class E limited partner units outstanding. As the dividend rights are identical, the undistributed earnings (loss) are allocated on a proportionate basis and the resulting basic net income (loss) per limited partner unit attributed to common stockholders is the same for Class B, Class C and Class E limited partner units on an individual or combined basis. Diluted net income (loss) per limited partner unit gives effect to all dilutive securities, which include incentive units and are computed using the treasury stock method. Potential dilutive securities are excluded from the computation of diluted net income (loss) per limited partner unit if their effect is anti-dilutive. Dilutive net income (loss) per limited partner unit is computed by dividing net income (loss) by the fully diluted weighted-average number of limited partner units outstanding.

Acquisitions

The Partnership accounts for the acquisition of businesses under the guidance of FASB ASC Topic 805, Business Combinations (“Topic 805”), which requires an acquiring entity to recognize the assets acquired and liabilities assumed at fair value under the acquisition method of accounting, provided they qualify for acquisition accounting under Topic 805.

In accordance with Topic 805, the Partnership records identifiable assets acquired, and liabilities assumed at fair value at the date of acquisition. Procedures performed in estimating the fair value of acquired assets and liabilities include the income approach, market approach, and cost approach. The income approach provides an estimation of the fair value of an asset or business based on the cash flows that an asset or a business can be expected to generate over its remaining useful life. The market approach provides an estimation of fair value which is based on market prices in actual transactions and on asking prices for similar assets (or businesses). Finally, the cost approach is a valuation technique that uses the concept of replacement costs as an indicator of fair value. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the determination of fair value of the acquisition include the Partnership’s estimate of future revenue based on expected volumes, operating expenses, appropriate risk-adjusted discount rates and other relevant data.

The Partnership recognizes the fair value of any contingent liabilities that are acquired from the seller in a business combination on the date at which control of the acquiree is obtained. This value is generally determined through a probability-weighted analysis of the expected cash flows. It is remeasured at each reporting date, and any changes in fair value are recognized in net income.

Recently Adopted Accounting Pronouncements

Effective January 1, 2019, the Partnership adopted FASB ASU 2016-02, Leases (Topic 842) as subsequently amended, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 establishes a ROU model that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The Partnership utilized the optional transition method set forth in ASU 2018-11 that allows entities to elect to initially apply the new lease accounting standard as of January 1, 2019 and recognize a cumulative-effect adjustment to the opening balance of partners’ capital at such date. In addition, the Partnership elected to adopt the package of transition practical expedients and, therefore, has not reassessed (1) whether existing or expired contracts contain a lease, (2) lease classification for existing or expired leases or (3) the accounting for initial direct costs that were previously capitalized. As a result of the adoption of ASU 2016-02, on January 1, 2019, the Company recorded both right of use assets of $68.9 million and operating lease liabilities of $69.1 million with an immaterial opening impact to partners’ capital. The adoption of ASU 2016-02 had an immaterial impact on the Company’s consolidated statements of operations and consolidated statements of cash flows.

On January 1, 2020, the Partnership adopted FASB ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements of Topic 820. The need to disclose transfers between Level 1 and 2, valuation processes for Level 3 fair value measurements and changes in unrealized gains and losses included in earnings for recurring Level 3 value measures have been eliminated. The deletion of the wording; “at a minimum” from the phrase “an entity shall disclose at a minimum” to promote the appropriate use of discretion by entities, clarification on the measurement uncertainty disclosures amongst a few others were modifications introduced by the ASU. The adoption of ASU 2018-13 did not have a material impact on the Partnership’s consolidated financial statements.

On January 1, 2020, the Partnership adopted FASB ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016-13 was issued to bring consistency in the accounting treatment of different types of financial instruments, require consideration of a broader range of variables when forming loss estimates, and require immediate recognition of management’s estimates of current expected credit losses (“CECL”). This update is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. All entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Partnership recorded expected credit losses of $2.0 million for the year ended December 31, 2020 in conjunction with the adoption of ASU 2016-13.

On January 1, 2021, the Partnership adopted ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”), which simplifies the limitations on how an entity can designate the hedged risks in certain cash flow and fair value hedging relationships. The guidance better aligns the recognition and presentation of the effects of hedging instrument(s) and item(s) in the financial statements with an entity’s risk management strategies. In October 2018, the FASB issued ASU 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2018-16”). At present in the United States, eligible benchmark interest rates used to evaluate the changes in the fair values or cash flows of existing or forecasted issuances or purchases of fixed-rate financial assets or liabilities are the U.S. Treasury yields (“UST”), London Interbank Offered Rate (“LIBOR”) and Overnight Index Swap (“OIS”) based on the Fed Funds Effective Rate. Due to concerns about the sustainability of LIBOR, the amendment in this update permits use of the OIS rate based on the Secured Overnight Financing Rate (“SOFR”) and the Securities Industry and Financial Markets Association (“SIFMA”) Municipal Rate as a U.S. benchmark interest rate in addition to the other rates mentioned above. ASU 2018-16 is to be adopted concurrently with the amendments in ASU 2017-12. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). ASU 2019-10 deferred the effective dates for several major accounting standards, including deferring the effective date of ASU 2017-12 to fiscal years beginning after December 15, 2020. The adoption of ASU 2017-12 and ASU 2018-16 did not have a material impact on the Partnership’s consolidated financial statements as LIBOR is still available as of December 31, 2021 and the Partnership has not adopted hedge accounting for any of its current outstanding derivatives.

On January 1, 2021, the Partnership adopted ASU 2018-15, Intangibles — Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement (CCA) That is a Service Contract (“ASU 2018-15”). The ASU provides guidance on how to determine whether an arrangement includes a software license or is solely a hosted CCA service. Under the new guidance, the same criteria for capitalizing implementation costs for an arrangement with a software license which falls within the scope of internal — use software guidance will be applied to a hosting arrangement. The new guidance also prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense. The adoption of ASU 2018-15 did not have a material impact on the Partnership’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”). ASU 2020-04 was issued to ease the potential accounting burden expected when global capital markets move away from LIBOR, the benchmark interest rate banks use to make short-term loans to each other. The amendments in this update provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The Partnership is currently evaluating the effect that ASU 2020-04 will have on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires contract assets and contract liabilities (i.e., deferred revenue) acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, Revenue from Contracts with Customers. Generally, this new guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. Historically, such amounts were recognized by the acquirer at fair value in acquisition accounting. The guidance should be applied prospectively to acquisitions occurring on or after the effective date. The guidance is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. The Partnership is currently evaluating the effect that ASU 2021-08 will have on its consolidated financial statements.

Note 3. Revenue

Disaggregation of Revenues

The following table disaggregates our revenues for the years ended December 31, 2021, 2020 and 2019:

	December 31,
	2021	2020	2019
	(In thousands)
Gathering and processing services	$272,677	$272,829	$233,987
Natural gas, NGLs & condensate sales	385,622	135,330	144,270
Other revenues	3,745	2,017	487

Total operating revenues	$662,044	$410,176	$378,744

For the years ended December 31, 2021, 2020, and 2019 the Partnership recognized revenues from MVCs of $2.5 million, $0.1 million and $1.8 million, respectively.

Remaining Performance Obligations

The following table presents our estimated revenue from contracts with customers for remaining performance obligations that has not yet been recognized, representing our contractually committed revenues as of December 31, 2021:

Amount
Fiscal Year	(In thousands)
2022	$14,247
2023	11,829
2024	7,938
2025	6,154
2026	5,066
Thereafter	72,952

$118,186

Our contractually committed revenue, for purposes of the tabular presentation above, is generally limited to customer contracts that have fixed pricing and fixed volume terms and conditions, generally including contracts with payment obligations associated with MVCs.

Contract Liabilities

The following provides information about contract liabilities from contracts with customers:

	2021	2020
	(In thousands)
Balance as of January 1	$11,085	$8,983
Reclassification of beginning contract liabilities to revenue as a result of performance obligations being satisfied	(423)	(1,466)
Cash received in advance and not recognized as revenue	4,094	3,568

Balance as of December 31	14,756	11,085
Less: Current portion	3,082	1,556

Non-current portion	$11,674	$9,529

Contract liabilities relate to payments received in advance of satisfying performance obligations under a contract, which result from contribution in aid of construction payments. Current and noncurrent contract liabilities are included in other current liabilities and deferred revenue, respectively.

Contract Cost Assets

The Partnership has capitalized certain costs incurred to obtain a contract that would not have been incurred if the contract had not been obtained. These costs are recovered through the net cash flows of the associated contract. As of December 31, 2021 and 2020, the Partnership had contract acquisition cost assets of $18.4 million and $20.2 million, respectively. Current and noncurrent contract cost assets are included in other current assets and other assets, respectively. The Partnership amortizes these assets as cost of sales on a straight-line basis over the life of the associated long-term customer contract. For the years ended December 31, 2021, 2020 and 2019, the Partnership recognized cost of sales associated with these assets of $1.8 million, $1.8 million and $1.2 million, respectively.

Note 4. Property, Plant and Equipment, Net

Property, plant and equipment, net is comprised of the following:

	December 31,
	2021	2020

	(In thousands)
Gathering and processing systems and facilities	$2,121,434	$2,038,386
Vehicles	6,090	5,788
Computers and equipment	4,271	3,520

	2,131,795	2,047,694
Less: Accumulated depreciation	(337,030)	(230,595)

Total depreciable assets, net	1,794,765	1,817,099

Construction work in progress	24,888	31,332
Land	19,626	18,563

Total property, plant and equipment, net	$1,839,279	$1,866,994

Depreciation expense on property, plant and equipment was $106.8 million, $97.4 million, and $80.0 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Capitalized interest included in property, plant and equipment amounted to $0.9 million, $16.1 million, and $10.9 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Note 5. Intangible Assets, Net

Intangible assets, net are comprised of the following:

	December 31,
	2021	2020

	(In thousands)
Customer contracts	$1,135,964	$1,170,825
Right of way assets	99,344	94,824
Less accumulated amortization	(449,259)	(343,876)

Total amortizable intangible assets, net	$786,049	$921,773

The fair value of acquired customer contracts was capitalized as of the closing dates for certain acquisitions and is being amortized using a straight-line method over the remaining term of the customer contracts, which range from 1 to 20 years. Amortization expense for customer contracts was $126.6 million, $116.4 million, and $115.6 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Right of way assets have a useful life of ten years and are amortized using the straight-line method. The right of way agreements are generally for an initial term of ten years with an option to renew for an additional ten years at agreed upon renewal rates based on certain indices or up to 130% of the original consideration paid. Amortization expense for right of way assets was $10.2 million, $10.0 million, and $7.1 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Estimated aggregate amortization expense for the remaining unamortized balance in years is as follows:

Amount
Fiscal Year	(In thousands)
2022	$118,117
2023	117,846
2024	117,062
2025	116,233
2026	109,728
Thereafter	207,063

$786,049

Note 6. Goodwill

During the first four months of 2020, current and forward commodity prices significantly declined from their levels at December 31, 2019 due primarily to the decreases in energy demand as a result of the outbreak of the COVID-19 pandemic and actions taken by the Organization of the Petroleum Exporting Countries, Russia, the United States and other oil-producing countries (“OPEC+”) relating to the oversupply of oil. The resulting negative price environment for crude oil caused a number of our customers to shut-in a significant portion of their wells for which we provide gathering, and processing services.

Based on these events, we determined that the forecasted cash flows, and therefore the fair value, of our reporting units significantly decreased, and accordingly performed a quantitative impairment assessment of the goodwill related to all reporting units. The assessment of fair value utilized inputs that are not observable in the market and thus level 3 inputs. Based on our quantitative assessments, we determined that all goodwill at all reporting units should be fully impaired, and accordingly recorded a $1.0 billion impairment for the year ended December 31, 2020. There were no impairments during the year ended December 31, 2019. The Partnership did not have any recorded goodwill as of December 31, 2021 and 2020.

Note 7. Investment in Unconsolidated Affiliate

The Partnership holds a 26.67% membership interest in PHP with three other members. Each member is a party to the associated LLC Agreement. PHP was originally determined to be a variable interest entity as it lacked sufficient equity to finance the construction of the PHP pipeline without requiring significant additional capital contributions from its members. The Partnership absorbs variability associated with the risks and rewards of PHP’s operations through its 26.67% membership interest.

It was determined that Holdco is not the primary beneficiary of PHP as the Partnership does not have the power to direct PHP’s activities that most significantly impact economic performance. As defined in the LLC agreement, PHP’s board controls the activities that most significantly affect economic performance and the Partnership does not hold majority control of the board. The Partnership’s investment in PHP of $626.5 million and $611.2 million within investment in unconsolidated affiliate as of December 31, 2021 and 2020, respectively, approximates the Partnership’s maximum exposure to loss from variable interest entity relationships.

Subsequent to the completion of the PHP pipeline and the receipt of the final contributions from its members during January of 2021, PHP now has sufficient equity to fund any required future contributions under the PHP LLC Agreement and PHP is no longer considered to be a variable interest entity.

As of December 31, 2021 and 2020, the carrying amount of the Partnership’s investment in PHP approximated the amounts of underlying equity in net assets. During the year ended December 31, 2019 and in connection with two members’ option exercises, the Partnership sold a portion of its interests in PHP for cash proceeds of $92.7 million, and a total gain of $3.4 million.

The following table summarizes certain of PHP’s financial information as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019:

	December 31,
Balance Sheets	2021	2020
	(In thousands)
Current assets	$69,995	$23,734
Noncurrent assets	2,267,940	2,316,176
Current liabilities	(36,657)	(95,863)

	December 31,
Statement of Operations	2021	2020	2019
	(In thousands)
Revenue	$397,237	$7,220	$—
Operating income (loss)	237,230	(1,798)	(93)
Net income (loss)	236,528	(1,140)	1,587

Note 8. Accrued expenses

Accrued expenses consist of the following:

	December 31,
	2021	2020
	(In thousands)
Accrued product purchases	$118,364	$48,585
Accrued taxes	4,299	8,960
Accrued salaries, vacation, and related benefits	2,113	1,729
Accrued capital expenditures	2,995	1,495
Accrued other expenses	7,872	4,121

Total accrued expenses	$135,643	$64,890

Note 9. Leases

Components of lease costs are presented on the consolidated statements of operations and comprehensive income (loss) as general and administrative expense for real-estate leases and operating expense for non-real estate leases. Total operating lease cost for the years ended December 31, 2021, 2020, and 2019 are $38.7 million, $43.6 million, and $34.5 million, respectively. Short-term lease cost for the years ended December 31, 2021, 2020, and 2019 are $4.7 million, $2.8 million, and $1.3 million, respectively. For the years ended December 31, 2021, 2020 and 2019, the Partnership did not have material variable lease costs.

The following table presents other supplemental lease information:

	2021	2020
	(In thousands)
Operating cash flows from operating lease	$38,355	$43,903
Right-of-use assets obtained in exchange for new operating lease liabilities	$43,580	16,991
Weighted-average remaining lease term — operating leases (in years)	1.89	2.29
Weighted-average discount rate — operating leases	7.75%	9.83%

The following table presents future minimum lease payments under operating leases as of December 31, 2021.

Amount
Fiscal Year	(In thousands)
2022	$35,685
2023	29,092
2024	844
2025	272
2026	272
Thereafter	113

Total lease payments	66,278
Less: interest	(4,613)

Present value of lease liabilities	$61,665

Note 10. Long Term Debt

2017 Credit Facility

Contemporaneous with the close of the EagleClaw acquisition on June 22, 2017, the Partnership entered into a credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, for a term loan in and initial aggregate principal amount of $1.25 billion with a tenor of seven years, maturing on June 22, 2024. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.25% plus LIBOR subject to a floor of 1%. The Partnership paid scheduled principal payments on this term loan of $12.5 million for each of the years ended December 31, 2021, 2020 and 2019. Additionally, throughout 2021, the Partnership voluntarily repurchased $18.3 million of outstanding term loan debt associated with the $1.25 billion term loan on the open market.

In addition, contemporaneously with the credit agreement described above, the Partnership entered into a super-priority revolving credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, in an initial aggregate principal amount of $100.0 million that is expandable up to $125.0 million with a tenor of five years, maturing on June 22, 2022. On January 16, 2020, the Partnership entered into an amendment to its revolving credit agreement providing for $25.0 million in incremental commitments, thereby increasing the aggregate revolving credit commitments of all lenders to $125.0 million. On January 4, 2021, the Partnership entered into an amendment to the $125.0 million revolving credit agreement extending the maturity date from June 22, 2022 to November 3, 2023.

Interest is paid on the revolver periodically at a rate equal to LIBOR (0% floor) plus 4%, which decreases to LIBOR (0% floor) plus 3.7% when the Partnership’s consolidated net leverage ratio is no greater than 4.50 to 1.00. The Partnership must pay commitment fees quarterly in an amount equal to 0.50% per annum, which decreases to 0.375% per annum when the Partnership’s consolidated net leverage is no greater than 4.50 to 1.00, in each case on the unused portion of the commitment. As of December 31, 2021 and 2020, there were $0.5 million and $4.4 million in outstanding letters of credit under the revolving credit facility, respectively.

The obligations arising under the foregoing debt agreements are (a) guaranteed by substantially all of the Partnership’s wholly-owned domestic subsidiaries and its direct parent company and (b) secured by first priority liens on substantially all personal property assets of the Partnership and such guarantors, including by a pledge of the equity issued by the Partnership and its subsidiaries that are guarantors and on certain material real property owned by the Partnership and its subsidiaries that are guarantors.

The foregoing debt agreements contain various covenants or restriction provisions that, among other things, require the Partnership to comply with cash waterfall requirements and maintain deposit account control agreements on their deposit accounts and limit or restrict the Partnership’s ability to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain restricted payments, change the nature of the business, engage in fundamental changes, make investments, prepay subordinated debt, enter into burdensome agreements or enter into certain restricted transactions with affiliates above certain thresholds. These debt agreements also contain a financial covenant requiring maintenance of a 1.10 to 1.00 debt service coverage ratio, tested quarterly, and the debt agreement for the super-priority revolving credit facility contains a financial covenant requiring maintenance of a 1.25 to 1.00 super senior leverage ratio, tested quarterly. The Partnership is in compliance with all covenants in the foregoing debt agreements as of the date hereof.

2018 Credit Facility

Contemporaneous with the close of the CR Permian acquisition on November 1, 2018, the Partnership entered into a credit agreement with its lenders and with Barclays Bank PLC, as administrative agent, for a term loan in an initial aggregate principal amount of $690.0 million with a tenor of seven years, maturing on November 3, 2025. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.75% plus LIBOR (0% floor). The Partnership paid scheduled principal payments on this term loan of $6.9 million, $6.9 million and $3.5 million for the years ended December 31, 2021, 2020 and 2019, respectively. Additionally, throughout 2021, the Partnership voluntarily repurchased $25.9 million of outstanding term loan debt associated with the $690 million term loan on the open market. Similar open market repurchases totaling $7.5 million were made during the year ended December 31, 2020.

In addition, the Partnership entered into a revolving credit facility in an initial aggregate principal amount of $50.0 million with a tenor of five years, maturing on November 3, 2023. On January 16, 2020, the Partnership entered into an amendment to the revolving credit agreement that increased the revolving commitment in an aggregate principal amount of $10.0 million, thereby increasing the aggregate revolving credit commitments of all lenders to $60.0 million. Interest is paid on the revolver periodically at a rate equal to LIBOR plus the applicable margin based on our consolidated total leverage ratio, which is between 4.25% and 4.75%. Any unpaid interest and principal are due at maturity. The Partnership must pay quarterly commitment fees of 0.5% on the unused portion of the commitment, which commenced in September 2019. As of December 31, 2021 and 2020, there were no outstanding letters of credit under the revolving credit facility.

Our debt agreements contain various covenants or restriction provisions that, amongst other things limit or restrict the Partnership’s ability to incur certain liens on assets, property or revenue, engage in certain mergers, dissolutions, investments or acquisitions, incur indebtedness or guarantee debt, make certain dispositions, and enter into certain transactions with subsidiaries or affiliates that exceed a specified threshold. These agreements also contain defined financial covenants, including a debt service coverage ratio. As of December 31, 2021 and 2020, the Partnership was in compliance with all loan covenants.

2019 Credit Facility

On September 18, 2019, the Partnership entered into a credit agreement with its lenders for a term facility with an initial term commitment of $483.0 million and a conversion date term commitment of $30.2 million and a letter of credit facility up to $32.7 million. On the closing date, $232.1 million was drawn down on the term commitment and additional drawdowns totaling $250.9 million were borrowed over the subsequent months to fund the

Partnership’s capital contributions to PHP. The tenor of the agreement is equal to the earlier of six and two-tenths years from the closing date, or four years after the term conversion date. The term conversion date is essentially the final completion date of the PHP pipeline project, which occurred on March 3, 2021. On March 3, 2021, all conditions of the term conversion were met, and the Partnership borrowed the additional $30.2 million associated with the conversion date term commitment, which was subsequently distributed to our equity sponsors. Given the establishment of the term conversion date, the maturity of the associated debt is due March 3, 2025 in accordance with the credit agreement. During the year ended December 31, 2021, the Partnership paid its first principal payments on this term loan totaling $33.8 million.

Fixed principal payments are required to be paid quarterly commencing with the first full quarter ending after the term conversion date, which was June 30, 2021. Interest is paid on the outstanding borrowings monthly at a rate equal to 1.625% plus adjusted LIBOR (subject to a 1% floor) for four years after the closing date and at a rate equal to 1.875% plus adjusted LIBOR (subject to a 1% floor) thereafter.

The Partnership must also pay quarterly commitment fees of 35% of the applicable margin then in effect on the undrawn portion of the available commitments. As of December 31, 2021 and 2020, there were no outstanding letters of credit.

The debt agreement contains various covenants or restrictive provisions that, amongst other things, limit or restrict the Partnership’s ability to incur certain liens on assets, make or hold certain new investments, incur or guarantee additional debt, dispose of certain assets, make certain restricted payments, change the nature of the business, or enter into any transactions with affiliates in excess of $5.0 million, all of which the Partnership is in compliance. The debt agreement also pledges the equity interests held by the Partnership in PHP as collateral.

The fair value of the Partnership’s debt as of December 31, 2021 and 2020 was $2.34 billion and $2.36 billion, respectively.

Debt obligations as of December 31, 2021 and 2020 consisted of the following:

	December 31,
	2021	2020
	(In thousands)
$1.25 billion term loan	$1,175,417	$1,206,250
$690 million term loan	639,393	672,150
$513 million term loan	479,377	483,031
$125 million revolving line of credit	52,000	70,500
$60 million revolving line of credit	—	12,500

	2,346,187	2,444,431
Less: Deferred financing costs, net	(38,485)	(50,792)

	2,307,702	2,393,639
Less: Current portion	(54,280)	(53,310)

Long-term portion of debt and finance lease obligations	$2,253,422	$2,340,329

A reconciliation of total interest cost to interest expense as reported in the consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019 is as follows:

	December 31,
	2021	2020	2019
	(In thousands)
Interest cost capitalized	$868	$16,131	$10,868
Interest cost charged to income	117,365	135,516	133,535

Total interest cost	$118,233	$151,647	$144,403

Deferred financing costs associated with the term loans were $38.5 million, net of accumulated amortization of $41.2 million as of December 31, 2021. Deferred financing costs associated with the term loans were $50.8 million, net of accumulated amortization of $29.8 million as of December 31, 2020.

Deferred financing costs associated with the revolvers were $3.0 million, net of accumulated amortization of $3.9 million as of December 31, 2021. Deferred financing costs associated with the revolvers were $1.8 million, net of accumulated amortization of $1.9 million as of December 31, 2020.

The amortization of the deferred financing costs was charged to interest expense for the periods presented. The amount of deferred financing costs included in interest expense for the years ended December 31, 2021, 2020 and 2019 was approximately $13.4 million, $11.9 million, and $9.7 million, respectively.

The following table reflects future maturities of long-term debt for each of the next five years and thereafter. These amounts exclude approximately $38.5 million in unamortized deferred financing costs.

Amount
Fiscal Year	(In thousands)
2022	$66,153
2023	118,754
2024	1,206,736
2025	663,841
2026	50,706
Thereafter	239,997

Total	$2,346,187

Note 11. Equity

Pursuant to the Fourth Amended and Restated Limited Partnership Agreement (“LP Agreement”) dated October 22, 2020 there are two classes of Partnership interests: general partner interests and limited partner interests. Each partner’s relative rights, privileges, preferences, restrictions, and obligations with respect to the Partnership are provided for in the LP Agreement. A total of 100 general partner interests are authorized for issuance with none outstanding as of December 31, 2021 and 2020. The general partner interests are not entitled to any allocation of income, gains, losses, or deduction, or to any distributions.

The Partnership is authorized to issue six series of limited partner interests comprised of Class A Units, Class B Units, Class C Units, Class E Units, and Class F Units. Class A Units represent profits interests held by management. Class B Units, Class C Units, Class E Units and Class F Units represent common units with an unlimited amount authorized for issuance. Except with respect to certain consent requirements required under the Delaware Limited Liability Company Act, the limited partner interests have no right to participate in the management of the Partnership. Further, in the event any matters are submitted to a vote of the limited partner interests, partners holding Class A Units shall not have any right to vote.

Midco Common Units

Midco Common Units are comprised of the Class B Units and Class C Units held at Holdco, which derive value and potential future distributions from the assets and operations of BCP Raptor Midco, LLC (“Midco”), a wholly owned subsidiary, that holds the Partnership’s EagleClaw and CR Permian assets. The Class B Units are held by Blackstone and ISQ with ISQ first acquiring units as of November 1, 2018. Approximately 2,732,536,599 Class B Units were outstanding as of December 31, 2021 and 2020. The Class C Units are held by current and former members of management. Approximately 43,785,915 Class C Units were outstanding as of December 31, 2021 and 2020.

Pipeco Common Units

Pipeco Common Units are comprised of the Class E Units and Class F Units held at Holdco, which derive value and potential future distributions from the assets and operations of BCP Residue Pipeco, LLC (“Pipeco”), a wholly owned subsidiary, that holds the Partnership’s equity investment in PHP and Delaware Link assets. These units were created during 2018 as part of the Third Amended and Restated Limited Partnership Agreement. The Class E Units are held by Blackstone and ISQ. Approximately 254,412,601 and 290,711,677 Class E Units were outstanding as of December 31, 2021 and 2020, respectively. No Class F Units were outstanding as of December 31, 2021 and 2020.

Allocations to Capital Accounts and Distributions

The LP Agreement defines that allocations to capital accounts and distributions are made to each class of unit as though the Partnership was dissolved. Capital account allocations and distributions are made in accordance with the below defined prioritizations.

(i)	First, to the common unit holders in accordance with their respective relative percentage interests until the unreturned capital amount has been reduced to zero dollars;

(ii)	Second, to the common unit holders in accordance with their respective relative percentage interests until an internal rate of return of 8 percent per annum on contributed capital has been provided;

(iii)	Third,

a.

to the holders of Class A Units pro rata an amount equal to 10.0 percent of the portion of any distribution to which this (iii) applies multiplied by the percentage of vested Class A Units versus authorized Class A Units less the aggregate amount (if any) payable to holders of other incentive units as a result or otherwise in respect of such distribution, and

b.

the remainder to the holders of common units in accordance with their respective relative percentage interests until an internal rate of return of 15.0 percent per annum on contributed capital has been provided; provided, that if at the time the internal rate of return of 15.0 percent per annum on contributed capital has been paid and the Exit Multiple On Invested Capital (“MOIC”) Threshold has not been met, then the Partnership shall continue to make distributions until the Exit MOIC Threshold has been met; the Exit MOIC Threshold is defined as two times the cumulative amount of all contributions by the holders of common units;

(iv)

Fourth, to the holders of the Class A Units pro rata an amount equal to 20.0 percent of any remaining distributions and the remainder to the holders of the common units in accordance with their respective relative percentage interests.

Note 12. Fair Value Measurements

Topic 820 establishes a framework for measuring fair value in U.S. GAAP, clarifies the definition of fair value within that framework, and requires disclosures about the use of fair value measurements. Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets (Level 1 inputs). The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1 inputs: Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs: Inputs, other than quoted prices in active markets, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs: Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or inventory parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Partnership’s primary financial assets and liabilities measured at fair value on a recurring basis are disclosed within the tables in Note 13.

The Partnership reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the years ended December 31, 2021, 2020 and 2019.

Long-term Debt

The fair value of the Partnership’s long-term debt is measured using quoted offer-side prices when quoted market prices are available. If quoted market prices are not available, the fair value is determined by discounting the future cash flows of each instrument at rates that reflect rates currently observed in publicly traded debt markets for debt of similar terms to companies with comparable credit risk.

Contingent Liabilities

As further discussed in Note 17, the fair values of the contingent liabilities was estimated utilizing significant level 3 assumptions including present value factors based on the Partnership’s weighted-average cost of capital, estimated payout probabilities and timing, and estimated future volumes.

Fair Value on a Nonrecurring Basis

Enterprise Valuation — Impairment

As discussed in Note 6, the Partnership performed a quantitative impairment assessment of the goodwill related to all reporting units as a result of a triggering event observed during April of 2020. The enterprise valuation for the goodwill impairment test utilized both market and income approaches to estimate fair value as of April 30, 2020. Significant Level 3 assumptions associated with the income and market approach calculations include the Partnership’s estimate of future natural gas prices, operating margins, EBITDA and exit multiples, discount rates, control premiums and other relevant data.

Note 13. Derivatives and Hedging Activities

The Partnership is exposed to certain risks arising from both its business operations and economic conditions. The Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities.

Interest Rate Risk

The Partnership manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Partnership enters into derivative financial instruments to manage exposures that arise from activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Partnership minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties.

The Partnership’s objectives in using interest rate derivatives is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Partnership primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract.

On August 17, 2017, the Partnership entered into two interest rate swaps totaling $650.0 million associated with our $1.25 billion term loan and applied hedge accounting. These swaps contained an effective date of September 29, 2017 and an expiration date of September 30, 2019. These swaps resulted in a fixed LIBOR rate of 1.52% for the notional amount of our debt for the LIBOR component of our interest rate, which is comprised of a strike rate of 1% and a premium of 0.52051% per annum that is paid in monthly installments. These interest rate swaps expired on September 30, 2019.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into interest expense in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the year ended December 31, 2019, the Partnership recorded no amounts of hedge ineffectiveness in the consolidated financial statements.

Amounts reported in accumulated other comprehensive income related to the derivatives were reclassified to interest expense as interest payments were made on the Partnership’s variable-rate debt. All amounts reported in accumulated other comprehensive income were reclassified as a decrease to interest expense during the first nine months of 2019.

The table below presents the effect of the Partnership’s interest rate swaps in Other Comprehensive Income (“OCI”) as well as in the income statement for the year ended December 31, 2021, 2020 and 2019.

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Gain recognized in OCI (effective portion)	$—	$—	$(588)
Gain reclassified from Accumulated OCI into Income (effective portion)	—	—	3,777

During June and August of 2019, the Partnership entered into three additional interest rate swaps on $1.15 billion associated with our $1.25 billion term loan. These instruments were effective September 30, 2019 and expired on December 31, 2020. These swaps result in fixed LIBOR rates ranging from 1.57% to 1.86% for the respective notional amounts of our debt for the LIBOR component of our interest rate, which is comprised of a strike rate of 1% and premiums ranging from 0.5660% to 0.8643% per annum that is paid in monthly installments.

In September of 2019, the Partnership entered into two interest rate swaps on 75% of the outstanding $513.0 million term loan. These instruments were effective September 30, 2019 and have a mandatory termination date on November 19, 2024. The notional amounts of these swaps float monthly such that 75% of the total outstanding term loan is covered by the notional of the two swaps over the life of the associated term facility. These swaps result in fixed LIBOR rates ranging from 1.76% to 1.78% for the respective notional amounts of our debt for the LIBOR component of our interest rate and are paid in monthly installments.

The Partnership did not elect to apply hedge accounting to these new swaps and marks-to-market the instruments recognizing changes in fair value, realized or unrealized, within interest expense. For the year ended December 31, 2021, the Partnership recorded a reduction to interest expense of $4.5 million in relation to these derivatives. For the years ended December 31, 2020 and 2019 the Partnership recorded interest expense of $18.9 million and $0.1 million, respectively, in relation to these derivatives.

The fair value or settlement value of the Partnership’s interest rate swaps is presented on a gross basis on the consolidated balance sheets.

Commodity Price Risk

The results of the Partnership’s operations may be affected by the market prices of oil and natural gas. A portion of the Partnership’s revenue is directly tied to local natural gas, natural gas liquids and condensate prices in the Permian Basin. Due to a large increase in activity and production from this area, local Permian natural gas prices have exhibited volatility. The Partnership monitors its exposure to commodity price risks and uses commodity swaps to mitigate risks resulting from fluctuations in the commodity prices.

Specifically, from 2018 through 2020 the Partnership entered into five Waha basis hub hedges on various notional quantities of gas that either provided for a fixed price differential of natural gas in the Permian Basin relative to the NYMEX natural gas contract or provided for a fixed price for natural gas in the Permian Basin. Similarly, in 2020 and 2021 the Partnership entered into WTI crude hedges at a specific notional that provides for a fixed price for crude in the Permian Basin. See the below table for further details.

Instruments	Number of Instruments	Notional Quantity	Effective Date	Expiration Date
Commodity contract	1 Contract	1,840,000 MMBTU(s)*	7/1/2020	12/31/2020
Commodity contract	1 Contract	1,510,000 MMBTU(s)*	1/1/2021	5/31/2021
Commodity contract	1 Contract	755,000 MMBTU(s)**	1/1/2021	5/31/2021
Commodity contract	1 Contract	128,510 BBL(s)***	1/1/2021	6/30/2021
Commodity contract	1 Contract	55,200 BBL(s)****	7/1/2021	12/31/2021

*	—notional quantity based on 10,000 MMBTU(s) multiplied by calendar days within calculation period.
**	—notional quantity based on 5,000 MMBTU(s) multiplied by calendar days within calculation period.
***	—notional quantity based on 710 U.S. Barrel(s) multiplied by calendar days within calculation period.
****	—notional quantity based on 300 U.S. Barrel(s) multiplied by calendar days within calculation period.

The Partnership elected not to designate its derivatives as hedging instruments and marked-to-market the instruments recognizing changes in fair value, realized or unrealized, within operating revenues. The Partnership minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties.

All of the Partnership’s commodity swaps had reached maturity as of December 31, 2021. The fair value or settlement value of the swaps outstanding as of December 31, 2020 are presented on a gross basis on the balance sheet. The changes in the fair value recorded to operating revenues in the statements of operations for the years ended December 31, 2021, 2020 and 2019 were $16.9 million, $1.6 million, and $0.6 million, respectively.

The following table represents the estimated fair value of the interest rate and commodity swaps as of December 31, 2021:

	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets
Commodity swaps	$—	$—	$—	$—

Total assets	$—	$—	$—	$—

Liabilities
Commodity swaps	$—	$205	$—	$205
Interest rate derivatives	$—	$2,662	$—	$2,662

Total liabilities	$—	$2,867	$—	$2,867

The following table represents the estimated fair value of the interest rate and commodity swaps as of December 31, 2020:

	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets
Commodity swaps	$—	$702	$—	$702

Total assets	$—	$702	$—	$702

Liabilities
Commodity swaps	$—	$413	$—	$413
Interest rate derivatives	$—	$10,026	$—	$10,026

Total liabilities	$—	$10,439	$—	$10,439

The fair values of the financial instruments shown in the above tables as of December 31, 2021 and 2020 represent the amounts that would be received to sell those assets in an orderly transaction between market participants at that date. The fair value measurement maximizes the use of observable inputs. However, in situations where there is little, if any, market activity for the asset at the measurement date, the fair value measurement reflects the Partnership’s own judgments about the assumptions that market participants would use in pricing the asset. Those judgments are developed by the Partnership based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, and available observable and unobservable inputs.

Note 14. Unit-Based Compensation

In conjunction with the execution of the Third Amended and Restated Limited Partnership Agreement dated December 14, 2018, 209,100 total Class A Units, representing profits interests, were authorized for issuance to members of management. For the years ended December 31, 2021, 2020 and 2019 the Partnership issued 46,205, 8,763, and 18,088 Class A Units, respectively, to certain employees of Midco. For the years ended December 31, 2021, 2020 and 2019, 6,991, 1,635 and 888 Class A Units were forfeited, respectively, due to the voluntary termination of certain employees. The unit awards are comprised of Class A-1 and Class A-2 incentive units. Class A-1 units derive value from the assets and operations of Midco. Class A-2 units derive value from the assets and operations of Pipeco. The awards include a performance condition and a service condition. Vesting occurs upon either (i) the date of consummation of a change in control or (ii) the date that is 1-year following the consummation of the initial public offering (“IPO”) of the Partnership (or its successor) (collectively “Exit Events”). Interests shall not become vested in the event of the participant’s termination before the Exit Events occur. The Exit Events are considered performance conditions, whereas the requirement of the participant to not be terminated prior to the 1- year anniversary of the consummation of the IPO would be considered a service condition. All of the incentive units are currently non-vested, except for 18,357 units held by early retirees that were granted accelerated vesting during 2018 and 2019.

As of December 31, 2021 and 2020, the performance condition attached to the Class A-1 and A-2 Units was not deemed probable of occurring. The performance condition would become probable of achievement on consummation of the transaction or occurrence of the Exit Events. Upon the occurrence of the Exit Events, compensation cost would be recorded as a cumulative catch-up for the period of service rendered from the grant date through achievement of the Exit Events. The remaining compensation expense would be recognized on a straight-line basis over the remaining 1-year required service period. If a change of control event were to occur subsequent to an IPO, but prior to the completion of the 1-year service period, the Partnership would record the remaining unrecognized compensation cost as of the change of control date.

With the issuance of Fourth Amended Restated Limited Partnership Agreement dated October 22, 2020 (“4th LP Agreement”), a new class of profits interests, the A-3 units, were created and issued. A-3 units derive value from the assets and operations of Pipeco. All A-3 units vest on a change in control, if the participant is employed at the time of the event. Additionally, all units vest on termination of the participant by the Partnership. All of the Class A-3 incentive units are currently non-vested. The change in control event is considered a performance condition. As of December 31, 2021 and 2020, the performance condition attached to the Class A-3 Units was not deemed probable of occurring. Upon the occurrence of the change in control or participant termination by the Partnership, compensation cost would be recorded as a cumulative catch-up. The Class A-3 Units were given distribution priority over the Class A-2 Units in the case of a separate Pipeco liquidation. This change represents a type IV modification to the unvested Class A-2 Units, which establishes a new measurement date.

Effective May 4, 2021, the Partnership executed the First Amendment to the 4th LP Agreement that changed certain defined hurdles within the Midco distribution waterfall and therefore the value allocable to the Class A-1 Units upon an Exit Event. This change represents a type IV modification to the unvested Class A-1 Units, which establishes a new measurement date.

The weighted-average fair value of the Class A Units on the associated grant dates was estimated using the Black-Scholes option pricing model. The issued and outstanding A-1 incentive units of 177,419 and 141,053 as of December 31, 2021 and 2020 were valued at $45.1 million and $34.8 million, respectively. The issued and outstanding A-2 incentive units of 28,570 and 25,722 were valued at $2.0 million and $1.2 million as of December 31, 2021 and 2020, respectively. The issued and outstanding A-3 incentive units were valued at $0.4 million and $0.4 million as of December 31, 2021 and 2020, respectively. To allocate the equity value of the Partnership, we calculated breakpoints at which the different securities in the Partnership’s capital structure would participate in the allocation of value in accordance to the terms and preferences of the LP Agreement. The total value of each security was calculated by aggregating the values allocated in each such tranche for the specific security. The equity value of the Partnership was back-solved such that the value allocated to the common units equated to the transaction value as of the valuation date. Since the Partnership is privately held, the fair value of each security included a discount for lack of marketability, using a Finnerty model.

Note 15. Income Taxes

The Texas state margin tax requires the Partnership to pay a tax of 0.75% on its taxable margin, as defined in the tax code. The margin to which the tax rate is applied is calculated as a percentage of gross revenues for federal income tax purposes attributable to Texas based on an apportionment factor, less the cost of goods sold as defined for Texas margin tax purposes. During the years ended December 31, 2021, 2020 and 2019, all of the

Partnership’s revenues for tax purposes were considered generated within Texas. The Partnership did not have any current Texas state margin tax due for the years ended December 31, 2021, 2020 and 2019.

For the years ended December 31, 2021, 2020 and 2019, the Partnership’s income tax provision was $1.9 million, $1.0 million, and $4.4 million, respectively. The current and prior years’ income tax provisions are solely attributable to Texas state margin tax and the associated deferred income taxes. The Partnership’s deferred income taxes result from differences between the carrying amount and tax bases related to property, plant and equipment and intangible assets.

As of December 31, 2021 and 2020, deferred tax liabilities of $7.2 million and $5.3 million, respectively, were recorded.

As of December 31, 2021, the Partnership’s federal tax returns for the fiscal years beginning in 2018 remain subject to examination by U.S., or federal tax authorities. The Partnership’s state tax returns for the fiscal years beginning in 2017 remain subject to examination by state tax authorities.

Note 16. Net income (loss) per unit

Basic net income (loss) per unit is computed using the weighted-average number of common units outstanding during the period. Diluted net income (loss) per unit is computed using the weighted-average number of common units and, if dilutive, common unit equivalents outstanding during the period. The Partnership elected not to allocate net income (loss) to the 2,154 vested Class A-2 incentive units held by retirees in calculating Class E income per unit due to the immaterial impact. The Partnership did not include the 16,203 vested Class A-1 incentive units held by retirees in calculating Class B net income (loss) per unit as it would have an anti-dilutive effect.

Contingently issuable units associated with the outstanding Class A-1 and A-2 performance-based incentive units were not included in the net income (loss) per unit calculations for the years ended December 31, 2021, 2020 and 2019, as the vesting conditions had not been satisfied.

The following table presents the calculation of basic and diluted net income (loss) per unit:

	Year Ended December 31,
	2021			2020			2019
	Class B Units	Class C Units	Class E Units	Class B Units	Class C Units	Class E Units	Class B Units	Class C Units	Class E Units
	(In thousands, except unit amounts and per unit data)
Basic and diluted earnings (loss) per limited partner unit
Numerator:
Allocation of undistributed net income (loss)	$(51,700)	$(832)	$54,014	$(1,120,630)	$(17,514)	$(17,645)	$(146,100)	$(1,360)	$3,031
Denominator:
Number of limited partner units used in income (loss) per unit	2,732,536,599	43,785,915	279,808,349	2,700,468,293	43,785,915	173,259,733	2,402,525,366	42,216,736	235,571,753
Basic and diluted income (loss) per limited partner unit	(0.02)	(0.02)	0.19	$(0.41)	$(0.40)	$(0.10)	$(0.06)	$(0.03)	$0.01

Note 17. Commitments and Contingencies

Commitments

Under certain of our transportation services agreements with third party pipelines to transport natural gas and NGLs with current contract terms from 2021-2031, if we fail to ship a minimum throughput volume during any year, then we will pay a deficiency payment for transportation based on the volume shortfall up to the MVC amount. The partnership has made no historical shortfall payments through December 31, 2021.

Contingencies

In the normal course of its business affairs and operations, the Partnership is subject to possible loss contingencies arising from federal, state, and local environmental, health and safety laws and regulations. There are no matters, in the opinion of management, which may have a material adverse effect on the financial position, results of operations or cash flows of the Partnership, except as discussed below.

Legal Matters

The Partnership is periodically involved in litigation proceedings or other such claims. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, then we accrue the estimated amount. The results of litigation proceedings cannot be predicted with certainty. We could incur judgments, enter into settlements, or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

In 2019, Cimarex Energy Co. (“Cimarex”) presented the results of an audit of the Partnership’s books and records pursuant to the audit provision of Cimarex’s gas gathering and processing agreement. This audit was commenced by Cimarex’s predecessor and most of the period in question relates to the time period prior to the date of ownership by the Partnership. Effective June, 10, 2021 Cimarex and the Partnership settled these audit claims for $6.8 million, of which $0.6 million was capital in nature. Since the majority of these claims related to the time period prior to the Partnership’s ownership of CR Permian, the Partnership had made claims on its representations and warranties insurance policy and against the former owners of Caprock and its management, including seeking the hold-back amount of $4.5 million that is currently held in escrow. In September, 2021, management agreed to a settlement of $2.5 million with the former owners of CR Permian and its management, which was paid to the Partnership during the fourth quarter.

During the Winter Storm Uri, we entered into a contract to deliver 60,000 MMBtu of natural gas worth in excess of $11.6 million to an agreed upon delivery point, at which point the customer took responsibility and title to the volumes. The customer later disputed the receipt of certain volumes at a downstream delivery point. We also have entered into an arbitration proceeding with an electricity vendor related to an under-usage credit exceeding $8.1 million that we believe we are entitled to, pursuant to the terms of the contract, from when the supply of electricity was disrupted and spot prices increased dramatically during Winter Storm Uri. However, the vendor has refused to refund the credit in contravention of the terms of the contract. Based on the Partnership’s historical collection experience, the counterparties’ sufficient creditworthiness and the valid claims that we hold, no allowance has currently been established for these items as we have legally enforceable agreements with these parties.

Contingent Liabilities

As part of the acquisition of Permian Gas on June 11, 2019, consideration included a contingent liability arrangement with PDC. The arrangement requires additional monies to be paid by the Partnership to PDC on a per Mcf basis if the actual annual Mcf volume amounts exceed forecasted annual Mcf volume amounts starting in 2020 and continuing through 2029. The arrangement defines the incentive rate per Mcf for each qualifying year and the total monies paid under this arrangement are capped at $60.5 million. Amounts are payable on an annual basis over the earn-out period. The fair value of the contingent liability recognized on the acquisition date of $3.9 million was estimated utilizing the following key assumptions: (1) present value factors based on the Partnership’s weighted-average cost of capital, 2) a probability weighted payout based on an estimate of future volumes and (3) a discount period consistent with the arrangement’s life and the respective due dates of the potential future payments. Based on current forecasts and discussions with PDC, management revalued this contingent liability with updated assumptions as of December 31, 2021 and 2020 and recaptured $0.7 million and $2.7 million, respectively, of the liability within operating income. As of December 31, 2021 and 2020, the estimated fair value of the contingent consideration liability was $0.8 million and $1.5 million, respectively.

As part of the acquisition of Caprock in 2018, the liabilities assumed included a contingent liability arrangement with Resolute Natural Resources Southwest, LLC (“Resolute”), a producer in the Permian Basin, stemming from Caprock’s acquisition of certain gas gathering and produced water gathering and disposal facilities from Resolute during 2016. The contingent liability arrangement required additional monies to be paid by Caprock to Resolute based on qualified wells drilled in a designated territory during the earn-out period from July 7, 2016 until June 30, 2019. The arrangement required Caprock to pay an agreed upon rate each time Resolute drilled a well. Amounts were payable on a quarterly basis over the earn-out period. During 2019, the Partnership made $9.1 million in earn-out payments and recaptured $8.3 million of the liability upon expiration of the earn-out period.

Note 18. Related Party Transactions

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. FASB ASC Topic 850, Related Party Transactions (“Topic 850”), requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the financial statements can evaluate their significance.

Jetta Permian, LP (“Jetta”) and Primexx Energy Partners, Ltd. (“Primexx”) were considered related parties under Topic 850 by the Partnership. The Partnership has commercial gas gathering and processing contracts with Jetta and Primexx, both of which were affiliates of Blackstone under which we share common control. Jetta became a related party effective with Holdco’s purchase of EagleClaw on June 22, 2017. Effective July 1, 2021, Jetta was acquired by EOG Resources, Inc. and is no longer considered a related party. Primexx became a related party effective October 1, 2017. Effective October 6, 2021, Primexx is no longer considered a related party as it was purchased by Callon Petroleum Company.

For the year ended December 31, 2021, the Partnership paid Jetta and Primexx, $9.0 million and $53.9 million for gas purchases, respectively. For the year ended December 31, 2020, the Partnership paid Jetta and Primexx, $14.4 million and $22.7 million for gas purchases, respectively. For the year ended December 31, 2019, the Partnership paid Jetta and Primexx, $15.6 million and $19.2 million for gas and NGL purchases, respectively.

In a similar fashion, for the year ended December 31, 2021, Jetta and Primexx paid the Partnership $1.9 million and $5.4 million in gathering and processing fees, respectively. For the year ended December 31, 2020, Jetta and Primexx paid the Partnership $6.8 million and $6.5 million in gathering and processing fees, respectively. For the year ended December 31, 2019, Jetta and Primexx paid the Partnership $5.8 million and $4.6 million in gathering and processing fees, respectively.

As of December 31, 2021, Jetta and Primexx are no longer related parties. There were no related party payables due to Jetta and Primexx as of December 31, 2020. Related party receivables due from Jetta and Primexx as of December 31, 2020 amounted to $0.2 million.

Note 19. Segment Information

Our two operating segments represent the Partnership’s segments for which discrete financial information is available and is utilized on a regular basis by our chief operating decision maker (“CODM”) to assess performance and allocate resources. Our Chief Executive Officer is the CODM. No operating segments have been aggregated to form the reportable segments. Therefore, our two operating segments represent our reportable segments. The activities of each of our reportable segments from which the Partnership earns revenues and incurs expenses are described below:

•

Gathering and Processing: The Gathering and Processing segment, headquartered in Midland, Texas operates under three streams, 1) gas gathering and processing, 2) crude oil gathering, stabilization, and storage services, and 3) water gathering and disposal.

•

Transmission: The Transmission segment consists of an equity investment in PHP and our Delaware Link Pipeline that is under construction. The PHP pipeline transports natural gas from the Waha Texas Hub to the U.S. Gulf Coast and Mexico markets.

Our CODM uses Segment Adjusted EBITDA as the primary measure for reviewing profitability of our segments. We define Segment Adjusted EBITDA as segment earnings or loss adjusted to exclude interest expense, income tax expense, depreciation and amortization, the proportionate effect of these same items for our equity method investments and other non-recurring items.

Gathering and Processing revenues were $662.0 million, $410.2 million, and $378.7 million for the years ended December 31, 2021, 2020, and 2019, respectively. These revenues represent all revenues in the consolidated statements of operations. Earnings from the equity method investment are not recognized in revenues. All of the Partnership’s operating revenues are generated in the United States.

Below is a reconciliation of segment total assets to consolidated total assets:

	December 31,
	2021	2020
	(in thousands)
Segment total assets
Gathering and Processing	$2,916,774	$2,969,450
Transmission	635,784	633,270

Segment total assets	3,552,558	3,602,720
Corporate	648	855

Consolidated total assets	$3,553,206	$3,603,575

All of the Partnership’s long-lived assets are held in the United States.

Below is a reconciliation of Segment Adjusted EBITDA to consolidated net income (loss):

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Segment Adjusted EBITDA:
Gathering and Processing	$343,645	$231,015	$207,888
Transmission	82,025	(321)	2,635
Other	(9,957)	(9,617)	(8,286)

Total Segment Adjusted EBITDA	$415,713	$221,077	$202,237
Less:
Consolidated interest expense	(117,365)	(135,516)	(133,535)
Consolidated income tax expense	(1,865)	(968)	(4,357)
Consolidated depreciation & amortization	(243,558)	(223,763)	(202,664)
Contract asset amortization	(1,792)	(1,805)	(1,185)
Proportionate equity method investment EBITDA	(83,593)	(1,150)	(17)
Stock-based compensation	—	—	(3,809)
Goodwill impairment	—	(1,010,773)	—
Loss on disposal of assets	(382)	(3,454)	(1,573)
Derivative loss due to Winter Storm Uri	(13,456)	—	—
Producer settlement	(6,827)	—	—
Altus merger transaction costs	(5,730)	—	—
Other one-time costs/expenses	(2,856)	—	—
Losses from equity method investment	—	(308)	—
Plus:
Interest income	115	3	34
Earnings from equity method investments	63,074	—	440
Gain on debt extinguishment	4	868	—

Consolidated net income (loss)	$1,482	$(1,155,789)	$(144,429)

Below are total operating revenues by products and services:

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Gas gathering and processing	$229,833	$228,797	$196,307
Crude gathering	16,841	19,991	16,757
Water gathering and disposal	26,003	24,041	20,923
Hydrocarbon product revenue	385,622	135,330	144,270
Other revenue	3,745	2,017	487

Consolidated operating revenues	$662,044	$410,176	$378,744

Below is a summary of operating revenues by major customers that individually exceed 10% of consolidated operating revenues:

	Years Ended December 31,
	2021	2020	2019
CUSTOMER 1	$184,967	$71,681	$95,883
CUSTOMER 2	111,742	29,512	13,680
CUSTOMER 3	59,301	55,573	59,186
CUSTOMER 4	43,599	52,149	64,172
Other	262,435	201,261	145,823

Consolidated operating revenues	$662,044	$410,176	$378,744

As of December 31, 2021 and 2020, approximately 59% and 35%, respectively, of accounts receivable were derived from the above customers.

Note 20. Subsequent Events

Subsequent events have been evaluated from December 31, 2021 through February 23, 2022, the date these consolidated financial statements were issued.

Merger with Altus Midstream Company

On October 21, 2021, New BCP Raptor Holdco, LLC (“Raptor Holdco”) as representative of the Partnership’s unitholders, entered into a Contribution Agreement with Altus Midstream Company (“Altus”) and its subsidiary Altus Midstream LP (“Altus LP”), under which the Partnership and Altus will combine their businesses in an all-stock transaction (the “Transaction”). On February 22, 2022, the Partnership closed the Transaction and in exchange for all of the equity interests of the Partnership and General Partner, Raptor Holdco received 50,000,000 shares of Altus’ Class C common stock and 50,000,000 common units of Altus LP. Upon the completion of the Transaction, the Partnership’s unitholders own approximately 75.5% of the new combined entity and Altus’ stockholders own approximately 24.5%.

Altus is the legal acquiror of the Partnership because Altus is issuing their shares to effectuate the Transaction. However, for accounting purposes, the Transaction will be treated as a reverse merger and accounted for using the acquisition method in accordance with ASC 805, Business Combinations. As such, Altus will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that upon consummation of the Transaction, the Partnership unitholders have a majority of the voting power of the combined company, the Partnership controls a majority of the governing body of the combined company, and the Partnership’s senior management comprises the majority of the senior management of the combined company.

Accordingly, for financial reporting purposes, the net assets of the Partnership will be stated at historical carrying values and its consolidated financial statements will be presented as the predecessor to the combined company in the historical financial statements following the consummation of the Transaction. Furthermore, for accounting purposes, the assets and liabilities of Altus will be recorded at their fair values measured as of the acquisition date, with any excess purchase price over the fair value of the net assets acquired, if any, to be recorded as goodwill. The results of Altus will be presented within the consolidated results of the combined company from the date of acquisition going forward. The initial allocation of the purchase price is still being assessed by the Partnership.

Immediately following the close of the Transaction, all outstanding Class A-1 and Class A-2 Units were exchanged for 2,650,000 shares of Class A common stock (“Class A Shares”) of Altus. These Class A Shares were distributed pro rata to all holders of Class A-1 and Class A-2 Units pro rata and will primarily vest over three to four years contingent upon continuous employment. Similarly, the Class A-3 Units were exchanged for approximately 163,000 Class A Shares and will vest over four years contingent upon continuous employment. This change represents a type IV modification to the unvested Class A Units, which establishes a new measurement date.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for the preparation and integrity of the consolidated financial statements appearing in this annual report on Form 10-K. The financial statements were prepared in conformity with accounting principles generally accepted in the United States and include amounts that are based on management’s best estimates and judgments.

Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements. Our internal control over financial reporting is supported by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written code of business conduct adopted by our Company’s board of directors, applicable to all Company directors and all officers of our Company.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements and even when determined to be effective, can only provide reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). Based on our assessment, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2021.

The Company’s independent auditors, Ernst & Young LLP, a registered public accounting firm, are appointed by the Audit Committee of the Company’s board of directors. Ernst & Young LLP have audited and reported on the consolidated financial statements of Altus Midstream Company and its subsidiaries. The report of the independent auditors follows this report on page F-2.

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act and is not required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act. As such, this annual report on Form 10-K does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting.

/s/ Clay Bretches
Chief Executive Officer and President
(principal executive officer)
/s/ Ben C. Rodgers
Chief Financial Officer and Treasurer
(principal financial officer)
/s/ Rebecca A. Hoyt
Senior Vice President, Chief Accounting Officer and Controller
(principal accounting officer)

Houston, Texas

February 22, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Altus Midstream Company:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Altus Midstream Company (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), cash flows and changes in equity and noncontrolling interests for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

We did not audit the financial statements of Gulf Coast Express Pipeline LLC (“GCX”), an entity in which the Company has a 16% interest, for the years ended December 31, 2021, 2020 and 2019; EPIC Crude Holdings, LP (“EPIC”), an entity in which the Company has a 15% interest, for the year ended December 31, 2020; or Permian Highway Pipeline LLC (“PHP”), an entity in which the Company has an approximately 26.7% interest, for the year ended December 31, 2019. In the consolidated financial statements, the Company’s equity method interest in GCX is stated at approximately $274 million and $284 million as of December 31, 2021 and 2020, respectively, and the Company’s income from equity method interest, net, of GCX is stated at approximately $40 million in 2021, $42 million in 2020, and $18 million in 2019. The Company’s equity method interest in EPIC is approximately $177 million as of December 31, 2020, and the Company’s loss from equity method interest, net, of EPIC is approximately $16 million for the year ended December 31, 2020. The Company’s equity method interest in PHP is approximately $310 million as of December 31, 2019, and the Company’s income from equity method interest, net, of PHP is approximately $0.4 million for the year ended December 31, 2019. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for GCX, EPIC and PHP, is based solely on the reports of the other auditors.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Houston, Texas

February 22, 2022

Report of Independent Registered Public Accounting Firm

Board of Directors and Members

Gulf Coast Express Pipeline LLC

Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Gulf Coast Express Pipeline LLC (the “Company”) as of December 31, 2021 and 2020, the related statements of income, members’ equity and cash flows for each of the three years ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

Emphasis of Matter — Significant Transactions with Related Parties

As discussed in Note 4 to the financial statements, the Company has entered into significant transactions with related parties.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

February 16, 2022

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Owners

EPIC Crude Holdings, LP:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of EPIC Crude Holdings, LP and subsidiaries (the Partnership) as of December 31, 2020, the related consolidated statements of operations, changes in owners’ equity, and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The consolidated financial statements of the Partnership as of December 31, 2019 and for the year then ended were audited by other auditors whose report dated March 11, 2020, expressed an unmodified opinion on those consolidated financial statements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Partnership’s auditor since 2020.

San Antonio, Texas

February 25, 2021

Report of Independent Registered Public Accounting Firm

Board of Directors and Members

Permian Highway Pipeline LLC

Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying statements of operations, members’ equity, and cash flows of Permian Highway Pipeline LLC (the “Company”) for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter — Significant Transactions with Related Parties

As discussed in Note 3 to the financial statements, the Company has entered into significant transactions with related parties.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

March 16, 2020

ALTUS MIDSTREAM COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2021	2020	2019
	(In thousands, except per share data)
REVENUES:
Midstream services revenue — affiliate (Note 3)	$142,727	$144,714	$135,798
Product sales — affiliate (Note 3)	9,754	—	—
Product sales — third parties	8,136	3,695	—

Total revenues	160,617	148,409	135,798
COSTS AND EXPENSES:
Costs of product sales — affiliate (Note 3)	9,754	—	—
Costs of product sales — third parties	7,793	2,988	—
Operations and maintenance(1)	32,748	37,993	55,858
General and administrative(2)	14,182	13,155	10,301
Depreciation and accretion	16,201	15,945	41,480
Impairments	441	1,643	1,300,719
Taxes other than income	13,886	15,069	13,231

Total costs and expenses	95,005	86,793	1,421,589

OPERATING INCOME (LOSS)	65,612	61,616	(1,285,791)
Unrealized derivative instrument gain (loss)	82,114	(36,080)	(8,470)
Interest income	4	9	3,606
Income from equity method interests, net	113,764	58,739	19,069
Impairment on equity method interests	(160,441)	—	—
Warrants valuation adjustment	664	1,200	11,180
Transaction costs	(4,472)	—	—
Other	12,574	(2,306)	(622)

Total other income	44,207	21,562	24,763
Financing costs, net of capitalized interest	10,598	2,190	1,792

NET INCOME (LOSS) BEFORE INCOME TAXES	99,221	80,988	(1,262,820)
Current income tax benefit	—	(696)	(15)
Deferred income tax expense	—	—	64,915

NET INCOME (LOSS) INCLUDING NONCONTROLLING INTERESTS	99,221	81,684	(1,327,720)
Net income attributable to Preferred Unit limited partners	161,906	75,906	38,809

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	(62,685)	5,778	(1,366,529)
Net income (loss) attributable to Apache limited partner	(48,741)	2,987	(1,008,039)

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON SHAREHOLDERS	$(13,944)	$2,791	$(358,490)

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON SHAREHOLDERS, PER SHARE(3)
Basic	$(3.72)	$0.75	$(95.70)
Diluted	(3.86)	0.36	(95.70)
WEIGHTED AVERAGE SHARES(3)
Basic	3,746	3,746	3,746
Diluted	16,246	16,246	3,746

(1)

Includes amounts of $5.6 million, $5.4 million, and $8.8 million associated with related parties for the years ended December 31, 2021, 2020, and 2019, respectively. Refer to Note 2 — Transactions with Affiliates.

(2)

Includes amounts of $9.1 million, $7.0 million, and $5.4 million associated with related parties for the years ended December 31, 2021, 2020, and 2019, respectively. Refer to Note 2 — Transactions with Affiliates.

(3)

Share and per share amounts have been retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note — 10 Equity and Warrants for further information.

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,
	2021	2020	2019
	(In thousands)
NET INCOME (LOSS) INCLUDING NONCONTROLLING INTERESTS	$99,221	$81,684	$(1,327,720)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Share of equity method interests other comprehensive income (loss)	630	523	(1,152)

COMPREHENSIVE INCOME (LOSS) INCLUDING NONCONTROLLING INTERESTS	99,851	82,207	(1,328,872)
Comprehensive income attributable to Preferred Unit limited partners	161,906	75,906	38,809
Comprehensive income (loss) attributable to Apache limited partner	(48,256)	3,389	(1,008,925)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON SHAREHOLDERS	$(13,799)	$2,912	$(358,756)

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

CONSOLIDATED BALANCE SHEET

	December 31,
	2021	2020
	(In thousands, except per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$131,963	$24,188
Accounts receivable	2,249	1,033
Accounts receivable from Apache Corporation (Note 1)	9,875	446
Revenue receivables (Note 3)	13,717	11,378
Inventories	2,958	3,597
Prepaid assets and other	5,866	2,127

	166,628	42,769

PROPERTY, PLANT, AND EQUIPMENT:
Property, plant, and equipment	211,700	208,870
Less: Accumulated depreciation and accretion	(24,713)	(13,034)

	186,987	195,836

OTHER ASSETS:
Equity method interests	1,364,826	1,555,182

Deferred charges and other	6,229	5,843

	1,371,055	1,561,025

Total assets	$1,724,670	$1,799,630

LIABILITIES, NONCONTROLLING INTERESTS, AND EQUITY
CURRENT LIABILITIES:
Distributions payable to Preferred Unit limited partners	$11,562	$—
Dividends payable	—	5,620
Distributions payable to Apache Corporation (Note 1)	—	18,750
Other current liabilities (Note 6)	15,682	5,613

	27,244	29,983

LONG-TERM DEBT	657,000	624,000
DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
Asset retirement obligation	68,331	64,062
Embedded derivative	56,895	139,009
Other noncurrent liabilities	10,118	6,424

	135,344	209,495

Total liabilities	819,588	863,478
COMMITMENTS AND CONTINGENCIES (Note 8)
Redeemable noncontrolling interest — Apache limited partner	769,855	575,125
Redeemable noncontrolling interest — Preferred Unit limited partners	712,476	608,381
EQUITY:
Class A Common Stock: $0.0001 par, 1,500,000,000 shares authorized, 3,746,460 shares issued and outstanding at December 31, 2021 and 2020(1)	1	1
Class C Common Stock: $0.0001 par, 1,500,000,000 shares authorized, 12,500,000 shares issued and outstanding at December 31, 2021 and 2020(1)	1	1
Additional paid-in capital	—	122,222
Accumulated deficit	(577,251)	(369,433)
Accumulated other comprehensive loss	—	(145)

	(577,249)	(247,354)

Total liabilities, noncontrolling interests, and equity	$1,724,670	$1,799,630

(1)	Share amounts have been retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note 10 — Equity and Warrants for further information.

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2021	2020	2019
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interests	$99,221	$81,684	$(1,327,720)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized derivative instrument (gain) loss	(82,114)	36,080	8,470
Depreciation and accretion	16,201	15,945	41,480
Deferred income tax expense	—	—	64,915
Income from equity method interests, net	(113,764)	(58,739)	(19,069)
Distributions from equity method interests	133,974	80,747	25,316
Impairments	441	1,643	1,300,719
Impairment on equity method interests	160,441	—	—
Power credit, net	(5,701)	—	—
Warrants valuation adjustment	(664)	(1,200)	(11,180)
Other	2,741	3,368	907
Changes in operating assets and liabilities:
(Increase) decrease in inventories	356	430	(620)
(Increase) decrease in prepaid assets and other	217	(56)	3,877
Increase in accounts receivable	(1,216)	(1,033)	—
(Increase) decrease in revenue receivables (Note 2)	(2,339)	4,083	(4,532)
(Increase) decrease in account receivables from/payable to affiliate	(8,174)	1,043	(6,361)
Increase in accrued expenses	9,353	280	71
Increase in deferred charges, deferred credits and other noncurrent liabilities	746	19	—

NET CASH PROVIDED BY OPERATING ACTIVITIES	209,719	164,294	76,273
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,588)	(29,981)	(342,650)
Proceeds from sale of assets	3,037	10,240	13,309
Contributions to equity method interests	(28,420)	(327,305)	(501,352)
Distributions from equity method interests	38,755	17,419	—
Acquisition of equity method interests	—	—	(670,625)
Capitalized interest paid	—	(8,733)	(2,370)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	8,784	(338,360)	(1,503,688)
CASH FLOWS FROM FINANCING ACTIVITIES:
Redeemable noncontrolling interest — Preferred Unit limited partners, net	—	—	611,249
Distributions paid to Preferred Unit limited partners	(46,249)	(23,124)	—
Distributions paid to Apache limited partner	(75,000)	—	—
Dividends paid	(22,479)	—	—
Proceeds from revolving credit facility	33,000	228,000	396,000
Finance lease	—	(11,789)	(22,994)
Deferred facility fees	—	(816)	(792)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(110,728)	192,271	983,463
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	107,775	18,205	(443,952)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	24,188	5,983	449,935

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$131,963	$24,188	$5,983

SUPPLEMENTAL CASH FLOW DATA:
Accrued capital expenditures(1)	$514	$834	$18,573
Finance lease liability(2)	—	—	9,767
Interest paid, net of capitalized interest	9,540	1,013	903
Cash received for income tax refunds	—	696	527

(1)

Includes $0.8 million due from Apache and $0.4 million and $1.5 million due to Apache of capital expenditures for the years ended December 31, 2021, 2020, and 2019, respectively, pursuant to the terms of the Construction, Operations, and Maintenance Agreement entered into at the closing of the Altus Combination. Refer to Note 2 — Transactions with Affiliates for more information.

(2)

The Company entered into a finance lease in the first quarter of 2019 for power generators, which ended during the first quarter of 2020. The Company then exercised its option to purchase the generators.

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

STATEMENT OF CONSOLIDATED CHANGES IN EQUITY AND NONCONTROLLING INTERESTS

	Redeemable Noncontrolling Interest — Preferred Unit Limited Partners(2)	Redeemable Noncontrolling Interest — Apache Limited Partner	Class A Common Stock		Class C Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)
			Shares(1)	Amount	Shares(1)	Amount
	(In thousands)		(In thousands)
Balance at December 31, 2018	$—	$1,940,500	3,746	$1	12,500	$1	$(22,464)	$(204,517)	$—	$(226,979)
Issuance of Series A Cumulative Redeemable Preferred Units	516,790	—	—	—	—	—	—	—	—	—
Net income (loss)	38,809	(1,008,039)	—	—	—	—	—	(358,490)	—	(358,490)
Change in redemption value of noncontrolling interest	—	(230,575)	—	—	—	—	39,792	190,783	—	230,575
Accumulated other comprehensive loss	—	(886)	—	—	—	—	—	—	(266)	(266)

Balance at December 31, 2019	555,599	701,000	3,746	1	12,500	1	17,328	(372,224)	(266)	(355,160)
Distributions paid to Preferred Unit limited partners	(23,124)	—	—	—	—	—	—	—	—	—
Distributions payable to Apache limited partner	—	(18,750)
Quarterly Common Dividends declared ($1.50 per share)	—	—	—	—	—	—	(5,620)	—	—	(5,620)
Net income	75,906	2,987	—	—	—	—	—	2,791	—	2,791
Change in redemption value of noncontrolling interest	—	(110,514)	—	—	—	—	110,514	—	—	110,514
Accumulated other comprehensive income	—	402	—	—	—	—	—	—	121	121

Balance at December 31, 2020	608,381	575,125	3,746	1	12,500	1	122,222	(369,433)	(145)	(247,354)
Distributions paid to Preferred Unit limited partners	(46,249)	—	—	—	—	—	—	—	—	—
Distributions payable to Preferred Unit limited partners	(11,562)	—	—	—	—	—	—	—	—	—
Distributions paid to Apache limited partner	—	(56,250)	—	—	—	—	—	—	—	—
Quarterly Common Dividends declared ($1.50 per share)	—	—	—	—	—	—	(16,860)	—	—	(16,860)
Net income (loss)	161,906	(48,741)	—	—	—	—	—	(13,944)	—	(13,944)
Change in redemption value of noncontrolling interests	—	299,236	—	—	—	—	(105,362)	(193,874)	—	(299,236)
Accumulated other comprehensive income	—	485	—	—	—	—	—	—	145	145

Balance at December 31, 2021	$712,476	$769,855	3,746	$1	12,500	$1	$—	$(577,251)	$—	$(577,249)

(1)	Share amounts have been retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note 10 — Equity and Warrants for further information.
(2)

Certain redemption features embedded within the Preferred Unit purchase agreement require bifurcation and measurement at fair value. For further detail, refer to Note 11— Series A Cumulative Redeemable Preferred Units.

The accompanying notes to consolidated financial statements are an integral part of this statement.

ALTUS MIDSTREAM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless the context otherwise requires, the “Company,” “ALTM” and “Altus” refers to Altus Midstream Company and its consolidated subsidiaries. “Altus Midstream” refers to Altus Midstream LP and its consolidated subsidiaries. “Apache” refers to Apache Corporation and its consolidated subsidiaries. All references to the Company’s Class A common stock, $0.0001 par value (Class A Common Stock), and Class C common stock, $0.0001 par value (Class C Common Stock), reflect such share amounts as retrospectively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note —10 Equity and Warrants for further information.

Nature of Operations

Through its consolidated subsidiaries, the Company owns gas gathering, processing, and transmission assets in the Permian Basin of West Texas. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017. Additionally, the Company owns equity interests in four separate Permian Basin pipeline entities that have access to various points along the Texas Gulf Coast. The Company’s operations consist of one reportable segment.

Organization

The Company originally incorporated on December 12, 2016 in Delaware under the name Kayne Anderson Acquisition Corp. (KAAC) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. KAAC completed its initial public offering in the second quarter of 2017.

On August 3, 2018, Altus Midstream LP was formed in Delaware as a limited partnership and wholly-owned subsidiary of KAAC. On August 8, 2018, KAAC and Altus Midstream LP entered into a contribution agreement (the Altus Contribution Agreement) with certain wholly-owned subsidiaries of Apache, including four Delaware limited partnerships (collectively, Altus Midstream Operating) and their general partner (Altus Midstream Subsidiary GP LLC, a Delaware limited liability company, and together with Altus Midstream Operating, the Altus Midstream Entities). The Altus Midstream Entities were formed by Apache between May 2016 and January 2017 for the purpose of acquiring, developing, and operating midstream oil and gas assets in the Alpine High resource play and surrounding areas (Alpine High).

On November 9, 2018 (the Closing Date) and pursuant to the terms of the Altus Contribution Agreement, KAAC acquired from Apache the entire equity interests of the Altus Midstream Entities and options to acquire equity interests in five separate third-party pipeline projects (the Pipeline Options). The acquisition of the entities and the Pipeline Options is referred to herein as the Altus Combination. In exchange, the consideration provided to Apache included economic voting and non-economic voting shares in KAAC and partnership units representing limited partner interests in Altus Midstream LP (Common Units). Following the Closing Date and in connection with the completion of the Altus Combination, KAAC changed its name to Altus Midstream Company.

Ownership of Altus Midstream LP

As of and following the Closing Date and in connection with the completion of the Altus Combination, the Company’s wholly-owned subsidiary, Altus Midstream GP LLC, a Delaware limited liability company (Altus Midstream GP), is the sole general partner of Altus Midstream LP. The Company operates its business through Altus Midstream LP and its subsidiaries, which include Altus Midstream Operating. As of December 31, 2021, the Company held approximately 23.1 percent of the outstanding Common Units, and a controlling interest, in Altus Midstream and Apache held the remaining 76.9 percent. As a result of a direct exchange by the Company of Class A Common Stock for Apache’s Common Units in January 2022, the Company owns 100% of the outstanding Common Units (see Note—10 Equity and Warrants).

Business Combination with BCP

On October 21, 2021, the Company announced that it will combine with privately-owned BCP Raptor Holdco LP (BCP and, together with BCP Raptor Holdco GP, LLC, the Contributed Entities) in an all-stock transaction, pursuant to the Contribution Agreement dated as of that same date and entered into by and among Altus, Altus Midstream LP (the Partnership), New BCP Raptor Holdco, LLC (the Contributor), and BCP (the BCP Contribution Agreement). BCP is the parent company of EagleClaw Midstream, which includes EagleClaw Midstream Ventures, the Caprock Midstream and Pinnacle Midstream businesses, and a 26.7 percent interest in the Permian Highway Pipeline. Pursuant to the BCP Contribution Agreement, Contributor will contribute all of the equity interests of the Contributed Entities (the Contributed Interests) to the Partnership, with each Contributed Entity becoming a wholly-owned subsidiary of the Partnership (the BCP Business Combination).

As consideration for the contribution of the Contributed Interests, the Company will issue 50 million shares of Class C Common Stock (and Altus Midstream LP will issue a corresponding number of Common Units) to BCP’s unitholders, which are principally funds affiliated with Blackstone and I Squared Capital. The transaction is expected to close during the first quarter of 2022 following completion of customary closing conditions.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Principles of Consolidation

The consolidated financial results of Altus Midstream are included in the Company’s consolidated financial statements due to the Company’s 100 percent ownership interest in Altus Midstream GP, and Altus Midstream GP’s control of Altus Midstream.

The Company has no independent operations or material assets other than its partnership interests in Altus Midstream, which constitutes all of its business. The Company’s only material net assets separate from Altus Midstream relate to deferred taxes and the current and deferred income tax expense (benefit) associated with its investment in Altus Midstream in 2018. In the fourth quarter of 2019, the Company recorded a full valuation allowance against its net deferred tax assets. Accordingly, the deferred tax asset balance was nil as of the years ended December 31, 2021 and 2020. Additionally, the Company’s balance sheet reflects the presentation of noncontrolling interest ownership attributable to the limited partner interests in Altus Midstream held by Apache and the holders of Series A Cumulative Redeemable Preferred Units (the Preferred Units). Refer to Note 12 —Income Taxes, Note 10 — Equity and Warrants, and Note 11 — Series A Cumulative Redeemable Preferred Units for further information.

Variable Interest Entity

Altus Midstream is a variable interest entity (VIE) because the partners in Altus Midstream with equity at risk lack the power, through voting or similar rights, to direct the activities that most significantly impact Altus Midstream’s economic performance.

A reporting entity that concludes it has a variable interest in a VIE must evaluate whether it has a controlling financial interest in the VIE, such that it is the VIE’s primary beneficiary and should consolidate. The Company is the primary beneficiary of Altus Midstream, and therefore should consolidate Altus Midstream because (i) the Company has the ability to direct the activities of Altus Midstream that most significantly affect its economic performance, and (ii) the Company has the right to receive benefits or the obligation to absorb losses that could be potentially significant to Altus Midstream.

Redeemable Noncontrolling Interest — Apache Limited Partner

As of December 31, 2021, the Company’s redeemable noncontrolling interest presented in the consolidated financial statements consisted of Common Units representing limited partner interests in Altus Midstream held by Apache. Pursuant to certain provisions of the partnership agreement of Altus Midstream (as amended in connection with the Altus Combination, and subsequent issuance of Preferred Units, the Amended LPA), the limited partner interests held by Apache were equal to the number of shares of the Company’s Class C Common Stock held by Apache.

The Company initially recorded the redeemable noncontrolling interest upon the issuance of the Common Units to Apache as part of the Altus Combination and based on the recapitalization value ascribed at the Closing Date to the limited partner interest. All or a portion of these Common Units could be redeemed at Apache’s option, which it elected in January 2022 in respect of all such Common Units. The Company had the ability to settle the redemption option either (i) in shares of Class A Common Stock on a one-for-one basis, which it did in January 2022, or (ii) in cash (based on the fair market value of the Class A Common Stock as determined

53

pursuant to the Altus Contribution Agreement), subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications. Upon the January 2022 exchange of Common Units held by Apache for Class A Common Stock, a corresponding number of shares of Class C Common Stock were cancelled.

The Company’s policy is to record the redeemable noncontrolling interest represented by the Common Units held by Apache at the higher of (i) its initial fair value plus accumulated earnings/losses associated with the noncontrolling interest or (ii) the redemption value as of the balance sheet date.

See discussion and additional detail further discussed in Note 10 — Equity and Warrants.

Redeemable Noncontrolling Interest — Preferred Unit Limited Partners

On June 12, 2019, Altus Midstream issued and sold the Preferred Units in a private offering, and the purchasers of the Preferred Units were admitted as limited partners of Altus Midstream. The Preferred Units will be exchangeable for shares of the Company’s Class A Common Stock at the option of the Preferred Unit holders after the seventh anniversary of the closing of the Preferred Unit offering or upon the occurrence of specified events, unless otherwise redeemed by Altus Midstream.

The Preferred Units are accounted for on the Company’s consolidated balance sheet as a redeemable noncontrolling interest classified as temporary equity based on the terms of the Preferred Units. Certain redemption features embedded within the terms of the Preferred Units require bifurcation and measurement at fair value and are accounted for on the Company’s consolidated balance sheet as a long-term liability embedded derivative.

See discussion and additional detail further discussed in Note 11 — Series A Cumulative Redeemable Preferred Units and Note 14 — Fair Value Measurements.

Equity Method Interests

The Company follows the equity method of accounting when it does not exercise control over its equity interests, but can exercise significant influence over the operating and financial policies of the entity. Under this method, the equity interests are carried originally at acquisition cost, increased by Altus’ proportionate share of the equity interest’s net income and contributions made by Altus, and decreased by Altus’ proportionate share of the equity interest’s net losses and distributions received by Altus.

Equity method interests are assessed for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred, if the loss is deemed to be other than temporary. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value, and the amount of the write-down is included in income. As part of its review of the fair value of its assets in relation to the announced BCP Business Combination, Altus determined the current fair value of its investment in EPIC was below carrying value. The Company subsequently determined that this loss in value was deemed to be other than temporary. As such, in the fourth quarter of 2021, Altus recorded an impairment charge of $160.4 million on its equity method interest in EPIC. The fair value of the impaired interest was determined using the income approach, which considered Altus’ estimates of future throughput volumes, tariff rates, and costs. These assumptions were applied to develop future operating cash flow projections that were then discounted to estimated fair value using a discount rate believed to be consistent with that which would be applied by market participants. The amount arrived at was then considered against EPIC’s debt and the carrying value of the Company’s interest in EPIC to determine the recoverability of Altus’ interest as of December 31, 2021, resulting in the fourth quarter impairment charge. Altus has classified this nonrecurring fair value measurements as Level 3 in the fair value hierarchy.

Refer to Note 9 — Equity Method Interests for further details of the Company’s equity method interests.

Use of Estimates

Preparation of financial statements in conformity with GAAP and disclosure of contingent assets and liabilities requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. The Company evaluates its estimates and assumptions on a regular basis. Actual results may differ from these estimates and assumptions used in preparation of its financial statements, and changes in these estimates are recorded when known.

Fair Value Measurements

Accounting Standards Codification (ASC) 820-10-35, “Fair Value Measurement” (ASC 820), provides a hierarchy that prioritizes and defines the types of inputs used to measure fair value. The fair value hierarchy gives the highest priority to Level 1 inputs, which consist of unadjusted quoted prices for identical instruments in active markets. Level 2 inputs consist of quoted prices for similar instruments. Level 3 valuations are derived from inputs that are significant and unobservable; hence, these valuations have the lowest priority.

The valuation techniques that may be used to measure fair value include a market approach, an income approach and a cost approach. A market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

An income approach uses valuation techniques to convert future amounts to a single present amount based on current market expectations, including present value techniques, option-pricing models, and the excess earnings method. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

Embedded features identified within the Company’s agreements are bifurcated and measured at fair value at the end of each period on the Company’s consolidated balance sheet. Such recurring fair value measurements are presented in further detail in Note 14 — Fair Value Measurements. The Company also uses fair value measurements on a nonrecurring basis when certain qualitative assessments of its assets indicate a potential impairment. During the years ended December 31, 2021, 2020, and 2019, the Company recorded an impairment charge of $0.4 million, $1.6 million, and $1.3 billion, respectively, on certain assets. Refer to Property, Plant and Equipment — Impairment within this Note below and Note 4 — Property, Plant and Equipment, for further detail. During the year ended December 31, 2021, the Company separately recorded an impairment of $160.4 million on its interest in EPIC. Refer to Equity Method Interests within this Note above and Note 9 — Equity Method Interests for further detail.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with a maturity of three months or less at the time of purchase to be cash equivalents. These investments are carried at cost, which approximates fair value. As of December 31, 2021 and 2020, Altus Midstream had $132.0 million and $24.2 million, respectively, of cash and cash equivalents.

Revenue Receivable

For each period presented and upon commencement of operations, revenues were primarily generated from midstream services provided to Apache, which included gathering, processing, and transmission of natural gas. Revenue receivables represents revenues accrued that have been earned by Altus Midstream but not yet invoiced to Apache. There were no doubtful accounts written off, nor have we provided an allowance for doubtful accounts, as of December 31, 2021 and 2020.

Inventories

Inventories consist principally of equipment and material, stated at the lower of cost or net realizable value.

Property, Plant, and Equipment

Property, plant, and equipment consists of the costs incurred to acquire and construct midstream assets including capitalized interest.

Depreciation

Depreciation is computed over each asset’s estimated useful life using the straight-line method based on estimated useful lives and estimated asset salvage values. The estimated lives are generally 30 years for plants and facilities and 40 years for pipelines and such estimated useful lives were used to depreciate the Company’s assets in 2019. The estimation of useful life also takes into consideration anticipated production lives from the fields serviced by these assets, whether operated by Apache or a third-party. Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property, plant, and equipment. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. Given the fourth quarter 2019 impairment discussed under Impairment below, and as discussed further in Note 4 — Property, Plant and Equipment, the Company reassessed the useful life of its assets in January of 2020. This assessment resulted in a change to estimated useful lives on its impaired assets to 12 years. For the years ended December 31, 2021, 2020, and 2019 depreciation expense totaled $11.9 million, $12.0 million, and $39.8 million, respectively.

Asset Retirement Obligations and Accretion

The initial estimated asset retirement obligation related to property, plant, and equipment and subsequent revisions are recorded as a liability at fair value, with an offsetting asset retirement cost recorded as an increase to the associated property, plant, and equipment on the consolidated balance sheet. Revisions in estimated liabilities can result from changes in estimated inflation rates, changes in service and equipment costs, and changes in the estimated timing of an asset’s retirement. Asset retirement costs are depreciated using a systematic and rational method similar to that used for the associated property, plant, and equipment. Accretion expense on the liability is recognized over the estimated productive life of the related assets and is included on the consolidated statements of operations under “Depreciation and accretion.” For the years ended December 31, 2021, 2020, and 2019 accretion expense totaled $4.3 million, $4.0 million, and $1.6 million, respectively.

Capitalized Interest

Interest is capitalized as part of the historical cost of developing and constructing assets. Significant midstream development assets, including assets owned by Altus through its equity method interests, that have not commenced operations qualify for interest capitalization. Capitalized interest is determined by multiplying Altus Midstream’s weighted-average borrowing cost of debt by the average amount of qualifying midstream assets. The amount of capitalized interest cannot be greater than actual interest incurred. Once an asset is placed into service, the associated capitalization of interest ceases and is expensed through depreciation over the asset’s useful life.

Impairment

The Company assesses the carrying amount of its property, plant, and equipment whenever events or changes in circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. Individual assets are grouped for impairment purposes based on the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other asset groups. If, upon review, the carrying amount of an asset group is greater than the sum of the undiscounted expected cash flows, an impairment loss is recognized for the excess of the carrying value over its fair value.

During the fourth quarter of 2020, the Company sold certain of its power generators and, as a result, the remaining power generators owned by the Company were remeasured at fair value based on the proceeds from such sale. This remeasurement resulted in an impairment of $1.6 million on these assets, and this nonrecurring fair value measurement is classified as Level 1 in the fair value hierarchy based on the negotiated sales price.

Apache, as part of its fourth quarter 2019 review of its capital expenditure program, notified Altus that it had materially reduced its investment plans and had no plans to drill new wells at Alpine High. This notification prompted Altus management to assess its long-lived infrastructure assets for impairment, and as a result of this assessment, Altus recorded impairments of $1.3 billion on its gathering, processing, and transmission assets in the fourth quarter of 2019. Altus also recorded an impairment charge of $9.3 million in the third quarter of 2019 related to the cancellation of construction on a previously planned compressor station. The fair values of the impaired assets were determined using a combination of the income approach and the market approach (when direct sales bids on equivalent equipment was provided from third parties). The income approach considered several internal estimates of future throughput volumes, processing rates, and costs. The assumptions were applied to develop future cash flow projections that were then discounted to estimated fair value, using a discount rate believed to be consistent with those applied by market participants. Altus has classified these nonrecurring fair value measurements as Level 3 in the fair value hierarchy.

These asset impairments are recorded within “Impairments” on the Company’s consolidated statement of operations. Refer to Note 4 — Property, Plant and Equipment, for further detail.

Accounts Receivable From/Payable To Apache

The accounts receivable from or payable to Apache represent the net result of Altus Midstream’s monthly revenue, capital and operating expenditures, and other miscellaneous transactions to be settled with Apache as provided under the Construction, Operations and Maintenance Agreement (COMA) between the two entities. Generally, cash in this amount will be transferred to Apache in the month after the Company’s transactions are processed and the net results of operations are determined. However, from time to time, the Company may estimate and transfer the cash settlement amount in the month the transactions are processed, in order to minimize related-party working capital balances. See discussion and additional detail in Note 2 — Transactions with Affiliates.

Other Income

In 2020, the Company entered into a contract with a provider to supply the Company with electrical power. If the Company does not utilize all of its fixed purchase volumes under this contract, then it will receive a credit based on a market rate for the related underutilization. In conjunction with increased power pricing due to the Texas freeze event and underutilization of contractual electricity volumes, the Company recognized an estimated total credit of approximately $9.7 million for the six months ended June 30, 2021. The Company did not recognize any additional credit during the remainder of 2021. These amounts are recorded on the statement of consolidated operations in “Other income.” The related power credit will offset the Company’s future monthly power payments and is recorded in “Prepaid assets and other” for the current portion and “Deferred charges and other” for the long-term portion on the consolidated balance sheet. No credits were recorded for the years ended December 31, 2020 and 2019. The Company has no remaining performance obligations related to these credits as of December 31, 2021.

Distributions to Apache

During 2021, the Company paid an aggregate $22.5 million in dividends on the Company’s Class A Common Stock, of which $5.6 million, or $1.50 per share, was paid in each quarter of 2021. Each quarterly Class A Common Stock dividend was funded by a distribution from Altus Midstream to its common unitholders of $1.50 per Common Unit, with each quarterly distribution totaling $24.4 million, of which $5.6 million was paid to the Company and the balance was paid to Apache due to its 76.9 percent ownership of outstanding Common Units. Please refer to Note 10 — Equity and Warrants for further information.

General and Administrative Expense

General and administrative (G&A) expense represents indirect costs and overhead expenditures incurred by the Company associated with managing the midstream assets.

In connection with the closing of the Altus Combination, the Company entered into the COMA, as described above, pursuant to which Apache will provide certain services related to the design, development, construction, operation, management, and maintenance of Altus Midstream’s assets, on the Company’s behalf. See discussion and additional detail further discussed in Note 2 — Transactions with Affiliates.

Maintenance and Repairs

Routine maintenance and repairs are charged to expense as incurred. The Company had no non-routine maintenance or repair costs in any period presented.

Income Taxes

The Company is subject to federal income tax and recognizes deferred tax assets and liabilities based on the difference between the financial statement carrying value and tax basis of its investment in Altus Midstream. For federal income tax purposes, Altus Midstream is regarded as a partnership and not subject to income tax. Income and deductions associated with Altus Midstream and the Altus Midstream Entities flow through to the Company. As such, Altus Midstream and the Altus Midstream Entities do not record a federal income tax provision.

The Company, Altus Midstream, and the Altus Midstream Entities are also subject to the Texas margin tax. The Texas margin tax is assessed on corporations, limited liability companies, and limited partnerships. As such, each entity recognizes state deferred tax assets and liabilities based on the differences between the financial statement carrying value and tax basis of assets and liabilities on the balance sheet.

The Company routinely assesses the ability to realize its deferred tax assets. If the Company concludes that it is more likely than not that some or all of the deferred tax assets will not be realized, the tax asset is reduced by a valuation allowance. In connection with this assessment, the Company maintained a full valuation allowance against its net deferred tax asset as of December 31, 2021 and 2020.

Change in Accounting Policy

Historically, the Company reported income and loss from equity method interests on a one-month reporting lag. Effective October 1, 2019, the Company eliminated this one-month reporting lag. In accordance with ASC 810-10-45-13, “A Change in the Fiscal Year-End Lag Between Subsidiary and Parent” (ASC 810), the elimination of this previously existing reporting lag is considered a voluntary change in accounting principle in accordance with ASC 250-10-50, “Change in Accounting Principle.” The Company believes that this change in accounting principle is preferable as it provides the Company with the ability to present the results of its equity method interests for the same period as all other consolidated results of the Company, which improves overall financial reporting to investors by providing the most current information available. The Company has not retrospectively applied the change in accounting principle since its impact to the consolidated balance sheet and related statements of operations and cash flows was immaterial for all periods. For more information on equity method interests owned by the Company, please refer to Note 9 — Equity Method Interests.

New Pronouncements Issued But Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848),” which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (LIBOR) or by another reference rate expected to be discontinued. In January 2021, the FASB issued ASU 2021-01, which clarified the scope and application of the original guidance. The guidance was effective beginning March 12, 2020 and can be applied prospectively through December 31, 2022. The Company is evaluating whether to apply any of these expedients and, if elected, will adopt these standards when LIBOR is discontinued.

In August 2020, the FASB issued ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. This update is effective for the Company beginning in the first quarter of 2022, with early adoption permitted, using either the modified or fully retrospective method with a cumulative effect adjustment to the opening balance of retained earnings. The Company will adopt this ASU in the first quarter of 2022 and does not believe it will have a material impact on its financial statements.

2.	TRANSACTIONS WITH AFFILIATES

Revenues

The Company has contracted to provide services including gas gathering, compression, processing, transmission, and NGL transmission, pursuant to acreage dedications provided by Apache, comprising the entire Alpine High acreage. In accordance with the terms of these agreements, the Company receives prescribed fees and may receive excess recovery volumes based on the type and volume of product for which the services are provided. Additionally, beginning in 2020 Altus Midstream entered into three agreements to provide operating and maintenance services for Apache’s compressors in exchange for a fixed monthly fee per compressor serviced.

Revenues generated under these agreements are presented on the Company’s statement of consolidated operations as “Midstream services revenue — affiliate.” Revenues earned that have not yet been invoiced to Apache are presented on the Company’s consolidated balance sheet as “Revenue receivables.” Refer to Note 3 — Revenue Recognition, for further discussion.

Cost and Expenses

The Company has no employees, and prior to the Altus Combination, the Company had no banking or cash management facilities. As such, the Company has contracted with Apache to receive certain operational, maintenance, and management services. In accordance with the terms of these agreements, the Company incurred operations and maintenance expenses of $5.6 million, $5.4 million, and $8.8 million for the years ended December 31, 2021, 2020, and 2019, respectively. The Company incurred general and administrative expenses of $9.1 million, $7.0 million, and $5.4 million for the years ended December 31, 2021, 2020, and 2019, respectively, including expenses related to the operational services agreement and the COMA. Further information on the related-party agreements in place during the period is provided below.

Construction, Operations, and Maintenance Agreement

At the closing of the Altus Combination, the Company entered into the COMA with Apache. Under the terms of the COMA, Apache provides certain services related to the design, development, construction, operation, management, and maintenance of certain gathering, processing and other midstream assets, on behalf of the Company. In return, the Company paid or will pay fees to Apache of (i) $3.0 million for the period beginning on the execution of the COMA at the closing of the Altus Combination through December 31, 2019, (ii) $5.0 million for the period of January 1, 2020 through December 31, 2020, (iii) $7.0 million for the period of January 1, 2021 through December 31, 2021 and (iv) $9.0 million annually thereafter, adjusted based on actual internal overhead and general and administrative costs incurred, until terminated. The annual fee was negotiated as part of the Altus Combination to reimburse Apache for indirect costs of performing administrative corporate functions for the Company, including services for information technology, risk management, corporate planning, accounting, cash management, and others.

In addition, Apache may be reimbursed for certain internal costs and third-party costs incurred in connection with its role as service provider under the COMA. Costs incurred by Apache directly associated with midstream activity, where substantially all the services are rendered for Altus Midstream, are charged to Altus Midstream on a monthly basis.

The COMA stipulates that the Company shall provide reimbursement of amounts owing to Apache attributable to a particular month by no later than the last day of the immediately following month. Unpaid amounts accrue interest until settled.

The COMA will continue to be effective until terminated (i) upon the mutual consent of Altus and Apache, (ii) by either of Altus and Apache, at its option, upon 30 days’ prior written notice in the event Apache or an affiliate no longer owns a direct or indirect interest in at least 50 percent of the voting or other equity securities of Altus, or (iii) by Altus if Apache fails to perform any of its covenants or obligations due to willful misconduct of certain key personnel and such failure has a material adverse financial impact on Altus.

Lease Agreements

Concurrent with the closing of the Altus Combination, Altus Midstream entered into an operating lease agreement with Apache (the Lease Agreement) relating to the use of certain office buildings, warehouse and storage facilities located in Reeves County, Texas. Under the terms of the Lease Agreement, Altus Midstream shall pay to Apache on a monthly basis the sum of (i) a base rental charge of $44,500 and (ii) an amount based on Apache’s estimate of the annual costs it expects to incur in connection with the ownership, operation, repair, and/or maintenance of the facilities. The Company incurred total expenses of $0.6 million, $0.8 million and $1.1 million for the years ended December 31, 2021, 2020 and 2019, respectively, in relation to the Lease Agreement, which are included within operations and maintenance expenses. Unpaid amounts accrue interest until settled. The initial term of the Lease Agreement is four years and may be extended by Altus Midstream for three additional, consecutive periods of twenty-four months. To accommodate Altus Midstream’s desire to vacate the leased premises, the Lease Agreement was amended in July 2020 to provide for its termination with respect to all or any portion of the leased premises which Apache may sell, with a pro rata rent reduction if Apache sells less than all of the leased premises.

The Company classified this lease as an operating lease and elected to account for lessee-related lease and non-lease components as a single lease component. The right-of-use (ROU) asset related to this lease is reflected within “Deferred charges and other” on the Company’s consolidated balance sheet, and the associated operating lease liability is reflected within “Other current liabilities” and “Other noncurrent liabilities,” as applicable.

Operating lease expense associated with ROU assets is recognized on a straight-line basis over the lease term. Lease expense is reflected on the consolidated statement of operations commensurate with the leased activities and nature of the services performed. The remaining undiscounted future minimum lease payment as of December 31, 2021 is $0.4 million, which will be paid in 2022.

In 2020 and 2021, Altus Midstream entered into various operating lease agreements with Apache related to the use of certain of Altus Midstream’s compressors. Under the terms of the agreement, Apache pays Altus Midstream fixed monthly lease payments, which are recorded as “Other” in the Company’s consolidated statement of operations. Each of the lease agreements has an initial term of thirty months and automatically extends on a month-to-month basis unless either party cancels the agreement. The Company recorded income related to these agreements of $1.6 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively. Altus also earns a monthly fee to operate and maintain the compressors under lease. Refer to Note 3 — Revenue Recognition for further discussion.

Distributions to Apache

During 2021, the Company paid an aggregate $22.5 million in dividends on the Company’s Class A Common Stock, of which $5.6 million, or $1.50 per share, was paid in each quarter of 2021. Each quarterly Class A Common Stock dividend was funded by a distribution from Altus Midstream to its common unitholders of $1.50 per Common Unit, with each quarterly distribution totaling $24.4 million, of which $5.6 million was paid to the Company and the balance was paid to Apache due to its 76.9 percent ownership of outstanding Common Units Please refer to Note 10 — Equity and Warrants for further information.

Altus Combination Agreements

Limited Partnership Agreement of Altus Midstream LP

In connection with the Altus Combination, Altus Midstream Company, Altus Midstream GP, Altus Midstream LP, and Apache entered into an amended and restated limited partnership agreement of Altus Midstream LP, which was further amended in connection with the subsequent issuance of Preferred Units. The Amended LPA sets forth, among other things, the rights and obligations of (i) Altus Midstream GP as general partner and (ii) Altus Midstream Company, Apache, and Preferred Unit holders as limited partners of Altus Midstream LP. Altus Midstream GP is not entitled to reimbursement for its services as general partner. Refer to Note 1 — Summary of Significant Accounting Policies and Note 11 — Series A Cumulative Redeemable Preferred Units, for further information.

Purchase Rights and Restrictive Covenants Agreement

At the closing of the Altus Combination, the Company entered into a purchase rights and restrictive covenants agreement (the Purchase Rights and Restrictive Covenants Agreement) with Apache. Under the Purchase Rights and Restrictive Covenants Agreement, until the later of the five-year anniversary of the Closing and the date on which Apache and its affiliates cease to own a majority of the Company’s voting common stock, Apache is obligated to provide (i) the first right to pursue any opportunity (including any expansion opportunities) of Apache to acquire or invest, directly or indirectly (including equity investments), in any midstream assets or participate in any midstream opportunities located, in whole or part, within an area covering approximately 1.7 million acres in Reeves, Pecos, Brewster, Culberson, and Jeff Davis Counties in Texas, and (ii) a right of first offer on certain retained midstream assets of Apache.

3.	REVENUE RECOGNITION

The following table presents a disaggregation of the Company’s revenue.

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Gas gathering and compression	$18,192	$20,060	$17,077
Gas processing	107,878	106,396	101,199
Transmission	12,572	14,548	15,942
NGL transmission	2,422	2,773	1,580
Other	1,663	937	—

Midstream services revenue — affiliate	142,727	144,714	135,798
Product sales — affiliate	9,754	—	—
Product sales — third parties	8,136	3,695	—

Total revenues	$160,617	$148,409	$135,798

The Company primarily generates revenue from its contracts with customers for the gathering, compression, processing, transmission, and sale of natural gas and NGLs in exchange for a fee per unit of volumes processed or delivered during a given month.

Midstream services revenue is primarily attributable to services performed for Apache pursuant to separate long-term commercial midstream agreements. As part of these agreements, substantially all of Apache’s natural gas production from its existing and future owned or controlled properties within the dedicated area of its entire Alpine High resource play is provided to the Company, so long as Apache has the right to market such product. Providing the related service on each volumetric unit represents a single, distinct performance obligation that is satisfied over time as services are rendered. Prior to the Company entering the new Gas Processing Agreement discussed below, the Company did not own or take title to the volumes it serviced under these agreements. Altus Midstream, in return for its performance, receives a fee per volumetric unit serviced during a given month. The related service fee charged per unit is set forth for each contract year, subject to yearly fee escalation recalculations.

As the amount of volumes serviced are not subject to minimum commitments and each midstream service agreement contains provisions for fee recalculations, substantially all of the transaction price is variable at inception of each contract term. Revenue is measured using the output method based on the amount of volumes serviced each month and the applicable service fee and recognized over time in the amount to which Altus Midstream has the right to invoice, as performance completed to date corresponds directly with the value to its customers. The transaction price is not constrained as variability is resolved prior to the recognition of revenue.

The Company entered into a new Gas Processing Agreement with Apache in October 2021, which superseded the prior agreement. In addition to the service fees discussed above, the new Gas Processing Agreement contains terms for Apache to provide the Company with excess recovery volumes as consideration under the contract. Excess recovery volumes represent the net difference between the actual recovery rate of processed volumes and contractually fixed volumetric recovery rates. The Company obtains control of excess recovery volumes, if any, on a monthly basis. Any product received is reflected as non-cash consideration and the associated value is included in the transaction price for gas processing services on a net basis. The associated revenue is valued using the market price of the relevant product during the month such product was processed. The subsequent sale of any excess recovery volumes to third parties is recorded as “Product sales — third parties” and the subsequent sale of any excess recovery volumes to Apache is recorded as “Product sales — affiliate” in the Company’s statement of operations.

The associated costs of excess recovery volumes sold are recorded based on the market price of the relevant product and are recorded as “Cost of product sales — third parties” or “Cost of product sales — affiliate” in the Company’s consolidated statement of operations. In 2021, the Company recorded $9.8 million of revenues and costs related to sales of excess recovery volumes to Apache and $2.4 million of revenues and costs related to sales of excess recovery volumes to third parties.

In addition to the $2.4 million of revenue and costs related to the sales of excess recovery volumes to third parties under the new Gas Processing Agreement, the Company also purchased and processed NGL volumes for other third-party customers during 2021 and 2020. As part of these agreements, Altus Midstream purchases volumes from a third party, which Altus Midstream then owns, controls and services, prior to ultimate sale to the customer. The Company recorded revenue related to these contracts of $5.7 million and $3.7 million, respectively, in 2021 and 2020, with associated purchase costs of $5.4 million and $3.0 million, respectively. As it relates to product sales, the physical delivery of each unit of quantity represents a single, distinct performance obligation that is satisfied at a point in time when control transfers to the customer, generally determined as the point of delivery. Prices are determined based on market-indexed values, adjusted for quality and other market-reflective differentials. As there are no provisions for minimum volume commitments and pricing is variable based on index values, revenue is measured by allocating an entirely variable market price to each performance obligation and recognized at a point in time when control is transferred to the customer. The transaction price is not constrained as variability is resolved prior to the recognition of revenue.

Other Midstream Service Revenue — Affiliate

Beginning in 2020, Altus Midstream entered into various agreements with Apache to provide compressor maintenance, operations, and other related services for various compressors at compressor stations owned by Apache. Altus Midstream receives a fixed monthly fee under these contracts for each month that services are provided. Providing such services on each compressor unit represents a single, distinct performance obligation that is satisfied over time as services are rendered. Income generated from these contracts in 2021 and 2020 totaled $1.7 million and $0.9 million, respectively, and is classified as “Other” within Midstream Services Revenue — Affiliate in the table above.

Payment Terms and Contract Balances

Payments are generally due the month immediately following the month of service. Amounts settled with Apache each month are based on the net amount owed to either party. Revenue receivables from the Company’s contracts with Apache totaled $13.7 million and $11.4 million, as of December 31, 2021 and 2020, respectively, as presented on the Company’s consolidated balance sheet. Sales revenue receivables from the Company’s contracts with third parties totaled $2.2 million and $1.0 million as of December 31, 2021 and 2020, respectively, as presented on the Company’s consolidated balance sheet.

In accordance with the provisions of ASC Topic 606, “Revenue from Contracts with Customers,” a variable transaction price for each short-term sale is allocated to each performance obligation as the terms of payment relate specifically to the Company’s efforts to satisfy its obligations. As such, the Company has elected the practical expedients available under the standard to not disclose the aggregate transaction price allocated to unsatisfied, or partially unsatisfied, performance obligations as of the end of the reporting period.

4.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment, at carrying value, is as follows:

	December 31,
	2021	2020
	(In thousands)
Gathering, processing, and transmission systems and facilities(1)	$208,211	$204,643
Construction in progress	335	904

Other property and equipment	3,154	3,323

Total property, plant, and equipment	211,700	208,870
Less: accumulated depreciation and accretion	(24,713)	(13,034)

Total property, plant, and equipment, net	$186,987	$195,836

(1)

Included in Gathering, processing, and transmissions systems and facilities are compressors under lease to Apache totaling $10.0 million and $6.2 million, net as of December 31, 2021 and December 31, 2020, respectively.

The cost of property classified as “Construction in progress” is excluded from capitalized costs being depreciated. These amounts represent property that is not yet available to be placed into productive service as of the respective balance sheet dates.

During 2020, the Company sold various assets for total proceeds of $10.2 million. Included in these assets sales was the sale of 15 power generators. As a result of the sale, the remaining power generators owned by the Company were remeasured at fair value calculated based on the proceeds of this sale. This remeasurement resulted in an impairment of $1.6 million on these assets based on this fair value assessment, which were written down to their fair value of $2.3 million. The fair value of the assets was determined using the market approach based on the sales proceeds of the assets, which are classified as Level 1 inputs in the fair value hierarchy.

Property, plant, and equipment are evaluated for potential impairment when events or changes in circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. In conjunction with Apache’s decision in the fourth quarter of 2019 to materially reduce funding to Alpine High, Altus management assessed its long-lived infrastructure assets for impairment given the expected reduction to future throughput volumes. As a result of this assessment, Altus recorded impairments totaling $1.3 billion on its gathering, processing, and transmission assets in the fourth quarter of 2019. The fair values of the impaired assets were determined to be $203.6 million as of the time of the impairment and were estimated using the income approach. Altus has classified these nonrecurring fair value measurements as Level 3 in the fair value hierarchy.

During 2019, the Company also elected to cancel construction on a compressor station, and, as a result, certain of its components were marketed for sale. Accordingly, these assets were measured at fair value less costs to sell. The Company recorded an impairment of $9.3 million on these assets, which were written down to their fair value of $18.2 million. The fair value of the assets was determined using the market approach based on estimated sales proceeds, classified as Level 1 inputs in the fair value hierarchy.

The Company entered into a finance lease during the first quarter of 2019 related to power generators leased on a one-year term with the right to purchase. The lease expired in January 2020, at which time the Company exercised its purchase option and purchased the power generators under lease for $9.8 million. Depreciation on the Company’s finance lease asset was $5.0 million for the year ended December 31, 2019. Interest on the Company’s finance lease assets was $0.9 million for the year ended December 31, 2019. No depreciation expense nor interest were recorded related to this finance lease for the years ended December 31, 2021 and 2020.

5.	DEBT AND FINANCING COSTS

In November 2018, Altus Midstream entered into a revolving credit facility for general corporate purposes that matures in November 2023 (subject to Altus Midstream’s two, one year extension options). The agreement for this revolving credit facility, as amended (the Amended Credit Agreement), provides aggregate commitments from a syndicate of banks of $800.0 million. The aggregate commitments include a letter of credit subfacility of up to $100.0 million and a swingline loan subfacility of up to $100.0 million. Altus Midstream may increase commitments up to an aggregate $1.5 billion by adding new lenders or obtaining the consent of any increasing existing lenders. As of December 31, 2021, there were $657.0 million of borrowings and a $2.0 million of letter of credit outstanding under this facility. As of December 31, 2020, there were $624.0 million of borrowings and no letters of credit outstanding under this facility.

Altus Midstream’s revolving credit facility is unsecured and is not guaranteed by the Company, Apache, APA Corporation or any of their respective subsidiaries.

At Altus Midstream’s option, the interest rate per annum for borrowings under this facility is either a base rate, as defined, plus a margin, or the London Interbank Offered Rate (LIBOR), plus a margin. Altus Midstream also pays quarterly a facility fee at a rate per annum on total commitments. The margins and the facility fee vary based upon (i) the Leverage Ratio (as defined below) until Altus Midstream has a senior long-term debt rating and (ii) such senior long-term debt rating once it exists. The Leverage Ratio is the ratio of (1) the consolidated indebtedness of Altus Midstream and its restricted subsidiaries to (2) EBITDA (as defined in the Amended Credit Agreement) of Altus Midstream and its restricted subsidiaries for the 12-month period ending immediately before the determination date. At December 31, 2021, the base rate margin was 0.05 percent, the LIBOR margin was 1.05 percent, and the facility fee was 0.20 percent. In addition, a commission is payable quarterly to the lenders on the face amount of each outstanding letter of credit at a per annum rate equal to the LIBOR margin then in effect. Customary letter of credit fronting fees and other charges are payable to issuing banks.

The Amended Credit Agreement contains restrictive covenants that may limit the ability of Altus Midstream and its restricted subsidiaries to, among other things, incur additional indebtedness or guaranty indebtedness, sell assets, make investments in unrestricted subsidiaries, enter into mergers, make certain payments and distributions, incur liens on certain property securing indebtedness, and engage in certain other transactions without the prior consent of the lenders. Altus Midstream also is subject to a financial covenant under the Amended Credit Agreement, which requires it to maintain a Leverage Ratio not exceeding 5.00:1.00 at the end of any fiscal quarter, starting with the quarter ended December 31, 2019, except that during the period of up to one year following a qualified acquisition, the Leverage Ratio cannot exceed 5.50:1.00 at the end of any fiscal quarter. Unless the Leverage Ratio is less than or equal to 4.00:1.00, the Amended Credit Agreement limits distributions in respect of Altus Midstream LP’s capital to $30 million per calendar year until either (i) the consolidated net income of Altus Midstream LP and its restricted subsidiaries, as adjusted pursuant to the Amended Credit Agreement, for three consecutive calendar months equals or exceeds $350.0 million on an annualized basis or (ii) Altus Midstream LP has a specified senior long-term debt rating; in addition, before the occurrence of one of those events, the Leverage Ratio must be less than or equal to 5.00:1.00. In no event can any distribution be made that would, after giving effect to it on a pro forma basis, result in a Leverage Ratio greater than (i) 5.00:1.00 or (ii) for a specified period after a qualifying acquisition, 5.50:1.00. The Leverage Ratio as of December 31, 2021 was less than 4.00:1.00.

The terms of Altus Midstream’s Preferred Units also contain certain restrictions on distributions on Altus Midstream LP’s Common Units, including the Common Units held by the Company, and any other units that rank junior to the Preferred Units with respect to distributions or distributions upon liquidation. Refer to Note 11 — Series A Cumulative Redeemable Preferred Units for further information. In addition, the amount of any cash distributions to Altus Midstream LP by any entity in which it has an interest accounted for by the equity method is subject to such entity’s compliance with the terms of any debt or other agreements by which it may be bound, which in turn may impact the amount of funds available for distribution by Altus Midstream LP to its partners.

There are no clauses in the Amended Credit Agreement that permit the lenders to accelerate payments or refuse to lend based on unspecified material adverse changes. The Amended Credit Agreement has no drawdown restrictions or prepayment obligations in the event of a decline in credit ratings. However, the agreement allows the lenders to accelerate payment maturity and terminate lending and issuance commitments for nonpayment and other breaches, and if Altus Midstream or any of its restricted subsidiaries defaults on other indebtedness in excess of the stated threshold, is insolvent, or has any unpaid, non-appealable judgment against it for payment of money in excess of the stated threshold. Lenders may also accelerate payment maturity and terminate lending and issuance commitments if Altus Midstream undergoes a specified change in control or has specified pension plan liabilities in excess of the stated threshold. Altus Midstream was in compliance with the terms of the Amended Credit Agreement as of December 31, 2021.

Interest Income and Financing Costs, Net of Capitalized Interest

The following table presents the components of Altus Midstream’s interest income and financing costs, net of capitalized interest:

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Interest income	$4	$9	$3,606

Interest income	$4	$9	$3,606

Interest expense	$9,431	$9,775	$6,384
Amortization of deferred facility fees	1,167	1,148	889
Capitalized interest	—	(8,733)	(5,481)

Financing costs, net of capitalized interest	$10,598	$2,190	$1,792

6.	OTHER CURRENT LIABILITIES

The following table provides detail of the Company’s other current liabilities at December 31, 2021 and 2020:

	December 31,
	2021	2020
	(In thousands)
Accrued taxes other than income	$10,888	$165
Accrued capital costs	1,346	360
Accrued incentive compensation	1,585	1,466
Accrued operations and maintenance expense	645	926
Other	1,218	2,696

Total other current liabilities	$15,682	$5,613

7.	ASSET RETIREMENT OBLIGATION

The following table describes changes to the Company’s asset retirement obligation (ARO) liability for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
	(In thousands)
Asset retirement obligation, beginning balance	$64,062	$60,095
Liabilities incurred during the period	—	—
Accretion expense	4,269	3,967
Revisions in estimated liabilities	—	—

Asset retirement obligation, ending balance	$68,331	$64,062

ARO reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with the Company’s infrastructure assets which include central processing facilities, gathering systems, and pipelines. Management utilizes independent valuation reports and estimates of current costs to project expected cash outflows for retirement obligations. Management estimates the ultimate productive life of the properties, a risk-adjusted discount rate, and an inflation factor in order to determine the current present value of this obligation. To the extent future revisions to these assumptions impact the present value of existing ARO, a corresponding adjustment is made to the property, plant, and equipment balance.

8.	COMMITMENTS AND CONTINGENCIES

Accruals for loss contingencies arising from claims, assessments, litigation, environmental, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. As of December 31, 2021 and 2020, there were no accruals for loss contingencies.

Litigation

The Company is subject to governmental and regulatory controls arising in the ordinary course of business. The Company is not aware of any pending or threatened legal proceedings against it at the time of the filing of this Annual Report on Form 10-K that would have a material impact on its financial position, results of operations, or liquidity.

Environmental Matters

As an owner of infrastructure assets and with rights to surface lands, the Company is subject to various local and federal laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the Company for the cost of pollution clean-up resulting from operations and subject the Company to liability for pollution damages. In some instances, Altus Midstream may be directed to suspend or cease operations. The Company maintains insurance coverage, which management believes is customary in the industry, although insurance does not fully cover against all environmental risks. Additionally, there can be no assurance that current regulatory requirements will not change or past non-compliance with environmental laws will not be discovered. The Company is not aware of any environmental claims existing as of December 31, 2021, that have not been provided for or would otherwise have a material impact on its financial position, results of operations, or liquidity.

Contractual Obligations

Altus Midstream’s existing fee-based midstream services agreements, which have no minimum volume commitments or firm transportation commitments, are underpinned by acreage dedications covering Alpine

High. Pursuant to these agreements, Altus Midstream is obligated to perform low and high pressure gathering, processing, dehydration, compression, treating, conditioning, and transportation on all volumes produced from the dedicated acreage, so long as Apache has the right to market such gas.

At the closing of the Altus Combination, the Company entered into the COMA and the Lease Agreement with Apache, which include contractual obligations for the Company to pay certain management and lease rental fees, respectively, to Apache over the term of the agreements. Refer to Note 2 — Transactions with Affiliates for further discussion.

During the fourth quarter of 2020, the Company entered into a three year fixed-rate power contract with a third-party. The Company estimates its minimum obligation will be $4.7 million and $3.6 million for 2022 and 2023, respectively. The actual amount incurred will vary based on usage.

In the second quarter of 2019, Altus Midstream issued and sold the Preferred Units. Under the terms of the Amended LPA, the Preferred Unit holders are entitled to receive quarterly distributions until such time as the Preferred Units are redeemed or exchanged. Refer to Note 11 — Series A Cumulative Redeemable Preferred Units for further discussion regarding the terms of the Preferred Units and the rights of the holders thereof.

Additionally, the Company is required to fund its pro-rata portion of any future capital expenditures for the development of the pipeline projects as referenced in Note 9 — Equity Method Interests.

At December 31, 2021 and 2020, there were no other material contractual obligations related to the entities included in the consolidated financial statements other than the performance of asset retirement obligations as referenced in Note 7 — Asset Retirement Obligation and required credit facility fees discussed in Note 5 — Debt and Financing Costs.

9.	EQUITY METHOD INTERESTS

As of December 31, 2021, the Company owns the following equity method interests in Permian Basin long-haul pipeline entities. For each of the equity method interests, the Company has the ability to exercise significant influence based on certain governance provisions and its participation in the significant activities and decisions that impact the management and economic performance of the equity method interests.

	December 31, 2021		December 31, 2020
In thousands, except for ownership percentages	Ownership	Amount	Ownership	Amount
Gulf Coast Express Pipeline LLC	16.0%	$273,940	16.0%	$283,530
EPIC Crude Holdings, LP	15.0%	—	15.0%	176,640
Permian Highway Pipeline LLC	26.7%	629,896	26.7%	615,186
Breviloba, LLC	33.0%	460,990	33.0%	479,826

		$1,364,826		$1,555,182

As of December 31, 2021 and 2020, unamortized basis differences included in the equity method interest balances were $34.0 million and $37.7 million, respectively. These amounts represent differences in the Company’s initial costs paid to acquire the equity method interests and Altus’ initial underlying equity in the respective entities, as well as capitalized interest related to Permian Highway Pipeline (PHP) construction costs. Unamortized basis differences are amortized into equity income (loss) over the useful lives of the underlying pipeline assets when they are placed into service.

The following table presents the activity in the Company’s equity method interests for the years ended December 31, 2021 and 2020:

	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC	Total
	(In thousands)
Balance at December 31, 2019	$291,628	$163,199	$310,421	$492,800	$1,258,048

Contributions	1,715	29,250	296,340	—	327,305
Distributions	(52,009)	—	—	(46,157)	(98,166)
Capitalized interest(1)	—	—	8,733	—	8,733
Equity income (loss), net	42,196	(16,332)	(308)	33,183	58,739
Other comprehensive loss		523	—	—	523

Balance at December 31, 2020	$283,530	$176,640	$615,186	$479,826	$1,555,182

Contributions	314	2,250	25,856	—	28,420
Distributions	(49,953)	—	(73,668)	(49,108)	(172,729)

Equity income (loss), net	40,049	(19,079)	62,522	30,272	113,764
Other comprehensive income	—	630	—	—	630
Impairment(2)	—	(160,441)	—	—	(160,441)

Balance at December 31, 2021	$273,940	$—	$629,896	$460,990	$1,364,826

(1)

Altus’ proportionate share of the PHP construction costs were funded with the revolving credit facility. Accordingly, Altus capitalized $8.7 million of related interest expense during 2020, which is included in the basis of the PHP equity interest.

(2)	The Company impaired its investment in EPIC in the fourth quarter of 2021. Refer to Note 1 — Summary of Significant Accounting Policies for further details on this impairment charge.

Summarized Financial Information

The following represents selected income statement and balance sheet data for the Company’s equity method interests (on a 100 percent basis):

	For the Year Ended December 31,
	2021
	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC
Statements of Income	(In thousands)
Revenues	$362,399	$164,774	$397,237	$157,683

Operating income (loss)	254,772	(36,488)	237,230	92,568
Net income (loss)	253,535	(114,519)	236,528	92,005
Other comprehensive income	—	4,197	—	—

	For the Year Ended December 31,
	2020
	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC
Statements of Income	(In thousands)
Revenues	$366,185	$165,970	$7,220	$167,784

Operating income (loss)	266,219	(35,566)	(1,798)	102,526
Net income (loss)	264,956	(109,614)	(1,140)	102,048
Other comprehensive income	—	3,484	—	—

	For the Year Ended December 31,
	2019(1)
	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC
Statements of Income	(In thousands)
Revenues	$132,103	$40,756	$—	$129,559

Operating income (loss)	108,056	(67,763)	(93)	81,369
Net income (loss)	109,997	(72,535)	1,587	81,469
Other comprehensive loss	—	(7,681)	—	—

(1)

Although the Company’s interests in EPIC Crude Holdings, LP, Permian Highway Pipeline LLC, and Breviloba, LLC were acquired in March, May, and July of 2019, respectively, the financial results for all equity method interests are presented for the entire twelve months of 2019 for comparability.

	As of December 31,
	2021				2020
	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC	Gulf Coast Express Pipeline LLC	EPIC Crude Holdings, LP	Permian Highway Pipeline LLC	Breviloba, LLC
Balance Sheets	(In thousands)
Current assets	$74,408	$101,189	$69,995	$34,159	$59,910	$122,995	$23,734	$53,206
Noncurrent assets	1,655,941	2,177,616	2,267,940	1,344,178	1,714,062	2,272,805	2,316,176	1,375,155

Total assets	$1,730,349	$2,278,805	$2,337,935	$1,378,337	$1,773,972	$2,395,800	$2,339,910	$1,428,361

Current liabilities	$46,151	$58,729	$36,657	$11,244	$32,997	$67,073	$95,863	$10,326
Noncurrent liabilities	461	1,185,003	—	8,254	526	1,187,615	—	2,389
Equity	1,683,737	1,035,073	2,301,278	1,358,839	1,740,449	1,141,112	2,244,047	1,415,646

Total liabilities and equity	$1,730,349	$2,278,805	$2,337,935	$1,378,337	$1,773,972	$2,395,800	$2,339,910	$1,428,361

10.	EQUITY AND WARRANTS

Reverse Stock Split

On June 30, 2020, the Company effected a reverse stock split of the Company’s Class A Common Stock and Class C Common Stock by a ratio of one-for-twenty. The par value and number of authorized shares of common stock and preferred stock were not affected by the reverse stock split. A corresponding number of Altus Midstream Common Units were also restated as part of the reverse stock split. All corresponding per-share and share amounts have been retroactively restated in this Annual Report on Form 10-K for all periods presented to reflect the reverse stock split.

Common Stock and Warrants

The Company’s second amended and restated certificate of incorporation authorizes the issuance of 1,500,000,000 shares of Class A Common Stock, $0.0001 par value, and 1,500,000,000 shares of Class C Common Stock, $0.0001 par value. The Company’s shares of Class A Common Stock are listed on the Nasdaq under the symbol “ALTM.” As of December 31, 2021, there were 3,746,460 and 12,500,000 issued and outstanding shares of Class A Common Stock and Class C Common Stock, respectively.

In January 2022, a direct exchange by the Company and Apache was effectuated under the Amended LPA, pursuant to which the Company succeeded to Apache’s 12,500,000 Common Units, issued an additional 12,500,000 shares of Class A Common Stock to Apache, and cancelled Apache’s 12,500,000 shares of Class C Common Stock, whereupon the Company and Altus Midstream remained subsidiaries of Apache.

Holders of each of the Class A Common Stock and Class C Common Stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Only holders of Class A Common Stock are entitled to dividends or other liquidating distributions made by the Company. On December 10, 2020, the Company announced that its board of directors initiated a dividend program on the Company’s Class A Common Stock as further detailed below under the section titled “Common Stock Dividend.”

Shares of Class A Common Stock and certain warrants were originally issued in connection with the Company’s public offering, while shares of Class C Common Stock were newly-issued in connection with the Altus Combination.

Public Warrants

As of December 31, 2021, 2020, and 2019 there were 12,577,350 Public Warrants (as defined below) outstanding. Each whole public warrant entitles the holder to purchase one twentieth of a share of Class A Common Stock at a price of $230.00 per share (the Public Warrants). The Public Warrants will expire five years after closing of the Altus Combination or earlier upon redemption or liquidation. The Company may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant with not less than 30 days’ notice provided to the Public Warrant holders. However, this redemption right can only be exercised if the reported last sale price of the Class A Common Stock equals or exceeds $360.00 per share for any 20 trading days within a 30-trading day period ending three business days prior to sending the notice of redemption to the Public Warrant holders.

Following the closing of the Altus Combination, the Public Warrants continued trading under the symbol “ALTMW.” On December 11, 2018, the Company received notice from the Staff of the Nasdaq of a delisting determination with respect to its Public Warrants for failure to satisfy the Nasdaq’s minimum round lot holder listing requirement. The Public Warrants ceased trading on the Nasdaq at the opening of business on December 20, 2018. The delisting of the Public Warrants did not impact the listing or trading of the Company’s Class A Common Stock.

Private Placement Warrants

As of December 31, 2021, 2020, and 2019 , there were 6,364,281 Private Placement Warrants (as defined below) outstanding, of which Apache holds 3,182,140. The private placement warrants are identical to the Public Warrants discussed above, except (i) they will not be redeemable by the Company so long as they are held by the initial holders or their respective permitted transferees and (ii) they may be exercised by the holders on a cashless basis (the Private Placement Warrants and, together with the Public Warrants, the Warrants).

The Warrants are recorded at a fair value of $0.2 million and $0.9 million as of December 31, 2021 and 2020, respectively, on the consolidated balance sheet in other non-current liabilities.

Earn-Out Consideration

As part of the Altus Combination, Apache was granted the right to receive earn-out consideration of up to 1,250,000 shares of Class A Common Stock as follows:

•

625,000 shares if the per share closing price of the Class A Common Stock as reported by Nasdaq during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $280.00 for any 20 trading days within such 30-trading-day period.

•

625,000 shares if the per share closing price of the Class A Common Stock as reported by Nasdaq during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $320.00 for any 20 trading days within such 30-trading-day period.

Redeemable Noncontrolling Interest — Apache Limited Partner

As of December 31, 2021, in conjunction with its ownership of the Class C Common Stock, Apache owned 12,500,000 Altus Midstream Common Units, approximately 76.9 percent of the total Common Units issued and outstanding. The financial results of Altus Midstream and its subsidiaries are included in the Company’s consolidated financial statements as detailed in Note 1 — Summary of Significant Accounting Policies, under the section titled “Principles of Consolidation.”

As of December 31, 2021, Apache had the right, at any time, to cause Altus Midstream to redeem all or a portion of the Common Units issued to Apache, in exchange for shares of the Company’s Class A Common Stock on a one-for-one basis or, at Altus Midstream’s option, an equivalent amount of cash; provided that the Company could, at its option, effect a direct exchange of cash or Class A Common Stock for such Common Units in lieu of such a redemption by Altus Midstream. Upon the future redemption or exchange of Common Units held by Apache, a corresponding number of shares of Class C Common Stock held by Apache would be cancelled. In January 2022, a direct exchange by the Company and Apache was effectuated under the Amended LPA, pursuant to which the Company succeeded to Apache’s 12,500,000 Common Units, issued an additional 12,500,000 shares of Class A Common Stock to Apache, and cancelled Apache’s 12,500,000 shares of Class C Common Stock, whereupon the Company and Altus Midstream remained subsidiaries of Apache.

As of December 31, 2021, Apache’s limited partner interest associated with the Common Units issued with the Class C Common Stock is reflected as a redeemable noncontrolling interest in the Company. The redeemable noncontrolling interest is recognized at the higher of (i) its initial fair value plus accumulated earnings/losses associated with the noncontrolling interest and (ii) the maximum redemption value as of the balance sheet date. The redemption value is determined based on a 5-day volume weighted average closing price of the Class A Common Stock (5-day VWAP) as defined in the Amended LPA, a Level 1 non-recurring fair value measurement. At December 31, 2021 and 2020, the redeemable noncontrolling interest was recorded based on the redemption value as of the balance sheet date of $769.9 million and $575.1 million, respectively.

For further discussion of Apache’s right to receive additional shares of Class A Common Stock, and other outstanding equity instruments that may impact ownership interests and the limited partner interests of Altus Midstream in future periods, see Note 13 — Net Income (Loss) Per Share.

Redeemable Noncontrolling Interest — Preferred Unit Limited Partners

On June 12, 2019, Altus Midstream issued and sold the Preferred Units in a private offering, and the purchasers of the Preferred Units were admitted as limited partners of Altus Midstream. The Preferred Units will be exchangeable for shares of the Company’s Class A Common Stock at the option of the Preferred Unit holders after the seventh anniversary of Closing (as defined below) or upon the occurrence of specified events, unless otherwise redeemed by Altus Midstream. Refer to Note 11 — Series A Cumulative Redeemable Preferred Units for further discussion.

Common Stock Dividend

During 2021, the Company paid an aggregate $22.5 million in dividends on the Company’s Class A Common Stock, of which $5.6 million, or $1.50 per share, was paid in each quarter of 2021. Each quarterly Class A Common Stock dividend was funded by a distribution from Altus Midstream to its common unitholders of $1.50 per Common Unit, with each quarterly distribution totaling $24.4 million, of which $5.6 million was paid to the Company and the balance was paid to Apache due to its 76.9 percent ownership of outstanding Common Units.

Refer to Note 2 — Transactions with Affiliates for further discussion of the Common Unit distribution.

11.	SERIES A CUMULATIVE REDEEMABLE PREFERRED UNITS

On June 12, 2019, Altus Midstream issued and sold the Preferred Units in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the Closing). The Closing occurred pursuant to a Preferred Unit Purchase Agreement among Altus Midstream, the Company, and the purchasers party thereto, dated as of May 8, 2019. A total of 625,000 Preferred Units were sold at a price of $1,000 per Preferred Unit, for an aggregate issue price of $625.0 million. Altus Midstream received approximately $611.2 million in cash proceeds from the sale after deducting transaction costs and discounts to certain purchasers.

At the Closing, the partners of Altus Midstream entered into the Amended LPA. The Amended LPA provides the terms of the Preferred Units, including the distribution rate, redemption rights, and rights to exchange the Preferred Units for shares of the Company’s Class A Common Stock, as well as rights of holders of the Preferred Units to approve certain partnership business, financial, and governance-related matters. The Preferred Units have a perpetual term, unless redeemed or exchanged as described below. Pursuant to the Amended LPA:

•

The Preferred Units entitle the holders thereof to receive quarterly distributions at a rate of 7 percent per annum, commencing with the quarter ended June 30, 2019. The rate increases to 10 percent per annum after the fifth anniversary of Closing and upon the occurrence of specified events. For any quarter ending on or prior to December 31, 2020, Altus Midstream could elect to pay distributions in-kind and did so in respect of quarters ended on and before March 31, 2020.

•

The Preferred Units are redeemable at Altus Midstream’s option at any time in cash at a redemption price (the Redemption Price) equal to (a) the greater of (i) an 11.5 percent internal rate of return (increasing to 13.75 percent after the fifth anniversary of Closing), and (ii) a 1.3x multiple of invested capital plus (b) if applicable, the value of any accrued and unpaid distributions. The Preferred Units will be redeemable at the holder’s option upon a change of control or liquidation of Altus Midstream and certain other events, including certain asset dispositions. The Company and Altus Midstream remained subsidiaries of Apache upon consummation of the January 2022 direct exchange by the Company and Apache under the Amended LPA, pursuant to which the Company succeeded to Apache’s 12.5 million Common Units, issued an additional 12.5 million shares of Class A Common Stock to Apache, and cancelled Apache’s 12.5 million shares of Class C Common Stock (as further discussed in Note 10 — Equity and Warrants).

•

The Preferred Units will be exchangeable for shares of the Company’s Class A Common Stock at the option of the Preferred Unit holders after the seventh anniversary of Closing or upon the occurrence of specified events. Each Preferred Unit will be exchangeable for a number of shares of Class A Common Stock equal to the Redemption Price divided by the volume-weighted average trading price of the Class A Common Stock on the Nasdaq Global Select Market for the 20 trading days immediately preceding the second trading day prior to the applicable exchange date, less a 6 percent discount.

•

Each outstanding Preferred Unit has a liquidation preference equal to the Redemption Price payable before any amounts are paid in respect of Altus Midstream’s Common Units and any other units that rank junior to the Preferred Units with respect to distributions or distributions upon liquidation.

•

Altus Midstream is restricted from declaring or making cash distributions on its Common Units until all required distributions on the Preferred Units have been paid. In addition, before the fifth anniversary of Closing, aggregate cash distributions on, and redemptions of, Common Units are limited to $650 million of cash from ordinary course of operations if permitted under the Amended Credit Agreement. Cash distributions on, and redemptions of, Common Units also are subject to satisfaction of leverage ratio requirements specified in the Amended LPA.

Since the Preferred Units could be exchangeable for a number of shares of Class A Common Stock equal to 20 percent or more of the Company’s outstanding voting power, the Company submitted the potential issuance of such shares for approval of its stockholders (the Stockholder Approval) at its annual stockholder meeting in 2020 and obtained Stockholder Approval.

Classification

The Preferred Units are accounted for on the Company’s consolidated balance sheet as a redeemable noncontrolling interest classified as temporary equity based on the terms of the Preferred Units, including the redemption rights with respect thereto.

Initial Measurement

The net transaction price as shown below was based on the negotiated transaction price, less issue discounts and transaction costs.

June 12, 2019
(In thousands)
Transaction price, gross	$625,000
Issue discount	(3,675)
Transaction costs to other third parties	(10,076)

Transaction price, net	$611,249

Certain redemption features embedded within the terms of the Preferred Units require bifurcation and measurement at fair value. As such, the net transaction price shown in the table above was allocated to the preferred redeemable noncontrolling interest and the embedded features according to the associated initial fair value measurements as follows:

June 12, 2019
(In thousands)
Redeemable noncontrolling interest — Preferred Units	$516,790
Long-term liability: Embedded derivative(1)	94,459

$611,249

(1)	See Note 14 — Fair Value Measurements for further discussion on the nature and recognition of the embedded derivative.

Subsequent Measurement

The Company applies a two-step approach to subsequently measure the redeemable noncontrolling interest related to the Preferred Units, by first allocating a portion of the net income of Altus Midstream in accordance with the terms of the Amended LPA described above.

After consideration of the foregoing, the Company records an additional adjustment to the carrying value of the Preferred Unit redeemable noncontrolling interest at each period end, if applicable. The amount of such adjustment is determined based upon the accreted value method to reflect the passage of time until the Preferred Units are exchangeable at the option of the holder. Pursuant to this method, the net transaction price is accreted using the effective interest method, to the Redemption Price calculated at the seventh anniversary of Closing. The total adjustment is limited to an amount such that the carrying amount of the Preferred Unit redeemable noncontrolling interest at each period end is equal to the greater of (a) the sum of (i) the carrying amount of the Preferred Units determined in accordance with ASC 810, plus (ii) the fair value of the embedded derivative liability and (b) the accreted value of the net transaction price.

Activity related to the Preferred Units for the years ended December 31, 2021 and 2020 is as follows:

	Units Outstanding	Financial Position(1)
	(In thousands, except for unit data)
Redeemable noncontrolling interest — Preferred Units: at December 31, 2019	638,163	$555,599
Distribution of in-kind additional Preferred Units	22,531	—
Cash distributions paid to Preferred Unit limited partners	—	(23,124)
Allocation of Altus Midstream net income	N/A	75,906

Redeemable noncontrolling interest — Preferred Units: at December 31, 2020	660,694	608,381
Cash distributions paid to Preferred Unit limited partners	—	(46,249)
Distributions payable to Preferred Unit limited partners	—	(11,562)
Allocation of Altus Midstream net income	N/A	79,931
Accreted redemption value adjustment	N/A	81,975

Redeemable noncontrolling interest — Preferred Units: at December 31, 2021	660,694	$712,476
Embedded derivative liability(2)		56,895

		$769,371

(1)

The Preferred Units are redeemable at Altus Midstream’s option at a redemption price (the Redemption Price), which as of December 31, 2021 is calculated as the greater of (i) an 11.5 percent internal rate of return and (ii) a 1.3 times multiple of invested capital. As of December 31, 2021, the Redemption Price would have been based on an 11.5 percent internal rate of return, which would equate to a redemption value of $738.7 million.

(2)

Certain redemption features embedded within the terms of the Preferred Units require bifurcation and measurement at fair value. Refer to Note 14 — Fair Value Measurements for discussion of the fair value changes in the embedded derivative liability during the period.

N/A — not applicable.

12.	INCOME TAXES

The total income tax provision (benefit) consists of the following:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Current income taxes:
Federal	$—	$(696)	$(15)
State	—	—	—

	—	(696)	(15)

Deferred income taxes:
Federal	—	—	67,516
State	—	—	(2,601)

	—	—	64,915

Total	$—	$(696)	$64,900

The total income tax provision (benefit) differs from the amounts computed by applying the U.S. statutory income tax rate to net income (loss) before income taxes. A reconciliation of the tax on the Company’s net income (loss) before income taxes and total tax expense (benefit) is shown below:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Income tax expense (benefit) at U.S. statutory rate	$20,836	$17,008	$(265,192)
Income tax expense (benefit) attributable to Apache limited partner	(15,932)	(12,892)	205,844
Income tax benefit attributable to Preferred Unit limited partners	(7,833)	(3,676)	(1,879)
State tax benefit(1)	—	—	(2,610)
CARES Act tax impact	—	(266)	—
Valuation allowance(1)	3,068	(620)	130,988
Warrant valuation adjustment	(139)	(252)	(2,348)
All other, net	—	2	97

Income tax expense (benefit)	$—	$(696)	$64,900

(1)	The change in state valuation allowance is included as a component of state income tax.

The net deferred tax assets reflect the tax impact of temporary differences between the asset and liability amounts carried on the balance sheet under U.S. GAAP and amounts utilized for income tax purposes. The net deferred tax assets consist of the following:

	December 31,
	2021	2020
	(In thousands)
Deferred tax assets:
Investment in partnership	$88,054	$92,881
Asset retirement obligation	512	480
Net operating losses	44,437	37,675
Property, plant, and equipment	3,358	4,471

Total deferred tax assets	136,361	135,507
Valuation allowance	(135,263)	(133,077)

Net deferred tax assets	1,098	2,430

Deferred tax liabilities:
Other	1,098	2,430

Net deferred tax assets	$—	$—

In 2021, the Company recorded an increase in valuation allowance against its net deferred tax asset. The Company has assessed the future potential to realize these deferred tax assets and has concluded that it is more likely than not that these deferred tax assets will not be realized.

The Company reconciles its effective tax rate to its net income (loss) before income taxes. This includes net income (loss) before income taxes attributable to both the controlling and noncontrolling interests. As such, the Company’s effective tax rate includes adjustments to remove income (loss) attributed to the noncontrolling interests. In 2021, 2020, and 2019, the Company recorded tax benefit adjustments of $15.9 million and $12.9 million and a tax expense adjustment of $205.8 million, respectively, associated with income and losses allocated to Apache.

On March 27, 2020, the President signed into law the Coronavirus Aid, Relief and Economic Security Act (CARES Act) in response to the COVID-19 pandemic. Under the CARES Act, 100 percent of net operating losses arising in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five preceding tax years of such loss. For the year ended December 31, 2020, the Company recorded a current income tax benefit of $0.7 million associated with a net operating loss carryback claim.

In the first quarter of 2020, the Company early adopted ASU 2019-12, “Simplifying the Accounting for Income Taxes.” The Company’s adoption of ASU 2019-12 did not result in a material impact on the consolidated financial statements.

On June 12, 2019, Altus Midstream issued and sold the Preferred Units in a private offering. Concurrently, the Preferred Units were established as a new class of partnership unit representing limited partner interests in Altus Midstream pursuant to the terms of the Amended LPA, and the purchasers were admitted as limited partners of Altus Midstream. In 2021, 2020 and 2019, the Company recorded a tax benefit adjustment of $7.8 million, $3.7 million, and $1.9 million, respectively, associated with income allocated to the noncontrolling Preferred Unit limited partners of Altus Midstream. For further details on the terms of the Preferred Units and the rights of the holders thereof, refer to Note 11—Series A Cumulative Redeemable Preferred Units.

Altus is also subject to the Texas margin tax. Unlike federal income taxes, the Texas margin regime assesses tax on corporations, limited liability companies, limited partnerships, and disregarded entities. As such, the Company records deferred tax assets and liabilities for Texas margin tax based on the differences between the financial statement carrying value and tax basis of assets and liabilities on the balance sheet. The Texas margin tax associated with Apache’s share of the liability is recorded as a component of the noncontrolling interest.

The Company has a federal net operating loss carryforward of $211.6 million, which has an indefinite carryforward period. The Company has recorded a full valuation allowance against the federal net operating loss because it is more likely than not that this attribute will not be realized.

On January 14, 2022, a direct exchange by the Company and Apache Midstream LLC was effectuated under the Amended LPA, pursuant to which the Company succeeded to Apache’s 12,500,000 Common Units, issued an additional 12,500,000 shares of Class A Common Stock to Apache, and cancelled Apache’s 12,500,000 shares of Class C Common Stock (as further discussed in Note 10 — Equity and Warrants). For federal income tax purposes, the Company is deemed to have acquired 12,500,000 Common Units and as a result, the tax basis of the assets held by Altus Midstream LP was increased to the market value of Class A Common Stock on the exchange date.

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes,” which prescribes a minimum recognition threshold a tax position must meet before being recognized in the financial statements. Tax positions generally refer to a position taken in a previously filed income tax return or expected to be included in a tax return to be filed in the future that is reflected in the measurement of current and deferred income tax assets and liabilities. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
	2021	2020	2019
	(In thousands)
Balance at beginning of year	$4,613	$2,057	$—
Additions based on tax positions related to the prior year	—	—	—
Additions based on tax positions related to the current year	1,622	2,556	2,057
Reductions for tax positions of prior years	—	—	—

Balance at end of year	$6,235	$4,613	$2,057

The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense. Each quarter the Company assesses the amounts provided for and, as a result, may increase (expense) or reduce (benefit) the amount of interest and penalties. The Company has recorded no interest or penalties associated with its unrecognized tax benefit. Uncertain tax positions may change in the next twelve months; however, the Company does not expect any possible change to have a significant impact on the results of operations or financial position. If incurred, Altus will record income tax interest and penalties as a component of income tax expense. The contributor of Altus Midstream LP’s operating assets, Apache Corporation, is currently under IRS audit for the 2014 through 2017 tax years.

13.	NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is calculated by dividing net income (loss) attributable to Class A common shareholders by the weighted average number of shares of Class A Common Stock outstanding during the period. Class C Common Stock is excluded from the weighted average shares outstanding for the calculation of basic net income (loss) per share, as holders of Class C Common Stock are not entitled to any dividends or liquidating distributions.

The Company uses the “if-converted method” to determine the potential dilutive effect of (i) an assumed exchange of outstanding Common Units of Altus Midstream (and the cancellation of a corresponding number of shares of outstanding Class C Common Stock) for shares of Class A Common Stock, and (ii) an assumed exchange of the outstanding Preferred Units of Altus Midstream for shares of Class A Common Stock. The treasury stock method is used to determine the potential dilutive effect of its outstanding warrants. The dilutive effect of any earn-out consideration payable in shares is only included in periods for which the underlying conditions for the issuance are met.

The computation of basic and diluted net income (loss) per share for the periods presented in the consolidated financial statements is shown in the table below.

	For the Year Ended December 31,
	2021			2020			2019
	Loss	Shares	Per Share	Income	Shares	Per Share	Loss	Shares(3)	Per Share
	(In thousands, except per share data)
Basic:
Net income (loss) attributable to Class A common shareholders	$(13,944)	3,746	$(3.72)	$2,791	3,746	$0.75	$(358,490)	3,746	$(95.70)
Effect of dilutive securities:
Redeemable noncontrolling interest — Apache limited partner	$(48,741)	12,500		$2,987	12,500		$—	—
Diluted(1)(2):
Net income (loss) attributable to Class A common shareholders	$(62,685)	16,246	$(3.86)	$5,778	16,246	$0.36	$(358,490)	3,746	$(95.70)

(1)

The effect of an assumed exchange of outstanding Common Units of Altus Midstream (and the cancellation of a corresponding number of shares of outstanding Class C Common Stock) would have been anti-dilutive for the year ended December 31, 2019.

(2)

The effect of an assumed exchange of the outstanding Preferred Units of Altus Midstream for shares of Class A Common Stock would have been anti-dilutive for all periods presented in which the Preferred Units were outstanding.

(3)

Share and per share amounts have been retroactively restated to reflect the Company’s reverse stock split, which was effected June 30, 2020. Refer to Note 10 — Equity and Warrants for further information.

The diluted earnings per share calculation excludes the effects of the outstanding warrants of the Company to purchase an aggregate 947,082 shares of Class A Common Stock, since the associated impacts would have been anti-dilutive for all periods presented. Earn-out consideration granting Apache the right to receive additional shares of Class A Common Stock is also not included in the earnings per share calculation above, as the conditions for issuance were not satisfied as of the year ended December 31, 2021.

Further discussion of the Company’s outstanding common stock, warrants, and earn-out consideration as well as any applicable redemption rights is provided in Note 10 — Equity and Warrants. Further discussion of the Preferred Units and associated embedded features can be found in Note 11 — Series A Cumulative Redeemable Preferred Units and Note 14 — Fair Value Measurements, respectively.

14.	FAIR VALUE MEASUREMENTS

The Company’s financial assets and liabilities measured at fair value on a recurring basis consist of: cash and cash equivalents; revenue receivables; accounts receivable from/payable to Apache, the Company’s warrant liability, and an embedded derivative liability related to the issuance of Preferred Units. This embedded derivative liability is recorded on the Company’s consolidated balance sheet at fair value. The carrying amounts reported on the consolidated balance sheet for the Company’s remaining financial assets and liabilities approximate fair value due to their short-term nature. The carrying amount of Altus Midstream’s revolving credit facility approximates fair value because the interest rate is variable and reflective of market rates. There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the years ended December 31, 2021 or 2020.

The Company bifurcated and recognized the embedded derivative associated with the Preferred Units related to the exchange option provided to the Preferred Unit holders under the terms of the Amended LPA. The valuation of the embedded derivative (using an income approach) was based on a range of factors including expected future interest rates using the Black-Karasinski model, the Company’s imputed interest rate, interest rate volatility, the expected timing of periodic cash distributions, any anticipated early redemptions of the Preferred Units, the estimated timing for the potential exercise of the exchange option, and anticipated dividend yields of the Preferred Units. The Company recorded an unrealized gain of $82.1 million and unrealized losses of $36.1 million and $8.5 million for the years ended December 31, 2021, 2020 and 2019, respectively, which are recorded in “Unrealized derivative instrument loss” in the consolidated statement of operations. Altus has classified these recurring fair value measurements as Level 3 in the fair value hierarchy.

As of the December 31, 2021 valuation date, the Company used the forward B-rated Energy Bond Yield curve to develop the following key unobservable inputs used to value this embedded derivative:

	Quantitative Information About Level 3 Fair Value Measurements
	Fair Value at December 31, 2021	Valuation Technique	Significant Unobservable Inputs	Range/Value
	(In thousands)
Preferred Units Embedded Derivative	$56,895	Option Model	Altus Midstream Company’s Imputed Interest Rate	5.54-11.21%
			Interest Rate Volatility	40.08%

In addition, no early redemptions of the Preferred Units were assumed for the December 31, 2020 valuation. As a result of the announced BCP Business Combination and associated publicly filed information, the December 31, 2021 valuation assumed 250,000 Preferred Units would be redeemed before the Preferred Unit holders had the right to exercise their exchange option. This early redemption assumption significantly reduced the value of the derivative liability year over year.

A one percent increase in the imputed interest rate assumption would significantly increase the value of the embedded derivative liability at December 31, 2021, while a one percent decrease would lead to a similar decrease in value as of December 31, 2021. The assumed expected timing until exercise of the exchange option at December 31, 2021 was 4.45 years.

The Company has additional embedded derivatives in the Preferred Units related to the exchange option and redemption features that are accounted for separately from the Preferred Units. Level 3 valuations of the embedded derivatives are based on a range of factors including the likelihood of the event occurring, and these factors are assessed quarterly. There was no value associated with these additional identified embedded derivatives for any applicable period presented.

The fair value of the Company’s warrant liability was insignificant as of December 31, 2021 and 2020.

PROSPECTUS

Altus Midstream Company

627,868 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

14,274,758 Shares of Class A Common Stock

3,182,140 Warrants

This prospectus relates to the issuance by Altus Midstream Company (the “Company,” “we,” “our” or “us”) of up to 627,868 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued from time to time upon exercise of 12,557,370 outstanding warrants sold as part of the units in our initial public offering (the “Public Warrants”), each of which entitles the holder thereof to purchase one-twentieth of a share of Class A Common Stock at an exercise price of $230.00 per share, subject to certain adjustments.

This prospectus also may be used by selling securityholders that will be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of:

(i)

up to 14,274,758 shares of Class A Common Stock, including (a) 12,500,000 shares of Class A Common Stock that may be issued from time to time upon redemption or exchange of Altus Midstream LP Common Units (as defined herein), (b) 365,651 shares of Class A Common Stock issued in connection with our Initial Business Combination (as defined herein), (c) up to 1,250,000 shares of Class A Common Stock that may be issued from time to time if earn-out consideration is issued pursuant to the Contribution Agreement dated August 8, 2018 by and among the Company, Apache Midstream, LLC, a Delaware limited liability company (“Apache Midstream”) and wholly owned subsidiary of Apache Corporation (“Apache”), and the other parties thereto (the “Contribution Agreement”), and (d) up to 159,107 shares of Class A Common Stock that may be issued from time to time upon exercise of the Resale Warrants (as defined herein).

(ii)

up to 3,182,140 outstanding warrants (the “Resale Warrants”), each of which entitles the holder thereof to purchase one-twentieth of a share of Class A Common Stock at an exercise price of $230.00 per share, subject to certain adjustments, issued as part of our Initial Business Combination. The Resale Warrants and the Public Warrants are collectively referred to herein as the “Warrants.”

The Resale Warrants will not be redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees.

The securities offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” This prospectus provides you with a general description of these securities and the general manner in which we or the selling securityholders may offer the securities. When securities are offered, we may provide a prospectus supplement, to the extent appropriate, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that we or the selling securityholders will offer or sell any of the securities. The selling securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we and the selling securityholders may sell the securities in the section titled “Plan of Distribution” beginning on page 14 of this prospectus.

Our Class A Common Stock is traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “ALTM.” The closing price for our Class A Common Stock on January 27, 2022, was $61.30 per share, as reported on NASDAQ. Our Warrants are not listed for trading on any national securities exchange.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2022.

Neither we nor the selling securityholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. Neither we nor the selling securityholders take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes the Company and our securities. We may use this shelf registration statement to issue up to 627,868 shares of Class A Common Stock underlying the Public Warrants, and the selling securityholders may use the shelf registration statement to sell up to an aggregate of 14,274,758 shares of Class A Common Stock and 3,182,140 Warrants from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We and the selling securityholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of the securities will be made in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the Company’s examination of historical operating trends, production and growth forecasts of Apache Corporation’s Alpine High field development and other data in the Company’s possession or available from third parties. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "could," "expect," "intend," "project," "estimate," "anticipate," "plan," "believe," "continue," "seek," "guidance," "might," "outlook," "possibly," "potential," "prospect," "should," "would," or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable under the circumstances, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, its assumptions about:

•

the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically the coronavirus disease 2019 (COVID-19) pandemic and any related variants) and the actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors, and suppliers, in response to such epidemics or pandemics;

•	the mandate, availability, and effectiveness of any vaccine programs or other therapeutics related to the treatment of COVID-19;

•	the market prices of oil, natural gas, natural gas liquids (NGLs), and other products or services;

•	pipeline and gathering system capacity and availability;

•	production rates, throughput volumes, reserve levels, and development success of dedicated oil and gas fields;

•	economic and competitive conditions;

•	the availability of capital;

•	cash flow and the timing of expenditures;

•	capital expenditures and other contractual obligations;

•	weather conditions;

•	inflation rates;

•	the availability of goods and services;

•	legislative, regulatory, or policy changes;

•	terrorism or cyberattacks;

•	occurrence of property acquisitions or divestitures;

•	the integration of acquisitions;

•	a decline in oil, natural gas, and NGL production, and the impact of general economic conditions on the demand for oil, natural gas, and NGLs;

•	the impact of environmental, health and safety, and other governmental regulations and of current or pending legislation, including initiatives addressing the impact of global climate change;

•	environmental risks;

•	the effects of competition;

•	the retention of key members of senior management and key technical personnel;

•	increases in interest rates;

•	the effectiveness of the Company’s business strategy;

•	changes in technology;

•	market-related risks, such as general credit, liquidity, and interest-rate risks;

•	the timing, amount, and terms of the Company’s future issuances of equity and debt securities; and

•	any other factors disclosed in the filings that the Company makes with the SEC that are incorporated by reference in this prospectus.

Other factors or events that could cause the Company’s actual results to differ materially from the Company’s expectations may emerge from time to time, and it is not possible for the Company to predict all such factors or events. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements. All forward-looking statements speak only as of the date of this prospectus or such incorporated document, as applicable. Except as required by law, the Company disclaims any obligation to update or revise its forward-looking statements, whether based on changes in internal estimates or expectations, new information, future developments, or otherwise.

INFORMATION ABOUT THE COMPANY

Our Company

We were originally formed as a Delaware corporation to be an early stage blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. On November 9, 2018, we consummated our initial business combination (our “Initial Business Combination”) pursuant to the Contribution Agreement. At the closing of our Initial Business Combination, pursuant to the Contribution Agreement:

•

we and Altus Midstream LP, a Delaware limited partnership, issued to Apache Midstream, 12,500,000 shares of Class C common stock, par value $0.0001 per share (the “Class C Common Stock”) and 12,500,000 common units representing limited partner interests in Altus Midstream LP (the “Common Units”), respectively, which, together, are exchangeable on a one-for-one basis for shares of Class A Common Stock;

•	we issued 365,651 shares of Class A Common Stock to Apache Midstream;

•	we issued 3,182,140 Warrants to Apache Midstream;

•	we contributed $628.1 million in cash to Altus Midstream LP (the “Cash Contribution”); and

•

we granted Apache Midstream the right to receive earn-out consideration of up to 1,875,000 shares of Class A Common Stock (1,250,000 shares of which remain eligible for issuance as of the date of this prospectus).

We funded the Cash Contribution with (i) cash held in the trust account that held the proceeds (including interest but net of franchise and income taxes payable) from our initial public offering and the concurrent sale of Warrants to Kayne Anderson Sponsor, LLC (“Kayne Anderson Sponsor”); and (ii) proceeds from the issuance and sale of 2,861,701 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson Capital Advisors, L.P., together with its affiliates (“Kayne Anderson”), and directors, management and employees of the Company, Kayne Anderson and Apache who held an interest in Kayne SPAC Investment, LLC or Altus SPAC Investment, LLC) in private placements (the “Private Placements”).

Additionally, in connection with our Initial Business Combination, 106,000 shares of Class A Common Stock were issued upon conversion of our Class B common stock, par value $0.0001 per share.

Following our Initial Business Combination, we changed our name from “Kayne Anderson Acquisition Corp.” to “Altus Midstream Company,” we continued the listing of our Class A Common Stock on NASDAQ under the symbol “ALTM,” and our Warrants were delisted from NASDAQ for failure to satisfy the NASDAQ’s minimum round lot holder listing requirement. On June 30, 2020, the Company effected a one-for-twenty reverse stock split of its common stock, and all share numbers and per share prices in this prospectus have been adjusted accordingly.

Business Overview

Through our ownership interest in Altus Midstream LP, we own gas gathering, processing, and transmission assets in the Permian Basin of West Texas, anchored by midstream service agreements to service Apache Corporation’s production from Alpine High. Additionally, we own equity interests in four intrastate Permian Basin pipelines that have access to various points along the Texas Gulf Coast.

We have no independent operations or material assets outside our ownership interest in Altus Midstream LP. Altus Midstream LP’s assets include approximately 182 miles of in-service natural gas gathering pipelines, approximately 46 miles of residue gas pipelines with four market connections, and approximately 38 miles of NGL pipelines. Three cryogenic processing trains, each with nameplate capacity of 200 million cubic feet per day, were placed into service during 2019. Other assets include an NGL truck loading terminal with six Lease Automatic Custody Transfer units and eight NGL bullet tanks with 90,000 gallon capacity per tank. Our existing gathering, processing, and transmission infrastructure is expected to provide capacity levels capable of fulfilling our midstream contracts to service Apache Corporation’s production from Alpine High and potential third-party customers.

Recent Developments

On October 21, 2021, we announced that we will combine with privately-owned BCP Raptor Holdco LP (“BCP”) in an all-stock transaction, pursuant to the Contribution Agreement dated as of that same date and entered into by and among the Company, Altus Midstream LP, New BCP Raptor Holdco, LLC (the “Contributor”), and BCP (the “Contribution Agreement”). BCP is the parent company of EagleClaw Midstream, which includes EagleClaw Midstream Ventures, the Caprock Midstream and Pinnacle Midstream businesses, and a 26.7% interest in the Permian Highway Pipeline.

As consideration for the transaction, we will issue 50 million Class C common shares (and Altus Midstream LP will issue a corresponding number of Common Units) to BCP’s unitholders, which are principally funds affiliated with Blackstone and I Squared Capital. The transaction is expected to close during the first quarter 2022 following completion of customary closing conditions, including approval by the Company’s shareholders and regulatory reviews.

Company Information

Our principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and our telephone number is (713) 296-6000. Our website is www.altusmidstream.com. The information found on our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of 627,868 shares of Class A Common Stock that may be issued from time to time upon exercise of the Public Warrants. We are also registering the resale by the selling securityholders named in this prospectus or their permitted transferees of (i) up to 14,274,758 shares of Class A Common Stock and (ii) 3,182,140 Resale Warrants. Our shares of Class A Common Stock are currently listed on NASDAQ under the symbol “ALTM.” Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus.

Issuance of Class A Common Stock Underlying Public Warrants

Shares of Class A Common Stock to be issued upon exercise of all Public Warrants	627,868 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding, as of November 30, 2021	3,746,460 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding assuming exercise of all Public Warrants	4,374,328 shares of Class A Common Stock.

Use of proceeds	We will receive up to an aggregate of approximately $144.4 million from the exercise of Public Warrants, assuming the exercise in full of all the Public Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Public Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

Resale of Class A Common Stock and Resale Warrants by Selling Securityholders

Class A Common Stock offered by the selling securityholders	We are registering 14,274,758 shares of Class A Common Stock, which includes (a) 12,500,000 shares of Class A Common Stock that may be issued from time to time upon redemption or exchange of Common Units, (b) 365,651 shares of Class A Common Stock issued in connection with our Initial Business Combination, (c) up to 1,250,000 shares of Class A Common Stock that may be issued from time to time if earn-out consideration is issued pursuant to the Contribution Agreement, and (d) 159,107 shares of Class A Common Stock that may be issued from time to time upon exercise of the Resale Warrants.

Resale Warrants offered by the selling securityholders	We are registering the 3,182,140 Resale Warrants. Each Resale Warrant entitles the holder thereof to purchase one-twentieth of a share of our Class A Common Stock at a price of $230.00 per share, subject to adjustment, at any time. The Resale Warrants will expire on November 9, 2023 (which is five years after the completion of our Initial Business Combination) or, to the extent of certain transfers, earlier upon redemption.

The Resale Warrants (including the Class A Common Stock issuable upon exercise of the Resale Warrants) will not be redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees. Resale Warrants may be exercised for cash or on a cashless basis so long as they are held by Apache Midstream or its permitted transferees. Otherwise, the Resale Warrants have terms and provisions that are identical to those of the Public Warrants. See “Description of Securities—Warrants” for further discussion.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Resale Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Resale Warrants to the extent the Resale Warrants are exercised for cash. We will receive up to an aggregate of approximately $36,594,610 from the exercise of Resale Warrants, assuming the exercise in full of all the Resale Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Resale Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities you should carefully consider those risk factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Annual Reports on 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that are incorporated by reference into this prospectus, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading prices of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. We will receive up to an aggregate of approximately $181.0 million from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash. Unless we inform you otherwise in a prospectus or free writing prospectus, we intend to use the net proceeds from any such exercise of the Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

SELLING SECURITYHOLDERS

Beneficial Ownership

This prospectus relates, in part, to the offering for resale from time to time, in one or more offerings, by the selling securityholders, or their permitted transferees, of up to 14,274,758 shares of Class A Common Stock and up to 3,182,140 Resale Warrants.

The following table sets forth information relating to the selling securityholders as of November 30, 2021 based on information supplied to us by the selling securityholders on or prior to that date and information filed with the SEC. We have not sought to verify such information. Information concerning the selling securityholders may change over time, including by the addition of selling securityholders, and if necessary, we will supplement this prospectus accordingly. The selling securityholders may hold or acquire at any time shares of Class A Common Stock or Warrants in addition to those offered by this prospectus and may have acquired additional shares of Class A Common Stock or Warrants since the date on which the information reflected herein was provided to us. Additionally, the selling securityholders may have sold, transferred or otherwise disposed of some or all of the shares of Class A Common Stock or Warrants listed below in exempt or non-exempt transactions since the date on which the information was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their shares of Class A Common Stock or Warrants in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Other information about the selling securityholders may also change over time. The following table sets forth the maximum number of shares of Class A Common Stock and Warrants that may be sold by the selling securityholders identified below under this prospectus. Because the selling securityholders may offer all or some of their shares of Class A Common Stock or Warrants from time to time, we cannot estimate the number of shares of Class A Common Stock or Warrants that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholders. The selling securityholders are not obligated to sell any of the shares of Class A Common Stock or Warrants offered by this prospectus. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of Class A Common Stock or Warrants. The selling securityholders may also offer and sell less than the number of shares of Class A Common Stock or Warrants indicated. The selling securityholders are not making any representation that any shares of Class A Common Stock or Warrants covered by this prospectus will or will not be offered for sale. For purposes of the table below, we assume that all of the securities covered by this prospectus will be sold.

No offer or sale under this prospectus may be made by a selling securityholder unless that selling securityholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Class A Common Stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Securityholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the person named below.

The percentages in the table are based on 3,746,460 shares of Class A Common Stock and 18,941,631 Warrants outstanding as of November 30, 2021. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of Class A Common Stock issuable upon exercise of that particular holder’s Warrants and did not assume exercise of any other holder’s Warrants.

Name of Selling Securityholder	Warrants Beneficially Owned Prior to Offering	Warrants Available Pursuant to this Prospectus	Warrants Beneficially Owned After Offering	Percentage of Warrants Beneficially Owned After Offering	Class A Common Stock Beneficially Owned Prior to Offering	Class A Common Stock Available Pursuant to this Prospectus(1)	Class A Common Stock Beneficially Owned After Offering	Percentage of Class A Common Stock Beneficially Owned After Offering
Apache Midstream LLC(1)	3,182,140	3,182,140	—	—	13,024,758	14,274,758	—	—

(1)

Apache Midstream LLC is the record holder of the shares reported herein. Apache Midstream LLC is a wholly owned subsidiary of APA Corporation, which has voting and investment discretion with respect to the voting common stock held of record by Apache Midstream LLC. Class A Common Stock totals include 159,107 shares of Class A Common Stock issuable upon exercise of the Resale Warrants. The business address of each of these entities is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056.

Material Relationships with Selling Securityholders

Registration Rights Agreement

In connection with the closing of our Initial Business Combination, we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with Apache Midstream and certain other holders of our securities (collectively, the “Holders”). Pursuant to the terms of the Registration Rights Agreement, the Holders are entitled to certain registration rights with respect to all or any portion of the shares of Class A Common Stock and Warrants they held as of the closing of our Initial Business Combination and that they may acquire thereafter including upon conversion, exchange or redemption of any security. The Apache Holders also have certain “piggy back” registration rights with respect to registration statements and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act.

Stockholders Agreement

In connection with the closing of our Initial Business Combination, we entered into a stockholders agreement with Kayne Anderson Sponsor and Apache Midstream to set forth certain corporate governance rights of Kayne Anderson Sponsor and Apache Midstream. Under the Stockholders Agreement, Apache Midstream is entitled to nominate a certain number of directors to our board of directors based on its and its affiliates’ ownership of our outstanding voting common stock. Further, we have agreed to include at least one director nominated by Apache Midstream on each committee of our board of directors, unless such inclusion would violate applicable securities laws or stock exchange or stock market rules. The Stockholders Agreement will terminate automatically upon (i) the dissolution of the Company, and (ii) with respect to Apache Midstream, the time when Apache Midstream and its affiliates cease to own at least 1% of our outstanding voting common stock. The Stockholders Agreement terminated automatically with respect to Kayne Anderson Sponsor on the second anniversary of the date of the Stockholders Agreement.

Second Amended and Restated Agreement of Limited Partnership of Altus Midstream LP

We are party to the Second Amended and Restated Agreement of Limited Partnership of Altus Midstream LP (as amended, the “Altus Midstream LPA”) with Altus Midstream GP, LLC, a Delaware limited liability company and the sole general partner of Altus Midstream LP (the “Altus GP”), and Apache Midstream, among others. We control Altus Midstream LP through our ownership of the Altus GP. The Altus Midstream LPA, among other things, sets forth the management and operations of Altus Midstream LP and the rights and obligations of the holders of the Common Units. The Altus Midstream LPA provides a redemption right to each holder of Common Units (other than the Company), which entitles such holders to redeem, from time to time, all or a portion of their Common Units for newly issued shares of our Class A Common Stock on a one-for-one basis, or, at Altus Midstream LP’s option, an equivalent amount of cash.

Construction, Operations and Maintenance Agreement

In connection with the closing of our Initial Business Combination, we entered into a Construction, Operations and Maintenance Agreement (the “COMA”) with Apache Corporation, pursuant to which Apache Corporation provides certain services related to the design, development, construction, operation, management and maintenance of certain gathering, processing and other midstream assets on behalf of us. Under the COMA, we pay Apache Corporation annual fees for its services, which for the period beginning on January 1, 2021 and ending on December 31, 2021, were $7,000,000, and thereafter until the COMA is terminated, will be $9,000,000, as may be increased in accordance with the COMA.

Warrant Agreements

The Resale Warrants were issued under a warrant agreement, dated November 9, 2018, between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. For more information regarding the warrant agreements, please read “Description of Securities—Warrants.”

PLAN OF DISTRIBUTION

Issuance of Class A Common Stock Underlying Public Warrants

We will receive the proceeds from the exercise of the Public Warrants, but not from the sale of the underlying Class A Common Stock. Upon exercise of a Public Warrant, we will issue the shares of Class A Common Stock underlying such Public Warrant pursuant to and in accordance with the terms of the IPO Warrant Agreement.

Resale of Class A Common Stock and Resale Warrants by Selling Securityholders

The selling securityholders may offer and sell all or a portion of the shares of Class A Common Stock and the Resale Warrants covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus forms a part; and

•	“at the market” or through market makers or into an existing market for the securities.

The selling securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the selling securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on NASDAQ or any other exchange or market.

The selling securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling securityholder;

•	the number of securities being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

We and the selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the selling securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Exercise of Warrants

Each Warrant entitles the holder thereof to purchase one-twentieth of a share of our Class A Common Stock at an exercise price of $230.00 per share. The Warrants will expire on November 9, 2023 or earlier upon redemption, subject to certain exceptions with respect to the Resale Warrants. We may redeem the outstanding Warrants at a price of $0.01 per Warrant, if the last sale price of our Class A Common Stock equals or exceeds $360.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to the Warrant holders. However, the Resale Warrants will not be redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees. For additional information with respect to the Warrants, please read “Description of Securities—Warrants.”

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of our securities does not purport to be complete. You should refer to our second amended and restated certificate of incorporation, as amended, and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Pursuant to our second amended and restated certificate of incorporation, our authorized capital stock consists of 1,500,000,000 shares of Class A Common Stock, $0.0001 par value per share, 1,500,000,000 shares of Class C Common Stock, $0.0001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

As of November 30, 2021, 16,246,460 shares of our common stock were issued and outstanding, consisting of:

•	3,746,460 shares of our Class A Common Stock; and

•	12,500,000 shares of Class C Common Stock held by Apache Midstream.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock and Class C Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our second amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution, or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than us) only if, and only to the extent permitted by the Altus Midstream LPA, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Altus Midstream LPA. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration, or repeal of any provision of our second amended and restated certificate of incorporation that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

For a complete description of our Class A Common Stock, please see our registration statement on Form 8-A (File No. 001-38048) filed on March 29, 2017 (together with any amendments thereto and the other documents incorporated by reference therein), which is incorporated by reference herein.

Preferred Stock

Our second amended and restated certificate of incorporation provides that up to 50,000,000 shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Except as described under “—Resale Warrants” below, the Resale Warrants have terms and provisions that are identical to those of the Public Warrants, the terms of which are as follows.

Each whole Warrant entitles the registered holder to purchase one-twentieth of a share of our Class A Common Stock at a price of $230.00 per share, subject to adjustment as discussed below, at any time. Pursuant to the applicable warrant agreement, a holder of Warrants may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only 20 whole Warrants may be exercised at any given time by a holder of Warrants. The Warrants will expire on November 9, 2023, at 5:00 p.m., New York City time, or earlier upon redemption.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We have agreed to, as soon as practicable, but in no event later than 15 business days, after the closing of our Initial Business Combination, use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, to use our reasonable best efforts to cause the same to become effective within 60 business days following our Initial Business Combination, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $360.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrants prior to the scheduled redemption date. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined herein) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after our Initial Business Combination. If we call our Warrants for redemption and our management does not take advantage of this option, Kayne Anderson Sponsor and its permitted transferees would still be entitled to exercise their Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of Warrants may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split, or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification, or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of

Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

The Warrants were issued in registered form under warrant agreements between American Stock Transfer & Trust Company, as warrant agent, and us, dated March 29, 2017, with respect to the Public Warrants and the Private Placement Warrants, and November 9, 2018, with respect to the Apache Warrants. You should review a copy of the applicable warrant agreements, which are each filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Warrants. The warrant agreements provide that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but to make any change that adversely affects the interests of the registered holders of Warrants requires the approval by the holders of at least 50% of the then outstanding Public Warrants, with respect to the Public Warrants, and at least 50% of the then outstanding Resale Warrants, with respect to the Resale Warrants.

Resale Warrants

The Resale Warrants are not redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees; provided, however, that if the Resale Warrants are held by holders other than Apache Midstream or its permitted transferees, then the Resale Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Resale Warrants may be exercised for cash or on a cashless basis, so long as they are held by Apache Midstream or its permitted transferees.

If holders of the Resale Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined herein) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by Apache Midstream or its permitted transferees, is because as long as Apache Midstream remains affiliated with us, its ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

Dividends

Subject to the rights of the holders of any outstanding series of preferred stock, holders of Class A Common Stock are entitled to receive ratable dividends when, as, and if declared by our board of directors out of funds legally available therefor. Holders of Class C Common Stock are not entitled to any dividends from the Company.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our Warrants is American Stock Transfer & Trust Company. We have agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our second amended and restated certificate of incorporation and bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Board of Directors

Our second amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Securities Eligible for Future Sale

As of November 30, 2021, we had 3,746,460 shares of Class A Common Stock outstanding. Of these shares, the 413,112 shares of Class A Common Stock that were sold in our initial public offering and not redeemed in connection with our Initial Business Combination are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”).

As of November 30, 2021, we had 18,941,631 Warrants outstanding. Of these Warrants, the 12,557,370 Public Warrants that were sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Listing of Securities

Our shares of Class A Common Stock are listed on NASDAQ under the symbol “ALTM.”

LEGAL MATTERS

Bracewell LLP, Houston, Texas, will pass upon the validity of the securities covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Altus Midstream Company at December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, appearing in Altus Midstream Company’s Current Report on Form 8-K filed with the SEC on December 14, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference which, as to the years 2020 and 2019, are based in part on the reports of BDO USA, LLP and KPMG LLP, independent registered public accounting firms. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given on the authority of such firms as experts in accounting and auditing.

The financial statements of Breviloba, LLC as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and for the period July 31, 2019 through December 31, 2019, appearing in Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

The financial statements of Gulf Coast Express Pipeline LLC as of and for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of EPIC Crude Holdings, LP as of December 31, 2020, and for the year ended December 31, 2020, appearing in Altus Midstream Company’s Annual Report on Form 10-K, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Permian Highway Pipeline LLC as of and for the year ended December 31, 2020 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BCP Raptor Holdco, LP as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, appearing in Altus Midstream Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 12, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change to the method of accounting for revenue as of January 1, 2019 due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock and the securities offered by the selling securityholders pursuant to this prospectus, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.altusmidstream.com. Information on our website does not constitute part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the time that all the securities offered by this prospectus have been sold by the selling securityholders as described in this prospectus (other than documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2021;

•

the information set forth under the captions “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements” and “Annex A—Information Concerning EagleClaw Midstream” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 12, 2022;

•	our Current Reports on Form 8-K filed on June 4, 2021, October 14, 2021, October 21, 2021 and December 14, 2021; and

•

the description of our Class  A Common Stock set forth in our registration statement on Form 8-A filed on March 29, 2017 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

Altus Midstream Company

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056-4400

(713) 296-6000

2,500,000 Shares

Kinetik Holdings Inc.

Class A common stock

PROSPECTUS

BofA Securities

J.P. Morgan

Morgan Stanley